SCHEDULE 14A INFORMATION
                       Proxy Statement Pursuant to 14(a)
                    of the Securities Exchange Act of 1934
                             (Amendment No. N/A)

Filed by the Registrant /X/
Filed by a party other than the Registrant / /

Check the appropriate box:
/X/ Preliminary Proxy Statement
/ / Confidential, for Use of the Commission
    Only (as permitted by Rule 14a-6(e)(2)
/ / Definitive Proxy Statement
/ / Definitive Additional Materials
/ / Soliciting Material Pursuant to 240.14a-11(c) or 240.14a-12

                    American Resources of Delaware, Inc.
                    ------------------------------------
              (Name of Registrant as Specified In Its Charter)


               -----------------------------------------------
                (Name of Person(s) Filing Proxy Statement, if
                         other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
/X/ No fee required
/ / Fee computed on table below per Exchange Act Rules 14a-
    6(i)(1) and 0-11.
    (1) Title of each class of securities to which transaction applies:

         -------------------------------------------------------
    (2) Aggregate number of securities to which transaction applies:

         -------------------------------------------------------
    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

         -------------------------------------------------------
    (4)  Proposed maximum aggregate value of transaction:

         -------------------------------------------------------
    (5)  Total fee paid:

         -------------------------------------------------------

/ /     Fee paid previously with preliminary materials.
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) andidentify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
    (1)  Amount Previously Paid:

         -------------------------------------------------------
    (2)  Form, Schedule or Registration Statement No.:

         -------------------------------------------------------
    (3)  Filing Party:

         -------------------------------------------------------
    (4)  Date Filed:

         -------------------------------------------------------

                                 PRELIMINARY
                                 -----------

                    AMERICAN RESOURCES OF DELAWARE, INC.

                       160 Morgan Street, P.O. Box 87
                         Versailles, Kentucky 40383
                       ------------------------------

                  NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                         To Be Held On July 1, 1997
                       -------------------------------



      Notice is hereby given that the Annual Meeting of Stockholders of American Resources of Delaware, Inc. (the
"Company") will be held at 11:00 a.m., Eastern Daylight Time, on July 1, 1997 at the Marriott Hotel, 1800 Newtown Pike, Lexington,
Kentucky 40511 for the following purposes:

      PROPOSAL NO. 1. To amend the Company's Restated Certificate of Incorporation to add Article Eleven to classify the Board of Directors into three classes of directors with staggered three-year terms.

      PROPOSAL NO. 2. To elect directors to serve for terms of one to three years, respectively, or until their successors are elected and qualified if Proposal No. 1 is approved, and to elect the same persons as directors for a term of one year if Proposal No. 1 is not approved.

      PROPOSAL NO. 3. To ratify the selection of KPMG Peat Marwick LLP as the Company's independent auditors for 1997.

      PROPOSAL NO. 4. To amend Article Four of the Company's
Restated Certificate of Incorporation to increase the number of authorized shares of $.00001 par value common stock from 20,000,000 shares to 50,000,000 shares.

      PROPOSAL NO. 5. The transaction of such other business as may be brought before the Annual Meeting or any adjournment or adjournments thereof.

      Information regarding the matters to be acted upon at the Annual Meeting is contained in the Proxy Statement accompanying this Notice. The Annual Meeting may be adjourned from time to time without notice other than the announcement of the adjournment at the Annual Meeting or any adjournment or adjournments thereof, and any and all business for which notice is given may be transacted at any such adjourned Annual Meeting.

      All stockholders are encouraged to read the accompanying
Proxy Statement carefully for further information concerning the proposals that will be presented at the Annual Meeting and prior to completion of the enclosed proxy card.

      Only holders of record of outstanding shares of the Company's Common Stock and Series 1993, 8% Convertible Preferred Stock at the close of business on May 9, 1997 are entitled to notice of and to vote at the Annual Meeting or any adjournment or adjournments thereof. All stockholders are invited to attend the Annual Meeting in person; however, to ensure your representation, whether or not you plan to attend the Annual Meeting, please promptly complete, date, sign and return the enclosed proxy card.


                                       Karen M. Underwood
                                       Corporate Secretary


Versailles, Kentucky
June    , 1997

                                 PRELIMINARY

                    AMERICAN RESOURCES OF DELAWARE, INC.
                       160 Morgan Street, P.O. Box 87
                         Versailles, Kentucky 40383
                       ------------------------------

                               PROXY STATEMENT

                       ------------------------------

                             THE ANNUAL MEETING

      This Proxy Statement is furnished to stockholders of American Resources of Delaware, Inc. (the "Company") in connection with the solicitation of proxies by and on behalf of the Board of Directors of the Company for use at the Annual Meeting of Stockholders to be held at 11:00 a.m., Eastern Daylight Time, on July 1, 1997, at the Marriott Hotel, 1800 Newtown Pike, Lexington, Kentucky 40511 and at any adjournment or adjournments thereof (the "Annual Meeting"). Commencing on or about June 6, 1997, this Proxy Statement and the enclosed proxy card are being mailed to stockholders of record of the Company. The Company will bear the costs of this solicitation, which, in addition to mail, may include personal interviews, telephone calls, or telegrams by directors, officers and regular employees of the Company and its affiliates. The Company has engaged American Securities Transfer and Trust, Inc. 938 Quail Street, Suite 101, Lakewood, Colorado 80215, to solicit proxies and anticipates paying it compensation for such services in the amount of approximately $3,000.

VOTING

      Only record holders of outstanding shares of the Company's Common Stock, par value $.00001 per share (the "Common Stock"), and the Company's Series 1993 Preferred Stock, par value $12.00 per share (the "Series 1993 Preferred Stock"), at the close of business on the record date, May 9, 1997, are entitled to notice of and to vote at the Annual Meeting. As of such record date, 8,273,722 shares of Common Stock and 268,851 shares of Series 1993 Preferred Stock were entitled to be voted. The holders of Common Stock are entitled to cast one vote for each share of Common Stock owned of record. The holders of Series 1993 Preferred Stock are entitled to cast four votes for each share of Series 1993 Preferred Stock owned of record. The holders of Common Stock and the holders of Series 1993 Preferred Stock vote together as a single class except as otherwise required by law. As of the record date, the holders of the Common Stock and the holders of the Series 1993 Preferred Stock were entitled to cast an aggregate of 9,349,126 votes. Cumulative voting is not permitted with respect to any proposal to be acted upon at the Annual Meeting. See "Security Ownership" with respect to the ownership of voting stock of the Company by directors, executive officers and certain other holders.

      The presence in person or by proxy of the holders of shares of Common Stock and/or Series 1993 Preferred Stock entitled to cast a majority of the aggregate votes entitled to be cast at the Meeting, shall constitute a quorum. If a quorum should not be present, the Annual Meeting may be adjourned from time to time until a quorum is obtained. Stockholders are urged to sign the accompanying proxy card and return it promptly.

      The accompanying proxy card is designed to permit each stockholder of record at the close of business on the record date to vote in the election of directors and the proposals described in the Proxy Statement. The proxy card provides space for a stockholder to vote in favor of or to withhold voting for any or all nominees for the Board of Directors, to vote for or against any proposal to be considered at the Annual Meeting or to abstain from voting for any proposal if the stockholder chooses to do so. To be elected, each nominee must receive a majority of all votes cast at the Annual Meeting. All other matters submitted to the stockholders require the affirmative vote of majority of the votes cast at the Annual Meeting.

      To ensure representation at the Annual Meeting, each holder of outstanding shares of Common Stock and Series 1993 Preferred Stock entitled to be voted at the Annual Meeting is requested to complete, date, sign and return to the Company the enclosed proxy card, which requires no postage if mailed in the United States. Stockholders are urged to sign the accompanying proxy card and return it promptly. Banking institutions, brokerage firms, custodians, trustees, nominees, and fiduciaries who are record holders of Common Stock and/or Series 1993 Preferred Stock entitled to be voted at the Annual Meeting are requested to forward all proxy cards, this Proxy Statement, and the accompanying materials to the beneficial owners of such shares and to seek authority to execute proxies with respect to such shares. Upon request, the Company will reimburse such record holders for their reasonable out-of-pocket forwarding expenses. The costs of this solicitation will be borne by the Company, including the costs of assembling and mailing the enclosed proxy card and this Proxy Statement.

      If properly executed and received by the Company before the Annual Meeting, or any adjournment or adjournments thereof, any proxy representing shares of Common Stock or Series 1993 Preferred Stock entitled to be voted at the Annual Meeting and specifying how it is to be voted will be voted accordingly. Shares as to which authority to vote has been withheld with respect to the election of any nominee for director will not be counted as a vote for such nominee and neither an abstention nor a broker nonvote will be counted as a vote for a proposal. Any properly executed proxy received that does not specify how it is to be voted on a proposal for which a specification may be made will be voted FOR such proposal at the Annual Meeting and any adjournment or adjournments thereof.

      Each stockholder returning a proxy card to the Company has the right to revoke it, at any time before it is voted, by submitting a later dated proxy in proper form, by notifying the Secretary of the Company in writing (signed and dated by the stockholder) of such revocation, or by appearing at the Annual Meeting, requesting the return of the proxy, and voting the shares in person.

      When a signed proxy card is returned with choices specified with respect to voting matters, the shares represented are voted by Proxies designated on the proxy card in accordance with the stockholder's instructions. The Proxies are Rick G. Avare, President and Chief Executive Officer of the Company, and Douglas
L. Hawthorne, Chairman of the Board of the Company, each of whose names are listed on the proxy card. A stockholder wishing to name another person as his or her proxy may do so by crossing out the names of the two designated Proxies and inserting the name(s) of such other person(s) to act as his or her prox(ies). In that case, it will be necessary for the stockholder to sign the proxy card and deliver it to the person(s) named as his or her proxy and for the person(s) so named to be present and to vote at the Annual Meeting. Proxy cards so marked should not be mailed to the Company.

                             SECURITY OWNERSHIP

      The following table reflects certain information regarding the beneficial ownership of the outstanding equity securities of the Company as of May 9, 1997, to the extent known to the Company's Board of Directors. Such information is included for
(i) persons who own 5% or more of such equity securities, (ii) directors, (iii) nominees for director, (iv) the executive officers identified in the discussion under the heading "Executive Compensation" (the "Named Executives"), and (v) officers and directors of the Company as a group. Unless otherwise indicated, the Company believes that each person named below has the sole power to vote and dispose of the equity securities beneficially owned by such person.

                                      Shares
Beneficial Owner      Title         Beneficially          Percent
Name/Address          Of Class       Owned(1)           Of Class(2)
------------          --------       --------           -----------

Douglas L.
Hawthorne(3)(8)       8% Pfd            3,334               1.24%
4325 Delco
Dell Road             Common          530,853               6.15%
Kettering, OH
45429

Donald A.
Schellpfeffer,
M.D.(3)(10)
910 East the
Street
Sioux Falls,
SD 57105              Common          441,877               5.23%

                                      5

                                      Shares
Beneficial Owner      Title         Beneficially          Percent
Name/Address          Of Class       Owned(1)           Of Class(2)
------------          --------       --------           -----------

Southern Gas
Holding Co., Inc.
160 Morgan Street
Versailles, KY 40383  Common          993,623              12.01%

Leonard K. Nave
(3)(4)(7)
160 Morgan Street
Versailles, KY 40383  Common        1,416,744              16.58%

Leonard K. Nave,
Trustee(4)(5)
160 Morgan Street
Versailles, KY 40383  Common          993,623              12.01%

Rick G. Avare
(3)(4)(6)
Morgan Street         8% Pfd          187,500              69.74%
Versailles, KY 40383  Common        2,198,253              24.55%

David J. Fox, Jr.
Appalachian
Production Company
605 9th Street,
Ste. 519 Huntington,
WV  25701             Common           43,834                *

Ralph A. Currie
2920 Sweet William
Court
Lexington, KY 40502   Common           10,000                *

Whispering Pines of
Thomasville, Inc.
P. O. Box 638
Thomasville, GA       8% Pfd           28,334              10.54%


                                      6

                                      Shares
Beneficial Owner      Title         Beneficially          Percent
Name/Address          Of Class       Owned(1)           Of Class(2)
------------          --------       --------           -----------

Andrew J. Kacic
(3)(9)
6119 N. Black Bear
Loop
Tucson, AZ 85715      Common          844,822               9.42%

William D. Bishop     Common           55,000                *
(11)
739 Lakeshore Drive
Lexington, KY 40504

Directors, Nominees
and Executive Officers
as a group            All
(7 persons)           Classes       3,260,492              33.43%

* Represents less than 1% of the Company's outstanding stock for the indicated class.

(1) Share information reflects the 1-for-4 reverse stock split of the Company's common stock effected on June 8, 1994. 8% Preferred Stock is convertible into common stock at the rate of one share of common stock for each share of Preferred Stock.

(2) Percentages assumes full exercise of outstanding options and warrants to purchase shares of the Company's common stock and conversion of 8% Preferred Stock into common stock.

(3) Includes 147,482 shares of common stock jointly owned by Messrs. Hawthorne, Kacic, Schellpfeffer, Nave and Avare.
      Each joint owner disclaims beneficial ownership of 80% of such shares.

(4) Includes 993,623 shares of common stock owned by Southern Gas Holding Company, Inc. ("SGH"). SGH is owned 52.5% by Rick G. Avare, 7.5% by Leonard K. Nave, individually, and 32.5% by Leonard K. Nave, as Trustee (See Note 5). Messrs. Avare and Nave, individually and as trustee, disclaim the beneficial ownership of such shares of the Company's common stock to the extent they exceed their respective percentage ownership of SGH.

(5) Leonard K. Nave is both the grantor and trustee of a trust which owns 325 shares (32.5%) of SGH. The Trust Agreement provides that 75 shares (7.5%) shall be distributed to each of his three children and 100 shares (10%) shall be distributed to his wife not later than April 30, 2000. Neither Mr. Nave's wife nor children have a right to vote the shares or to cause the trust to sell or otherwise dispose of them.

(6) Includes 680,704 shares subject to options and conversion rights exercisable within 60 days, 297,482 shares owned by Prima Capital, LLC ("Prima"), in which Mr. Avare owns a 20% interest, and 1,134 shares owned by JJR Investments, a Kentucky general partnership. Mr. Avare disclaims beneficial ownership of 80% of the shares of the Company's common stock owned by Prima.

(7) Includes 271,603 shares subject to options exercisable within 60 days.

(8) Includes 358,629 shares subject to options, warrants and conversion rights exercisable within 60 days and 24,500 shares held in Mr. Hawthorne's retirement plan.

(9) Includes 690,590 shares subject to options exercisable within 60 days and 6,750 shares owned by the Andrew J.
      Kacic Profit Sharing Plan.

(10) Includes 207,415 shares subject to options and warrants exercisable within 60 days, 20,729 shares subject to warrants exercisable within 60 days held by Anesthesia Association, Inc. ("AAI"), 6,122 shares subject to warrants exercisable within 60 days held by Midwest Anesthesiology Profit Sharing Plan, 10,655 shares held by AAI, 470 shares held by Midwest Anesthesiology Service II Profit Sharing Plan, 2,068 shares held in trusts for the benefit of Dr. Schellpfeffer's children, with respect to which Dr. Schellpfeffer acts as custodian, 12,185 shares held in Individual Retirement Plans for Dr. Schellpfeffer and members of his family, and 70,872 shares held by DARS Limited, of which Dr. Schellpfeffer is a principal.

(11) Includes 15,000 shares owned of record by Mr. Bishop in his capacity as trustee of an irrevocable trust for his three adult children.

                               PROPOSAL NO. 1

      TO AMEND THE COMPANY'S RESTATED CERTIFICATE OF INCORPORATION TO ADD ARTICLE ELEVEN TO CLASSIFY THE BOARD OF DIRECTORS INTO
THREE CLASSES OF DIRECTORS WITH STAGGERED THREE-YEAR TERMS.

      Approval of Proposal No. 1 requires the affirmative vote of the holders of a majority of the combined voting power of all of the issued and outstanding shares of Common Stock and 1993
Preferred Stock entitled to be voted at the Annual Meeting, voting together as a single class.

      The Board of Directors has unanimously approved and recommends that the stockholders adopt an amendment (the "Amendment") to the Company's Restated Certificate of Incorporation to divide the Company's Board of Directors into three approximately equal classes with staggered terms. The purpose of the Amendment is to promote continuity and stability in the Company's management and policies by making an attempted takeover of the Company more difficult. The proposed Amendment is not, however, in response to any effort of which the Company is aware to accumulate the Company's $.00001 par value common stock ("Common Stock"), or to obtain control of the Company. Rather, the Board of Directors wishes to protect stockholder investments in the Company by ensuring that unsolicited bidders will not be in a position to place undue pressure on the Board of Directors or stockholders of the Company and that the ability of the Board of Directors to negotiate with any potential acquirer is from the strongest practical position, which is in the interest of all stockholders. Except as set forth in Proposal No. 4, the Board of Directors does not intend to propose further amendments to the Company's Restated Certificate of Incorporation or Amended By-laws that might affect attempts to take over or change control of the Company.

      The Company's Restated Certificate of Incorporation contains other provisions that may limit or prevent a change in control of the Company. Article Four thereof, which is proposed to be amended as described in Proposal No. 4, provides that the authorized capital of the Company consists of 20,000,000 shares of Common Stock, 1,000,000 shares of Series 1993, 8% Convertible Preferred Stock and 2,000,000 shares of preferred stock ("Series Preferred Stock"). The Board of Directors may issue, from time to time, Common Stock, Series 1993 Preferred Stock or one or more classes or series of Series Preferred Stock with such designations and preferences and voting and other rights as they deem appropriate without stockholder approval. (See "Proposed
Sale of Preferred Stock to Den norske Bank AS" under Proposal No. 4.) The Board of Directors, by issuing such Common Stock, Series 1993 Preferred Stock or Series Preferred Stock, could adversely affect the voting power of the outstanding shares of Common Stock and discourage any attempt to gain control of the Company.

      To implement the classified Board of Directors, the Amendment would permit Class I, Class II and Class III directors initially to be elected at the Annual Meeting of Stockholders for terms of one year, two years and three years, respectively. If the Amendment is adopted, Class I directors elected at the Annual Meeting will hold office until the 2000 Annual Meeting; Class II directors elected at the Annual Meeting will hold office until the 1999 Annual Meeting; and Class III directors elected at the Annual Meeting will hold office until the 1998 Annual Meeting; and, in each case, until their successors are duly elected and qualified or until their earlier death, resignation or removal. At each annual meeting commencing with the 1998 Annual Meeting, directors elected to succeed those in the class whose terms then expire will be elected for three-year terms so that the terms of one class of directors will expire each year. Thus, the stockholders will elect only approximately one-third of the directors at each annual meeting. In addition, the Board of

Directors may fill any vacancies which occur for the remainder of the term of the director who ceases to be a director.

      Delaware law provides that the certificate of incorporation of a corporation may provide that the directors be divided into one, two or three classes, the terms of the directors initially to be classified as follows: the first class to expire at the annual meeting next ensuing; the second class one year thereafter; and the third class two years thereafter and that at each annual election held after such classification, directors shall be elected for a full term. The Amendment is also consistent with the rules of the Nasdaq Stock Market on which the Company's Common Stock is traded.

ADVANTAGES OF A CLASSIFIED BOARD

      The Board of Directors believes that dividing the directors into three classes is advantageous to the Company and its stockholders because providing that directors will serve three-year terms rather than one-year terms increases the likelihood of continuity and stability in the policies formulated by the Board. While management has not experienced any problems with continuity in the past, it wishes to ensure that this experience will continue and believes that the staggered election of directors will promote continuity because only approximately one-third of the directors will be subject to election each year.

      The Amendment would significantly extend the time required to make any change in control of the Board and will tend to discourage any hostile takeover bid for the Company. Presently, a change in control of the Board can be made by the holders of a majority of the outstanding voting stock of the Company at a single annual meeting. Under the proposed Amendment, it will take at least two annual meetings for such stockholders to make a change in control of the Board, since only a minority of the directors will be elected at each meeting. Staggered terms would also guarantee that approximately two-thirds of the directors at any one time would have at least one year's experience as directors of the Company.

DISADVANTAGES OF A CLASSIFIED BOARD

      The Amendment will make it more difficult for stockholders to change the composition of the Board even if stockholders believe such a change would be desirable. Because of the additional time required to change control of the Board, the Amendment will also tend to perpetuate incumbent management. The Amendment will increase the amount of time required for a takeover bidder to obtain control of the Company without the cooperation of the Board, even if the bidder were to acquire a majority of the Company's outstanding stock; accordingly, it will tend to discourage certain tender offers, perhaps including some offers which stockholders might deem to be in their best interest. As a result, stockholders may be deprived of opportunities to sell some or all of their shares in a tender offer. Tender offers for control usually involve a purchase price higher than the current market price and may involve a bidding contest between competing takeover bidders. The Amendment could also discourage open market purchases by a potential takeover bidder. Such purchases could temporarily increase the market value of the Company's Common Stock, enabling stockholders to sell their shares at a price higher than that which would otherwise prevail. Finally, the Amendment could decrease the market price of the Company's Common Stock by making the stock less attractive to persons who invest in securities in anticipation of an increase in price if a takeover attempt develops.

      For information regarding the nominees for election to the Board of Directors at the Annual Meeting and the class of directors in which each director will initially serve if the Amendment is adopted, see Proposal No. 2 below.

                               PROPOSAL NO. 2

      TO ELECT DIRECTORS TO SERVE FOR TERMS OF ONE TO THREE YEARS, RESPECTIVELY, OR UNTIL THEIR SUCCESSORS ARE ELECTED AND QUALIFIED
IF PROPOSAL NO. 1 IS APPROVED, AND TO ELECT THE SAME PERSONS AS
DIRECTORS FOR A TERM OF ONE YEAR IF PROPOSAL NO. 1 IS NOT
APPROVED.

      The affirmative vote of the holders of a majority of the voting power of all of the issued and outstanding shares of Common Stock and 1993 Preferred Stock entitled to be voted at the Annual Meeting, voting together as a single class, is required to elect each director.

      If Proposal No. 1 is approved by the stockholders, the persons named in the enclosed proxy will vote for the election of the nominees for each class of the Board of Directors and for the respective terms designated below unless authority to vote is withheld. If Proposal No. 1 is not approved, the persons named in the enclosed proxy will vote for the election of such nominees for a one-year term expiring at the 1998 Annual Meeting of Stockholders unless authority to vote is withheld.

      In accordance with the Company's Bylaws, the Board of Directors has fixed the number of directors at five. The Board of Directors has nominated Douglas L. Hawthorne, Rick G. Avare, Leonard K. Nave, David J. Fox and William D. Bishop for election as directors at the Annual Meeting. All of the nominees with the exception of Mr. Bishop are currently serving as directors of the Company.

      There are no family relationships among any directors, nominee for director, or executive officers of the Company. Each of the nominees has consented to being named as a nominee and to serve as a director if elected. However, if for any reason any nominee for director is not a candidate at the election, the enclosed proxy will be voted for the election of a substitute nominee at the discretion of the person of persons voting the enclosed proxy. The Board of Directors has no reason to believe that any nominee named herein will be unable to serve.

            Information regarding the nominees is provided below and under "Security Ownership", "Executive Compensation", and
"Certain Relationships and Related Transactions".

NOMINEES FOR DIRECTOR

Class I (Term of Office    Age      Principal Occupation        Director
-----------------------    ---      --------------------        --------
Expires in 2000)                                                 Since
----------------                                                 -----

Rick G. Avare(1)           35       President and Chief        Sept. 1994
                                    Executive Officer
                                    of the Company

Leonard K. Nave(1)         61       Chairman, President,       Sept. 1994
                                    and Chief Executive
                                    Officer of Southern
                                    Gas Company of Del-
                                    aware, Inc.

Class II (Term of Office   Age      Principal Occupation        Director
------------------------   ---      --------------------        --------
Expires in 1999)                                                 Since
----------------                                                 -----

Douglas L. Hawthorne
(1)(2)                      55      Business Consultant         Mar. 1993

David Fox, Jr.(2)           76      President, Appalachian      Aug. 1996
                                    Production Company
                                    and President and
                                    Chairman of the Board
                                    of FGO, Inc.

Class III (Term of          Age     Principal Occupation        Director
------------------          ---     --------------------        --------
Office Expires in                                                Since
-----------------                                                -----
1998)
-----

William D. Bishop           56      Coal Executive, Quin-         N/A
                                    tana Coal Company
                                    Kentucky

(1)   Member of Executive Committee.

(2)   Member of Audit and Compensation Committees.

      Rick G. Avare has served as President and Chief Executive Officer of ARI since May 15, 1996, and as a director of ARI since September, 1994. He has also served as Chief Operating Officer of the Company's wholly-owned subsidiary, Southern Gas Company of Delaware, Inc. ("Southern Gas"), since January 1, 1996, and as Vice President, Treasurer and a director of Southern Gas since February, 1994. Mr. Avare served as Chief Operating Officer and Executive Vice President of ARI from August, 1995 until May 15, 1996, and he served as Chief Financial Officer of ARI from September, 1994, through December, 1995. He also served as Chief Financial Officer of Southern Gas from February, 1994 through December, 1995. Since March, 1995, Mr. Avare has served as the Administrative Member for Prima Capital, LLC. From February, 1995, to November 15, 1995, Mr. Avare served as a director for Bullet Sports International, Inc. From March 29, 1993, to April 27, 1993, Mr. Avare served as a director of ARI. Mr. Avare was the Vice President of Finance and Treasurer of Southern Gas Company, Inc., a Kentucky corporation, ("SGC") from 1987 until its dissolution in 1995. He has served as Chairman of the Board and Chief Executive Officer of Southern Gas Holding Co. Inc. ("SGH"), the parent company of SGC, since January, 1995, and as a director and Vice President and Secretary since October, 1988. Prior to his involvement with SGC, Mr. Avare was employed by the national accounting firm of Grant Thornton (now part of KPMG Peat Marwick, LLP) in Lexington, Kentucky. Mr. Avare received his Bachelor of Arts degree from Transylvania University in Lexington, Kentucky, in 1983 and his Masters in Accounting from the University of Kentucky in 1985. Mr. Avare is a certified public accountant and is currently a member of the American Institute for Certified Public Accountants and the Kentucky Society of Certified Public Accountants.

      Leonard K. Nave has served since February, 1994, as Chairman of the Board, Chief Executive Officer, President and a director of Southern Gas. He has served as a director of ARI since September, 1994, and served in that position from March 29, 1993, to April 27, 1993. Since February, 1995, Mr. Nave has served as a director for Bullet Sports International, Inc. Mr. Nave served as the President, Chief Executive Officer and a director of SGC, from its inception in March, 1983, until its dissolution in February, 1995. Since October, 1988, Mr. Nave has served as the President and a director of SGH. In addition, Mr. Nave currently holds the following positions: President and a director of Nawenco Equipment, Ltd. (since March, 1992); and President and a director of Woodway Farms, Inc. (Since August, 1983). In February, 1996, Mr. Nave filed for reorganization and protection under Chapter 11 of the Code. This action was initiated primarily because of the attempted enforcement of certain guaranties which Mr. Nave had signed on behalf of an unrelated corporation. From November, 1991, through 1995, Mr. Nave was
Vice President and a director of Maxwell House, Inc.; and from May, 1983, through September, 1994, he served as Vice President and a director of Wright Resources, Inc. From 1980 to 1983, Mr. Nave was a senior partner in the law firm of Nave, Williams & Palmore (now Jackson & Kelly) in Lexington, Kentucky. Mr. Nave received his Bachelor of Arts degree from the University of Kentucky in 1956 and a Bachelor of Laws and Letters degree from the University of Kentucky College of Law in 1959. Mr. Nave, who has been engaged in energy and related activities for more than twenty years, pioneered and implemented the first and largest direct sale of natural gas on the Columbia Gas of Kentucky system. Mr. Nave is an active member of the Kentucky Bar Association.

      Douglas L. Hawthorne has been a director and Chairman of the Board of ARI since March 29, 1993, and has been a director of Southern Gas since February, 1994. Since February, 1995, Mr. Hawthorne has been a director of Bullet Sports International, Inc. Since 1992, Mr. Hawthorne has been a principal of Carillon Capital, Inc., a Dayton-based investment banking firm. From 1991 to 1994, Mr. Hawthorne was a principal in SPECTRA Group, Inc., a management consulting firm, also based in Dayton, Ohio. From
1986 to 1991, Mr. Hawthorne served as the Chairman of the Board, President and Chief Executive Officer of Society Bank, N.A., Dayton, Ohio ("Society Bank"). From 1971 through 1992, he held a variety of positions within The Third National Bank and Trust Company ("Third National"), and its successor, Society Bank, as it grew from $200 million to $3 billion in assets with 90 offices spanning Southern Ohio. Mr. Hawthorne initially served as Vice President of Corporate Development, Research and Planning of
Third National, and subsequently assumed successively more responsible senior management positions, culminating as Chief Executive Officer in 1984. During his association with Society Bank, Mr. Hawthorne was a member of the Executive Management Committee and Society Bank's Retail Bank Operating Committee.
From 1976 to 1996, he served as Board Trustee and, most recently, as Vice Chairman of MedAmerica Health Systems Corporation and Chairman of MedAmerica International Insurance, Ltd. From 1992 to March, 1995, Mr. Hawthorne served as a Trustee of Wright State University and is currently a Trustee of The Dayton Foundation.
He received his undergraduate degree from Wabash College and attended New York University's Graduate School of Business as well as many professional development programs.

      David Fox, Jr. has served as a director of ARI since August, 1996. Mr. Fox has served as Vice Chairman and Secretary-Treasurer of McJunkin Appalachian Oil Field Supply Company since 1989. He also currently holds the position of President of Appalachian Production Co., an oil and gas producing company, as well as President and Chairman of the Board of FGO, Inc., a West Virginia corporation engaged in developing residential real estate properties in and around Huntington, West Virginia; and President and a Director of Charleston National Properties, LLC, a real estate development company in the Charleston, South Carolina, area. Mr. Fox also currently serves as a Director of KYOWVA Container Corporation; River Cities Association; Bank One, West Virginia, Charleston; Bank One, West Virginia; and the Marshall University Foundation. During the past five years, Mr. Fox served as President of the Marshall University Foundation.
Mr. Fox is a graduate of Greenbrier Military School and attended Marshall University. He is a past President of Branchland Pipe and Supply Company and has more than fifty years of experience in energy and related activities.

      William D. Bishop has served as President of Blackhawk Mining Company, Inc. (formerly Quintana Coal Company) since June 1985. He has also been part owner and manager of Quintana Coal Kentucky, LLC since June 1985. Mr. Bishop has nearly thirty years of experience in energy and related activities, having been employed since 1969 in executive positions with energy-related companies, including Ashland Oil, Inc., Ashland Coal, Inc., Appalachian Energy Company and Sierra Coal Company/Utah
International, Inc.   Mr. Bishop graduated from the University of
Kentucky in May 1965 with a Bachelors of Science Degree in Economics and in December 1996 with a Masters Degree in Business Administration.

                               PROPOSAL NO. 3

      TO RATIFY THE SELECTION OF KPMG PEAT MARWICK LLP AS THE
COMPANY'S INDEPENDENT AUDITORS FOR 1997.

      Approval of Proposal No. 3 requires the affirmative vote of the holders of a majority of the voting power of all of the issued and outstanding shares of Common Stock and 1993 Preferred entitled to be voted at the Annual Meeting, voting together as a single class.

      KPMG Peat Marwick LLP has served as the Company's independent auditors since 1994. The Board of Directors is of the opinion that KPMG Peat Marwick LLP is well qualified to continue such service and recommends that the stockholders vote FOR ratification of the selection of Peat Marwick LLP. One or more representatives of KPMG Peat Marwick LLP are expected to be present at the Annual Meeting, to have the opportunity to make a statement if they so desire, and to be available to respond to appropriate questions.

                               PROPOSAL NO. 4

      TO AMEND ARTICLE FOUR OF THE COMPANY'S RESTATED CERTIFICATE
OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF
$.00001 PAR VALUE COMMON STOCK FROM 20,000,000 SHARES TO
50,000,000 SHARES.

      Approval of Proposal No. 4 requires the affirmative vote of the holders of a majority of the combined voting power of all of the issued and outstanding shares of Common Stock and 1993
Preferred Stock entitled to be voted at the Annual Meeting, voting together as a single class.

      The Board of Directors of the Company has unanimously approved and recommends that Article Four of the Company's Restated Certificate of Incorporation be amended to increase the number of authorized shares of common stock from 20,000,000 shares to 50,000,000 shares.

REASONS FOR INCREASE.

      The Company is authorized to issue 20,000,000 shares of $.00001 par value common stock ("Common Stock"). See "Description of Capital Stock - Common Stock

      At May 9, 1997, the Company had 8,273,722 shares of Common
Stock issued and outstanding and had reserved 11,151,703 shares of Common Stock for future issuance. (See "Shares Reserved for Issuance"and "Description of Derivative Securities".

      To facilitate growth, the Company has issued and sold shares of Common Stock and convertible preferred stock for cash and has granted options and warrants to purchase shares of Common Stock for cash in private transactions (i) to fund the acquisition of oil and gas properties, (ii) to repay indebtedness, (iii) to pay for services, and (iv) to provide working capital. (See "Recent Financings", "Shares Reserved for Issuance" and "Description of Derivative Securities".

      As a result of the prior issuances of shares of Common Stock and the reservation of shares of Common Stock to fund the exercise of outstanding warrants and options and the conversion of existing and proposed preferred stock, the Company only has 574,575 shares of Common Stock available unless its Certificate of Incorporation is amended to increase its authorized shares of Common Stock.

      The Board of Directors believes that the ability to issue additional shares of Common Stock may be essential to the Company's continued growth and recommends that the Company's shareholders vote for the proposal to increase the Company's authorized Common Stock from 20,000,000 to 50,000,000 shares.

EFFECT OF AN INCREASE.

      The Board of Directors is authorized to issue and sell shares of the Company's Common Stock for any valid corporate purpose at such prices as it may determine to be in the best interest of the Company. Although the Board of Directors believes that it is important to the Company's continued growth that shares of Common Stock be made available for future issuance, the Company does not have any present plans, arrangements or understandings to issue any additional shares of Common Stock other than shares that are presently reserved for issuance. (See "Proposed Sale of Preferred Stock to Den norske Bank AS, "Shares Reserved for Issuance" and "Description of Derivative Securities".)

      Holders of Common Stock do not have a preemptive right to purchase additional shares of Common Stock. Therefore, the issuance of additional shares of Common Stock would have a dilutive effect on the percentage of equity of the Company owned by the present holders of Common Stock. Also, depending on the prices at which additional shares of Common Stock are issued, such issuances could have a dilutive effect on the net book value and net earnings per share of the Common Stock.

PROPOSED SALE OF PREFERRED STOCK TO DEN NORSKE BANK AS.

      At March 31, 1997, the Company was indebted to Den norske
Bank AS (the "Bank") under a revolving credit agreement in the principal amount of $24,083,000 and under a development credit agreement in the principal amount of $1,004,205.

      The Bank and the Company have entered into preliminary negotiations for the designation, issuance and sale by the Company to the Bank of a new series of preferred stock with a purchase price of $1,000 per share and an aggregate purchase price of $10,000,000 cash. The Company anticipates that the new series of preferred stock would consist of 10,000 shares of $.0001 par value preferred stock designated 1997 Series A Convertible Preferred Stock with the following characteristics:

      Dividends: Cumulative annual dividends in the amount of
      ---------
$80.00 per share.

      Voting. One vote per share voting as a single class with the
      ------
Common Stock and 1993 Preferred Stock, except as required by law.

      Liquidation. $1,000 per share plus unpaid cumulative
      -----------
dividends.

      Conversion. Convertible in whole or in part at the option of
      ----------
the Bank at a conversion price equal to the then prevailing market price of the Common Stock, but not less than $3.00 per share during the first five years after issuance of the preferred stock (the "Conversion Price"), provided; however, that only one-third of the shares of preferred stock held by the Bank could be converted during any twelve month period and no conversions could be effected during the first twelve months after issuance of the preferred stock.

      Redemption. Redeemable in whole or in part at the option of
      ----------
the Company, anytime and from time to time one year after issuance for $1100.00 per share plus unpaid cumulative dividends; provided; however, if senior management standing for reelection are not reelected or an involuntary change of control of the Company occurs, the Bank would have the option to require the Company to (i) immediately redeem all shares of the preferred stock then held by it for $1,150 per share, plus unpaid cumulative dividends, or (ii) immediately convert all of the shares of preferred stock into Common Stock at the Conversion Price. No determination has been made as to what would constitute an involuntary change of control. Otherwise, the Bank could not directly own, at any one time, more than 4.9% of the Company's issued and outstanding Common Stock. In the event the Company voluntary elects to pay in full its then existing indebtedness to the Bank, the Bank could elect to apply such payment to the redemption of the preferred stock rather than the payment of the indebtedness.

      The Company anticipates that it would pay the Bank a cash placement fee equal to 7% of the aggregate purchase price of the preferred stock. If the Company and the Bank enter into a definitive agreement with respect to the preferred stock, the

Company would have the right to unilaterally terminate the agreement by paying the Bank $250,000 in liquidated damages.

      The Company anticipates that it would also issue six year warrants to the Bank to purchase 525,000 shares of Common Stock for $3.25 per share. If the sale is consummated, it is estimated that the net proceeds will total approximately $9,230,000, substantially all of which would be used to repay indebtedness with the balance, if any, used for general corporate purposes.

      There can be no assurance that the Company and the Bank will enter into a definitive agreement for the sale of the preferred stock, or if a definitive agreement is entered into, that the terms would not change or that the sale would be consummated. The Company has reserved 525,000 shares of its existing authorized and unissued Common Stock for the issuance of warrants to the Bank and has reserved 3,333,333 shares of its existing authorized and unissued Common Stock for conversion of the preferred stock issued to the bank. The issuance of the warrants and the preferred stock to the Bank is not subject to the approval of the Company's stockholders and the Company may issue such warrants and shares of preferred stock whether or not Proposal No. 4 is approved or disapproved at the Annual Meeting.

DESCRIPTION OF CAPITAL STOCK.

      General. The Company is authorized to issue 23,000,000
      -------
shares of capital stock, consisting of 20,000,000 shares of Common Stock, par value $.00001 per share, 1,000,000 shares of preferred stock designated as Series 1993, 8% Convertible Preferred Stock, and 2,000,000 shares of series preferred stock ("Preferred Stock").

      Common Stock. The holders of Common Stock are entitled to
      ------------
one vote for each share held of record on all matters submitted to a vote of stockholders and vote together as a single class with the holders of the 1993 Preferred Stock. There is no cumulative voting with respect to the election of directors. Therefore, the holders of more than 50% of the shares of Common Stock and 1993 Preferred Stock voting for the election of directors can elect all of the directors if they choose to do so. The holders of Common Stock are entitled to receive dividends when, as and if declared by the Board of Directors out of funds legally available therefor. In the event of liquidation, dissolution or winding up of the Company, the holders of Common Stock are entitled to share ratably in all assets available for distribution to them after the payment of liabilities and after provision has been made for each class of stock having preference over the Common Stock. Holders of shares of Common Stock have no conversion, preemptive, subscription or redemption rights. All of the issued and outstanding shares of Common Stock are fully paid and nonassessable.

      The Company has never paid a dividend on the Common Stock and the Company's revolving credit agreement with the Bank prohibits the payment of dividends. Also, no dividends can be paid on the Common Stock unless all accrued and unpaid cumulative dividends have been paid on the outstanding shares of 1993 Preferred Stock. (See "1993 Preferred Stock".)

      Preferred Stock. The Board of Directors has authority,
      ---------------
without further action by stockholders, to issue from time to time up to 2,000,000 shares of Preferred Stock with a par value of $.0001 per share, in one or more series, and to fix the designations, preferences, powers and relative, participating, optional or special rights and the qualifications, limitations or restrictions thereof, including dividend rights, conversion rights, voting rights, rights and terms of redemption and liquidation preferences, any or all of which may be greater than the rights of Common Stock; provided, however, except as otherwise required by law, each share of Preferred Stock shall not be entitled to more than one vote on any matter voted on by the common stockholders. The Board of Directors, without stockholder approval, can, from time to time, issue Preferred Stock with voting, conversion and other rights which could adversely affect the voting power and other rights of the holders of Common Stock. Preferred Stock could be issued quickly with terms calculated to delay or prevent a change in control of the Company without any further action by the stockholders. (See "Proposed Sale of Preferred Stock to Den norske Bank AS".)

      1993 Preferred Stock. The Company is also authorized to
      --------------------
issue 1,000,000 shares of Series 1993, 8% Convertible Preferred Stock ("1993 Preferred Stock"), with a par value and liquidation preference of $12.00 per share. Each share of 1993 Preferred Stock is (i) entitled to four votes per share and votes together as a single class with the holders of Common Stock, (ii) is convertible into 1 share of Common Stock at the option of the holders thereof (subject to adjustment for subsequent issuance of Common Stock dividends and other changes in the number of shares of outstanding shares of Common Stock for which the Company receives no monetary consideration) and is entitled to receive, as and when declared by the Board of Directors out of funds legally available therefor, 8% cumulative annual dividends per share payable in Common Stock on the basis of one share of Common Stock (rounded to the nearest whole share) for each $1.00 of declared dividends. Dividends are payable semi-annually and interest accrues on unpaid dividends at the rate of 10% per annum until paid. There are no accrued and unpaid dividends on the 1993 Preferred Stock as of the date of this Proxy Statement. The 1993 Preferred Stock is not redeemable.

SHARES RESERVED FOR ISSUANCE.

      At April 21, 1997, the following shares of Common Stock were reserved for issuance (See "Description of Derivative
Securities"):


       No. of Shares:          Reserved for Issuance With Respect To:
       -------------           -------------------------------------

       2,000,000               1994 Compensatory Stock Option Plan.

         950,000               Incentive Stock Option Plan.

                                    19

         329,000               1994 Employee Stock Compensation Plan.

         268,851               1993 Convertible Preferred Stock.

       1,699,864               4% Convertible Debentures.

         205,834               1995 Class A Warrants.

         205,834               1995 Class B Warrants.

         165,000               1996 Class A Warrants.

         100,000               Morgan Lang Warrant.

         100,000               AMC Consumer Services Warrant.

         200,000               Bridgewater Financial Warrant.

         225,000               AKS Warrant.

         643,987               Andrew Kacic Stock Option.

         100,000               Corporate Communications Stock Option.

         100,000               World Capital Funding Stock Option.

         525,000               Warrants proposed to be issued to the
                               Bank. (See "Proposed Sale of Preferred
                               Stock to Den norske Bank").

       3,333,333               New Convertible Preferred Stock proposed
                               to be designated and issued to the Bank.
                               (See "Proposed Sale of Preferred Stock
                               to Den norske Bank".)

      11,201,703
      ==========

DESCRIPTION OF DERIVATIVE SECURITIES.

      1994 Compensatory Stock Option Plan. The Company's
      -----------------------------------
Compensatory Stock Option Plan was adopted by the Company's Board of Directors for the purpose of providing an incentive to aid in attracting and retaining qualified officers, directors and employees. Options are priced at the current market value on the date of grant and vest at such time or times specified by the

Compensation Committee of the Board of Directors. The options expire ten years after the date of grant, except that options expire 15 months after an optionee's date of death, 12 months after an optionee's employment is terminated without cause and immediately if the optionee's employment is terminated with cause.
At March 31, 1997, the Company had granted options under the plan to purchase 1,943,910 shares of Common Stock and had reserved 56,090 shares for future grants.

      1993 Preferred Stock. The Company's 1993 Preferred Stock is
      --------------------
convertible into 1 share of Common Stock at the option of the holders thereof (subject to adjustment for subsequent issuance of Common Stock dividends and other changes in the number of shares of outstanding shares of Common Stock for which the Company receives no monetary consideration). See "Description of Capital Stock - 1993 Preferred Stock".

      4% Convertible Debenture.  In the fourth quarter of 1996,
      ------------------------
the Company issued $6,000,000 principal amount of 4% debentures that are convertible at the option of the holders into shares of Common Stock valued at the lesser of (i) the closing bid price of the common stock as reported by NASDAQ on the date of issuance of the debenture, and (ii) 75% of the average closing bid prices of the Common Stock as reported by NASDAQ for the five trading days prior to the date of conversion (the "Conversion Price"). The closing bid prices when the debentures were issued ranged between $3.00 and $3.50 per share. Debentures that are not converted prior to their maturity dates will automatically convert on their maturity dates. Accrued interest on the debentures will be paid on their conversion dates by the issuance of shares of Common Stock valued at the Conversion Price. The Company has the right, subject to certain terms and conditions, to redeem any debenture for 125% of its principal balance plus accrued interest if the Conversion Price falls below the closing bid price on the date of issuance of that debenture. As of May 9, 1997, $3,529,075 principal amount of the 4% debentures had been converted into shares of Common Stock. (See "Recent Financings".)

      1995 Class A Warrants. 1995 Class A Warrants to purchase an
      ---------------------
aggregate of 205,834 shares of Common Stock were issued by the Company in the November 1995 Private Placement. (See "Recent Financings".) Each 1995 Class A Warrant entitles the holder to purchase one share of Common Stock at an exercise price of $3.50 per share. The 1995 Class A Warrants are exercisable for 36 months commencing October 8, 1997. The 1995 Class A Warrants are callable by the Company at any time on 30 days notice to the holders, but only if the closing price of the Common Stock as quoted on NASDAQ is not less than $5.50 per share for 20 of 30 consecutive trading days. If the Company calls the 1995 Class A Warrants, the holders thereof have the right to exercise their 1995 Class A Warrants within such 30 day period. The number and exercise price of the 1995 Class A Warrants are subject to adjustment if the Company pays a dividend in shares of Common Stock (other than Common Stock dividends paid on preferred stock), subdivides or combines the Common Stock or pays a dividend on Common Stock with other securities issued by the Company or by another issuer. The Company may reduce the exercise price of the 1995 Class A Warrants to any amount the Company deems appropriate.

      1995 Class B Warrants. 1995 Class B Warrants to purchase an
      ---------------------
aggregate of 205,834 shares of Common Stock were issued by the Company in the November 1995 Private Placement. (See "Recent Financings".) Each 1995 Class B Warrant entitles the holder to purchase one share of Common Stock at an exercise price of $5.00 per share. The 1995 Class B Warrants are exercisable for 36 months commencing October 8, 1997. The 1995 Class B Warrants are callable by the Company at any time on 30 days notice to the holders, but only if the closing price of the Common Stock as quoted on NASDAQ is not less than $7.00 per share for 20 of 30 consecutive trading days. If the Company calls the 1995 Class B Warrants, the holders thereof have the right to exercise their 1995 Class B Warrants within such 30 day period. The number and exercise price of the 1995 Class B Warrants are subject to adjustment if the Company pays a dividend in shares of Common Stock (other than Common Stock dividends paid on preferred stock), subdivides or combines the Common Stock or pays a dividend on Common Stock with other securities issued by the Company or by another issuer. The Company may reduce the exercise price of the 1995 Class B Warrants to any amount the Company deems appropriate.

      1996 Class A Warrants. 1996 Class A Warrants to purchase an
      ---------------------
aggregate of 165,000 shares of Common Stock were issued by the Company in the June 1996 Private Placement. (See "Recent Financings".) Each 1996 Class A Warrant entitles the holder to purchase one share of Common Stock at an exercise price of $4.00 per share. The 1996 Class A Warrants became exercisable on the closing date of the offering and expire October 8, 1999. The 1996 Class A Warrants are callable by the Company at any time on 30 days notice to the holders, but only if the closing price of the Common Stock as quoted on NASDAQ is not less than $5.50 per share for 20 of 30 consecutive trading days. If the Company calls the 1996 Class A Warrants, the holders thereof have the right to exercise their 1996 Class A Warrants within such 30 day period. The number and exercise price of the 1996 Class A Warrants are subject to adjustment if the Company pays a dividend in shares of Common Stock (other than Common Stock dividends paid on preferred stock), subdivides or combines the Common Stock or pays a dividend on Common Stock with other securities issued by the Company or by another issuer. The Company may reduce the exercise price of the 1996 Class A Warrants to any amount the Company deems appropriate.

      Morgan Lang Warrant. On June 16, 1995, the Company issued
      -------------------
warrants with an expiration date of June 15, 1998 to Morgan Lang Limited to purchase an aggregate of 150,000 shares of Common Stock (the "Morgan Lang Warrants"). Fifty thousand (50,000) shares of the Morgan Lang Warrants were exercisable at $2.63 per share, 50,000 shares are exercisable at $3.00 per share and 50,000 shares are exercisable at $3.50 per share. Morgan Lang has exercised Morgan Lang Warrants to purchase 50,000 shares of Common Stock for $2.63 per share. The Morgan Lang Warrants were issued as part of the consideration for a public relations consulting agreement with will terminate on June 15, 1998.

      AMC Consumer Warrant. On June 16, 1995, the Company issued
      --------------------
warrants with an expiration date of June 15, 1998 to AMC Consumer Services ("AMC") to purchase an aggregate of 150,000 shares of Common Stock (the "AMC Warrants"). Fifty thousand (50,000) shares of the AMC Warrants were exercisable at $2.63 per share, 50,000 shares are exercisable at $3.00 per share and 50,000 shares are exercisable at $3.50 per share. AMC has exercised AMC Warrants to purchase 50,000 shares of Common Stock for $2.63 per share. The AMC Warrants were issued as part of the consideration for a public relations consulting agreement which will terminate on June 15, 1998.

      Bridge Water Financial Warrant. On May 11, 1995, the Company
      ------------------------------
issued warrants with an expiration date of May 10, 2000 to Bridge Water Financial to purchase 200,000 shares of Common Stock with an exercise price of $2.75 per share. The warrants were issued as part of the consideration for a public relations consulting agreement that was terminated in January 1996.

      AKS Warrant. On February 26, 1996, the Company issued
      -----------
warrants with an expiration date of December 31, 1998 to AKS to purchase 225,000 shares of Common Stock with an exercise price of $5.00 per share (the "AKS Warrants"). The AKS Warrants were issued as part of the consideration for the purchase price for certain properties and equipment.

      Andrew Kacic Options. See "Certain Relationships and Related
      --------------------
Transactions- Executive Officers".

      Corporate Communications Options. On September 7, 1995, the
      --------------------------------
Company issued options to Corporate Communications Network, Inc. to purchase 100,000 shares of Common Stock for $4.50 per share. The options expire on September 6, 1998. The options were issued as part of the consideration for a public relations consulting agreement.

      World Capital Options. In conjunction with the November 1996
      ---------------------
Private Placement, the Company issued five-year options to designees of World Capital Funding, Inc., to purchase 100,000 shares of Common Stock at $4.50 per share. (See "Recent
Financings".)

RECENT FINANCINGS.

      In November 1995, the Company completed a private placement of 41.167 units for $30,000 per unit for which the Company received net proceeds of approximately $1,128,000 (the "November 1995 Private Placement"). Each unit consisted of 10,000 shares of Common Stock, 1995 Class A Warrants to purchase 5,000 shares of Common Stock and 1995 Class B Warrants to purchase 5,000 shares of Common Stock. The exercise price of the 1995 Class A Warrants is $3.50 per share and the exercise price of the 1995 Class B Warrants is $5.00 per share. Both the Class A and Class B Warrants are exercisable for a period of 36 months commencing October 8, 1997.

      In June 1996, the Company completed a private placement of 100 units for $10,000 per unit for which the Company received net proceeds of approximately $900,000 (the "June 1996 Private Placement"). Each unit consisted of 3,300 shares of Common Stock and 1996 Class A Warrants to purchase 1,650 shares of Common Stock (the "June Private Placement Securities"). The exercise price of the 1996 Class A Warrants is $4.00 per share. The 1996 Class A Warrants were immediately exercisable and expire October 8, 1999.

      In the fourth quarter of 1996, the Company privately placed 4% Convertible Debentures in the aggregate principal amount of $6,000,000 with a maturity date one year from date of issuance (the "November 1996 Private Placement"). The debentures are convertible at the option of the holders into shares of Common Stock valued at the lesser of (i) the closing bid price of the Common Stock as reported on NASDAQ on the date of issuance of the debenture, or (ii) 75% of the average closing bid prices of the Common Stock as reported on NASDAQ for the five trading days prior to the date of conversion (the "Conversion Price"). Debentures that are not converted prior to their maturity dates automatically convert on their maturity dates. Accrued interest on the debentures will be paid on their conversion dates by the issuance of shares of Common Stock valued at the Conversion Price. If a debenture is not converted within five business days after the Company receives notice of the conversion, the Company is obligated to pay liquidated damages to the debenture holder for each $100,000 principal amount of debentures sought to be converted in the amount of $100 for the first two days, $200 for the next two days, $300 for the next two days, $400 for the next two days and $500 for each day thereafter until the conversion shares are delivered. Prior to the receipt of a conversion notice, the Company has the right to redeem any debenture for a cash amount equal to 125% of the principal amount of the debenture, plus unpaid accrued interest, if the Conversion Price is below the closing bid price of the Common Stock as reported on NASDAQ on the date the debenture was issued. The closing bid prices when the debentures were issued ranged from $3.00 to $3.50. Upon giving notice of its intention to redeem a debenture, the debenture holder's right to convert the debenture is suspended, but the Company must pay an additional one percent per month in cash on a pro rata basis until the full redemption price is paid. If the full redemption price is not paid within ten business days after the redemption notice is given, the debenture holder has the right to convert the debenture into shares of Common Stock. A debenture holder may fax a notice to the Company requiring the Company to declare, by faxed notice within twenty-four hours after receipt of the notice from the debenture holder, whether the Company intends to effect a redemption within the following five business days. If the Company does not respond during said twenty-four hour period, the Company is precluded from redeeming that debenture holder's debentures during said five day period.

      In conjunction with the November 1996 Private Placement, the Company agreed to issue 173,724 restricted shares of Common Stock to World Capital Funding, Inc., Denver, Colorado, or to persons designated by it, with piggy-back registration rights, in partial payment of the placement agent's fee, and issued five-year options to World Capital

Funding, Inc., or to persons designated by it, to purchase
100,000 shares of Common Stock at $4.50 per share.

                               PROPOSAL NO. 5

      THE TRANSACTION OF SUCH OTHER BUSINESS AS MAY BE BROUGHT
PROPERLY BEFORE THE ANNUAL MEETING OR ANY ADJOURNMENT OR
ADJOURNMENTS THEREOF.

      The Board of Directors of the Company currently is unaware of any proposal to be presented at the Annual Meeting other than the matters specified in the Notice of Annual Meeting accompanying this Proxy Statement. Should any other proposal properly come before the Annual Meeting, the persons named in the enclosed proxy card will vote on each such proposal in accordance with their discretion.

                           EXECUTIVE COMPENSATION

      The table below sets forth information concerning the annual and long-term compensation for services to the Company and its subsidiary, Southern Gas Company of Delaware, Inc., for the fiscal years ended December 31, 1996, 1995 and 1994 of those persons who were, at December 31, 1996 (i) the chief executive officer and (ii) the other four most highly compensated executive officers of the Company (the "Named Officers"):

                               SUMMARY COMPENSATION TABLE

                                             Annual                                 Long-Term
                                          Compensation                            Compensation
                                          ------------                            ------------

                                                                  Securities
                                                                  Underlying             All Other
Name and Principal                                 Other Annual      Stock     LTIP       Compen-
Position (1)           Year     Salary    Bonus    Compensation     Options   Payouts     sation
------------           ----     ------    -----    ------------     -------   -------     ------

Douglas L. Hawthorne   1996       --        --       $60,000        354,315      --         --
Chairman of the Board  1995       --        --        54,000        354,315      --         --
                       1994       --        --        27,000        182,712      --         --

Leonard K. Nave        1996    $175,761     --       $ 3,281        271,603      --      $8,750(2)
Chairman of the Board  1995     175,500     --         4,692        246,603      --       8,750(2)
President & Chief      1994     175,000     --          --          100,000      --       8,750(2)
Executive Officer, Southern Gas

Rick G. Avare          1996    $137,684  $50,000(3)  $17,400(4)     493,204      --      $6,846(2)
President & Chief      1995      99,546   50,000(5)   18,533(6)     268,204      --       4,952(2)
Executive Officer      1994      63,978     --        11,023(7)      50,000      --       5,000(2)

Jeffrey J. Hausman     1996     $71,546     --          --           25,000      --           --
Vice President & Chief 1995        --       --          --             --        --           --
Financial Officer      1994        --       --          --             --        --           --

(1) The disclosures in this table for Messrs. Hawthorne and Hausman have been provided for informational purposes only and in light of their status as significant employees of the Company. SEC rules require only the disclosure of the four most highly compensated executive officers whose total annual salary and bonus exceeds $100,000.

(2) Represents contribution made on behalf of the Named Officer to a 401(K) plan.

(3) Represents a bonus for the Named Officer which was accrued as of December 31, 1996, and $30,000 of which was paid in February, 1997.

(4)   Includes car allowance of $11,907.

(5) In December, 1995, the Board of Directors approved a bonus for the Named Officer which was accrued as of December 31, 1995, and paid in January, 1996.

(6)   Includes car allowance of $12,038.

(7)   Represents a car allowance.

      The table below contains information on grants of stock options during 1996 to the Named Officers. No stock appreciation rights were granted during 1996.

                      OPTION GRANTS IN LAST FISCAL YEAR
                             (Individual Grants)

                                 Percent of
                   Securities   Total Options
                   Underlying     Granted to
                    Options      Employees in   Exercise Price    Expiration
Name              Granted (#)       1996         ($/share)(4)        Date
----              -----------       ----         ------------        ----

Leonard K. Nave     25,000(1)       5.0%            $4.50          03/03/2001

Rick G. Avare      225,000(1)      45.1%            $4.50          03/03/2001

Jeffrey J. Hausman  75,000(2)      15.0%            $4.50             (3)

(1) These options were granted on March 4, 1996, under the Company's CSO Plan and are immediately exercisable.

(2) These options were granted on March 4, 1996, under the Company's CSO Plan, and they vest 25,000 immediately; 25,000 on March 4, 1997; and 25,000 on March 4, 1998.

(3)   Five years from date of vesting (i.e., 25,000 expire
      3/3/2001, 25,000 expire 3/3/2002, and 25,000 expire
      3/3/2003.

      Shown below is information with respect to all unexercised options to purchase the Company's Common Stock granted to the Named Officers through the end of fiscal year 1996. No options were exercised by the Named Officers during 1996. No stock appreciation rights have been granted.

             AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND
                        FISCAL YEAR-END OPTION VALUES

                                                                   Value of
                                             Number of Securities  Unexercised
                                                 Underlying       in-the-Money
                                              Unexercised Options   Options
                      Shares                      at FY-End       at FY-End($)
                    Acquired on     Value        Exercisable/     Exercisable/
Name                Exercise (#)  Realized($)    Unexercisable    Unexercisable
----                ------------  -----------    -------------    -------------

Douglas L. Hawthorne     --           --            354,315/0          0/0

Leonard K. Nave          --           --            271,603/0          0/0

Rick G. Avare            --           --            493,204/0          0/0

Jeffrey J. Hausman       --           --          25,000/50,000        0/0

      On April 14, 1994, the Board of Directors adopted two formal stock plans: (i) the CSO Plan, and (ii) the 1994 Employee Stock Compensation Plan ("Employee Plan"). The CSO Plan is a compensatory (non-statutory) stock option plan covering 2,000,000 (post-reverse stock split) shares of the Company's common stock, which is not a qualified plan under Section 422 of the Internal Revenue Code of 1986. The number of shares authorized for issuance under the CSO was originally 750,000; however, this amount was increased to 2,000,000 on June 22, 1995, by approval of the shareholders.

      The Employee Plan is an employee stock compensation plan covering 650,000 (post-reverse stock split) shares of the Company's Common Stock. The Employee Plan is not qualified under section 401(a) of the Internal Revenue Code of 1986. As of May 9, 1997, 321,000 shares have been issued under the Employee Plan.

      From March 19, 1994, and at various dates until February 2, 1995, the Company entered into separate Compensatory Stock Option Agreements with the following individuals: (i) Douglas L. Hawthorne, Chairman of the Board; (ii) Donald Schellpfeffer, Director; (iii) Leonard K. Nave, Director of the Company and President, Chief Executive Officer and a Director of Southern Gas; and (iv) Rick G. Avare, Director and President and Chief Executive Officer of the Company and Director, Vice President of Finance and Chief Operating Officer of Southern Gas. Pursuant to the terms of these agreements, Messrs. Hawthorne, Schellpfeffer, Nave and Avare were granted options to purchase 307,712, 150,000, 200,000 and 175,000 shares of Common Stock, respectively, at exercise prices of between $6.00 and $8.00 per share and expiring between March 18, 2003, and February 1, 2005. Effective March 4, 1996, the Board of Directors of the Company approved a Resolution wherein all options previously granted under the CSO Plan may be amended, at the election of the optionee, to provide that the option price be reduced to $4.50 per share and the term be reduced to 5 years from March 4, 1996.

      On November 12, 1996, the Company's Board of Directors adopted an Incentive Bonus Plan (the "Bonus Plan"). The Bonus Plan provides that in each Contribution Period, as hereinafter defined, (the "Bonus Period") the Company will make a Bonus Contribution to the Bonus Plan. One-half of the Bonus Contribution will be an amount equal to two and one-half cents ($.025) per million cubic feet equivalent of the net increase in the Company's proved producing reserves during the Bonus Period; and the other one-half of the Bonus Contribution will be an amount equal to two percent (2%) of the Company's net income before taxes during the Bonus Period as determined in accordance with generally accepted accounting principles, excluding extraordinary items such as net gain or loss resulting from the sale, exchange or other disposition of capital assets (other than in the ordinary course of business), and, to the extent deducted in arriving at net income, interest, depreciation, depletion and amortization expenses. Provided, however, that the Bonus Contribution made during any Bonus Period cannot exceed the sum of $500,000.

      The initial contribution period begins January 1, 1997, and calendar year 1997 and each successive calendar year thereafter constitutes a Contribution Period until such time as the Bonus
Plan is modified or terminated by the Board of Directors.

      Within 60 days after the end of each Bonus Period, the President of the Company is required to recommend the manner in which the Bonus Contribution is to be distributed among the Company's Chief Executive Officer, Chief Financial Officer, Senior Vice Presidents, General Counsel, Corporate Secretary and other key personnel. All distributions are subject to approval by the Compensation Committee of the Board of Directors and by the Board of Directors.

      EXECUTIVE OFFICER EMPLOYMENT AGREEMENTS:

      On March 19, 1993, the Company executed a five-year employment agreement with Mr. Hawthorne, its Chairman of the Board, providing for such compensation as the Board of Directors deems appropriate and the grant of an option to purchase 392,541 shares of the Company's common stock (which number was subsequently adjusted to 32,712 following connection with the Company's reverse stock splits). Pursuant to the terms of a separate registration rights agreement, Mr. Hawthorne also was granted piggy-back registration rights with respect to the securities underlying the options granted under his employment agreement; however, on July 15, 1994, the Board of Directors cancelled the previously issued options and granted replacement options to Mr. Hawthorne on the same terms as the previous options but with a new exercise price. These replacement options were issued under the Company's 1994 CSO. Mr. Hawthorne's employment agreement does not require that he devote his full time to the Company.

      In August, 1993, SGC executed a five-year employment agreement with Mr. Nave providing for such compensation as the Board of Directors deems appropriate and providing for severance pay to Mr. Nave under certain conditions. The Company assumed this agreement as a result of the purchase transaction with SGC in February, 1994.

      On November 12, 1996, the Company entered into an Employment Agreement with Rick G. Avare, the Company's President and Chief Executive Officer, to serve in such capacity for a period of five years. If written notice of intent to terminate the agreement is not given by either party at least six months prior to the third anniversary of the agreement, after the fifth anniversary of the agreement it is automatically extended from year to year unless either party gives written notice of intent to terminate at least six months prior to the next anniversary date, at which time the agreement will terminate. As consideration for Mr. Avare's agreement to serve as President and Chief Executive Officer, the Company agreed to pay him a salary of $160,000 per year plus benefits customarily paid to executives holding similar positions. Mr. Avare's salary is subject to annual review by the Board of Directors. It can be increased by the Board of Directors, but it cannot be decreased.

      On the same date, the Company entered into a Change of Control Agreement with Mr. Avare. The agreement is for a term of five years. If written notice of intent to terminate the agreement is not given by either party at least six months prior to the third anniversary of the agreement, after the fifth anniversary of the agreement it is automatically extended from year to year unless either party gives written notice of intent to terminate at least six months prior to the next anniversary date, at which time the agreement will terminate. Provided, however, the Company is prohibited from giving notice of intent to terminate if within one year prior to the termination date the Company has received notice of or has reason to believe that a change of control may occur.

      The agreement provides that if a change of control occurs and Mr. Avare's employment subsequently terminates for any reason, the Company will pay to Mr. Avare an amount of monies equal to the sum of (i) any monies due him under the remaining term of his employment contract, (ii) any monies received by him from the sale of the Company's common stock acquired as the result of the exercise of stock options, (iii) 2.99 times the bonus awarded to him for the prior year under the Company's Incentive Bonus Plan or $300,000, whichever is greater, and (iv) all legal fees and expenses incurred by him as a result of such termination and in seeking to obtain or enforce any right under the agreement. In addition, the Company is obligated to permit Mr. Avare to participate, for a period of three years after termination, in the Company's insurance programs at no cost to Mr. Avare.

      Under the agreement, a change of control is deemed to occur if (i) any person or group of persons, other than a group of persons consisting of the Company's officers and directors as of the date of the agreement, acting in concert, acquires beneficial ownership of the Company's then outstanding capital stock representing 20% or more of the voting power of all of such shares, (ii) the Company or any of its subsidiaries sell, assign or transfer assets for consideration greater than 50% of the book value of the Company's then consolidated assets as determined under generally accepted accounting principles, (iii) the Company or any of its subsidiaries merge, consolidate or otherwise reorganize and the Company's officers and directors as of the date of the agreement receive less than 35% of the voting power of the capital stock of the surviving or resulting entity, (iv) the Company adopts a plan of liquidation or dissolution, (v) the commencement of a tender offer for the Company's common stock, which, if successful, would result in a deemed change of control as defined in the agreement, (vi) a determination by the Board of Directors of the Company, in view of then current circumstances or impending events, that a deemed change of control as defined in the agreement has occurred or is imminent, (vii) the persons who were directors of the Company immediately prior to any merger, consolidation, sale of assets or contested election, or any combination of the foregoing, cease to constitute a majority of the Company's Board of Directors, and (viii) the persons who were directors immediately prior to a tender offer or exchange offer for the Company's voting stock (other than by the Company or any of its subsidiaries) cease to constitute a majority of the Company's Board of Directors within two years after such tender or exchange offer.

      The Company also maintains Indemnity Agreements with Rick G. Avare, in his capacity as President and Chief Executive Officer; Ralph A. Currie, its Chief Financial Officer; Karen M. Underwood, its Corporate Secretary; and Douglas L. Hawthorne, Donald A. Schellpfeffer, Leonard K. Nave, Rick G. Avare and David Fox, Jr., its Board of Directors.

      MANAGEMENT CHANGES:

      Andrew J. Kacic served as President, Secretary and Treasurer of the Company from the Company's inception in August, 1992, until he resigned effective December 31, 1995. He also served as a director of the Company from August, 1992, until August, 1996. Jonathan B. Rudney, an investor in Century, was elected President and Chief Executive Officer of the Company on January 1, 1996; however, he resigned in May, 1996, to avoid a conflict of interest in connection with the Company's negotiations for the purchase of oil and gas properties from Century. Rick G. Avare, who has served as a director of the Company since September, 1994, and who had served as Executive Vice President and Chief Operating Officer of the Company since August, 1995, succeeded
Mr. Rudney as President and Chief Executive Officer. Mr. Kacic did not stand for reelection as a director, and his position on the Board was filled by the election of David Fox, Jr., at the Company's Annual Meeting of Shareholders held on August 14, 1996.


      Jeffrey J. Hausman has served as Chief Financial Officer of the Company since January 1, 1996, and Treasurer since August, 1996. During this time, Mr. Hausman has resided with his family in Nashville, Tennessee. Due to the excess time required of Mr. Hausman's position as a result of the Company's growth and his family's desire to remain in Nashville, Mr. Hausman resigned as an officer of the Company effective April 1, 1997. Mr. Hausman was succeeded by Ralph A. Currie, a certified public accountant and a former partner of KPMG Peat Marwick, Lexington, Kentucky.


         CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

BANKRUPTCY PROCEEDINGS.

      Donald Schellpfeffer, a director and beneficial owner of more than 5% of the Company's Common Stock, Boyt Investment Company, Donald Szymik, John Dennis, James Perry and Lavonne Anderson (collectively, the "Sioux Falls Investors") were working interest owners in the Sand Lake Project, which was owned at such time in part by the Company's predecessor, Standard Oil.
Standard Oil filed a petition under Chapter 11 of the Code in April, 1991. Andrew J. Kacic was a director and executive officer of Standard Oil when the petition was filed. Collectively, the Sioux Falls Investors invested pre-petition $771,750 in the Sand Lake Project in late 1989 and received in exchange therefor a 24.5% working interest in the Project. The Sioux Falls Investors also provided, post-petition, $737,924 toward expenses incurred in performing an inquiry into the financial status of Standard Oil as well as toward legal and accounting expenses, the salary of Mr. Kacic and other fees necessary to develop and consummate the Plan. The funds advanced by the Sioux Falls Investors were designated as administrative expenses in the Plan for which they received Preferred Stock. Additionally, Jonathan B. Rudney, who was President of the Company from January 1, 1996, until May 15, 1996, was Chief Operating Officer of Century when it filed for bankruptcy protection under Chapter 11 of the Code in August, 1993. In 1996, Leonard K. Nave, a director of ARI, a director and executive officer of Southern Gas and a beneficial owner of more than 5% of the Company's Common Stock, filed for reorganization and protection under Chapter 11 of the Code. This action was initiated primarily because of the attempted enforcement of certain guaranties which Mr. Nave signed on behalf of an unaffiliated corporation.

SOUTHERN GAS, SGC AND SGH.

      Mr. Nave, in his capacity as Trustee of a Trust for the benefit of his family, an executive officer of Southern Gas and director of ARI, and Mr. Avare, an executive officer of Southern Gas and an executive officer and director of ARI, are the principal stockholders, directors and executive officers of SGH. SGH was the parent company of SGC, a Kentucky corporation; and as part of the dissolution of SGC, SGH received 993,623 shares of common stock of the Company. From March 29, 1993, to April 27, 1993, Messrs. Nave and Avare served as directors of the Company and have served as directors continuously since September, 1994. During 1994 and 1995, the Company engaged in various transactions involving SGH and SGC and certain third parties regarding the acquisition of oil and gas properties and interests therein, including the acquisition of substantially all of the assets and certain liabilities of SGC in February, 1994. At the time such transactions were negotiated and consummated, Messrs. Nave and Avare were neither directors nor officers or stockholders of the Company.

      In 1995, the Company purchased a pipeline in the Gausdale
Field for $400,000 from SGH. The price was determined based upon future estimated cash flows from transportation fees discounted at 10%.

      At December 31, 1996, the Company has made advances to SGH totaling $163,728 which the principals of SGH intend to secure with Shares of Company Stock as it becomes available.

SEQUA TRANSACTIONS.

      At December 31, 1994, Sequa Financial Corporation ("Sequa") held 6.57% (202,800 shares) of common stock of the Company. Pursuant to a Settlement Agreement dated February 28, 1994, among Sequa, SGC, SGH, Wright Resources, Inc., Natural Resources Services, Inc. and Leonard K. Nave (the "Settlement Agreement"), Sequa agreed to the settlement of SGC's indebtedness of approximately $10,500,000 (including accrued interest) in consideration for the payment in cash of $5,750,000 and 811,200 shares (pre-reverse split) of the Company's restricted common stock (which were issued to SGC pursuant to an Asset Purchase Agreement therewith and subsequently transferred by SGC to Sequa).

      In connection with the transfer to Sequa of the 811,200 shares of common stock, the Company, SGC, SGH and Sequa entered into a Stockholders Agreement dated February 28, 1994 (the "Stockholders Agreement"). Pursuant to the Stockholders Agreement, Sequa granted to the Company the right and option (the "Call Option") to purchase from Sequa 311,200 restricted shares of common stock of the Company (the "Call Shares") for an aggregate purchase price of $750,000 plus earnings accrued thereon from the closing to the date of payment at an interest rate of 15% per annum. This Call Option expired by its terms on December 31, 1994.

      The Shareholders Agreement also granted unlimited piggy-back registration rights to Sequa exercisable in connection with the Company's registration of any of its stock or other securities under the Securities Act of 1933. The shares were included in an S-3 Registration Statement filed by the Company which became effective October 8, 1996. Sequa has since liquidated its share position.

OFFICE LEASE.

      In connection with the acquisition of the assets of SGC, The Company has assumed the obligations of a certain lease dated June 1, 1986, between Nave Properties, a sole proprietorship, and SGC relating to certain office space located in Versailles, Kentucky. This office serves as the principal headquarters of Southern Gas (formerly the principal headquarters of SGC); and effective January 31, 1996, the Company's Scottsdale, Arizona, office was closed and operations were consolidated in the Kentucky office. Nave Properties, which is owned by Leonard K. Nave, is an affiliate of the Company. The lease provides for monthly lease payments of $3,100 ($37,200 annually). The lease expires on February 28, 1998.

PRIVATE PLACEMENT.

      In October and November of 1994, the Company issued and sold to GFL Ultra Fund Limited ("GFL") for $6,500,000, an aggregate of 650,000 shares of 6% Junior Cumulative Convertible Preferred Stock, Series B (the "Series B Preferred Stock"), and warrants to purchase 156,000 shares of common stock at $8.75 per share, such warrants having expired at the end of 1995. In connection with this transaction, GFL entered into a Standstill and Registration Rights Agreement (the "Standstill Agreement") with the Company. The Standstill Agreement provided that GFL would vote all of its voting securities of the Company in accordance with the recommendation of the Company. Further, under the terms of the Standstill Agreement, GFL would not, without the prior written approval of the Board of Directors of the Company: (a) acquire beneficial ownership of additional voting securities of the Company; (b) transfer any voting securities of the Company except
(i) pursuant to an exemption from the registration requirements of the Securities Act of 1933 (the "Act"); (ii) through a public offering designed to achieve a widespread distribution; or (iii) in connection with a Business Combination (as defined in the

Standstill Agreement); (c) do or attempt to do any of the following matters: (i) submit any proposal with respect to a Business Combination involving the Company or any affiliate thereof; (ii) join or in any way participate in any "group" (within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934) with respect to any voting securities of the Company; or (iii) solicit proxies from the stockholders of the Company; or (d) deposit any shares held by it in a voting trust or subject any of such shares to any arrangement or agreement with respect to the voting thereof.

      On May 5, 1995, the Company entered into a stock option agreement, as amended, with the holders of the Series B Preferred Stock. Under the agreement, the holders granted the Company or its nominee the right to acquire the then outstanding 425,000 shares of the Series B Preferred Stock. The agreement was amended to allow the holders to convert 47,326 shares of the Series B Preferred Stock to 236,000 shares of common stock. Also pursuant to the original agreement, 36,638 shares of the Series B Preferred Stock were acquired jointly by the directors of the Company; and these shares were subsequently converted into 146,004 shares of common stock. 36,638 shares of the Series B Preferred Stock were also acquired by Prima, an investment group in which Rick G. Avare owns a 20% interest. These shares were also subsequently converted into 146,004 shares of common stock. Of the remaining 304,398 optioned Series B Preferred Stock shares, the holder converted 50,000 of such optioned shares into 204,842 shares of common stock in accordance with the conversion factor. The remaining 254,398 optioned shares could have been purchased by the Company or its nominee at $13.48803 per share; however, the option terminated on September 19, 1995, without exercise.

      On January 2, 1996, the Company entered into a stock purchase agreement, as amended, with the holders of the outstanding Series B Preferred Stock. Under the agreement, the Company or its assignee has the obligation to purchase the remaining outstanding Series B Preferred Stock at $13.70 per share. Payment terms under the agreement are as follows:

           DUE                NUMBER
          DATE                OF SHARES           AMOUNT
          ----                ---------           ------

January 02, 1996              18,248             $ 250,000
January 15, 1996              18,248               250,000
February 10, 1996              3,650                50,000
February 29, 1996             54,409               745,400
March 31, 1996                47,445               650,000

      The share commitments through January 15, 1996, were purchased by individuals who are not associated or affiliated with the Company or any of the Company's directors or executive officers, and the February 10 and 29, 1996, share commitments were purchased by the Company, primarily with funds obtained under its credit facility with Den norske. Upon purchase, the Board of Directors retired 58,059 shares of Series B Preferred Stock.

      The share commitment due March 31, 1996, was amended to allow the holders of the Series B Preferred Stock to convert 25,679 shares of the Series B Preferred Stock into 100,000 shares of common stock. The remaining commitment of 21,676 shares of Series B Preferred Stock for $296,932 was extended by mutual consent to April 30, 1996. The Company subsequently allowed the holders of the Series B Preferred Stock to convert the remaining 21,676 shares of Series B Preferred Stock into 75,410 shares of common stock.

LOAN TRANSACTIONS.

      In March, 1995, in order to meet a corporate commitment, the Company borrowed monies totalling $500,000 from Douglas L. Hawthorne and Rick G. Avare, who are officers/directors of the Company. The funds bore interest at the rate of 10% per annum and were due in full in July, 1996. The note was secured by gas properties, and the individuals had the option to convert their note to a working interest position in wells to be drilled offshore Louisiana. In July, 1995, the related parties converted their note to a 13.75% working interest in two wells. Pursuant to an agreement between the parties, the Company had the right to repurchase the working interest position on or before September 30, 1995. The Company exercised the right, as amended, to repurchase the working interest position for $750,000 plus a 3.875% overriding royalty interest prior to September 30, 1995.
In 1996, the Company purchased Mr. Avare's overriding royalty interest in the Ship Shoal 150 B-3 well for $125,000. The
Company is considering repurchasing the remaining overriding royalty interests of Messrs. Hawthorne and Avare in the Ship
Shoal 150 wells based upon the fair market value of the wells utilizing the 1996 year-end reserve report. However, no action has been taken by the Board of Directors at this time.

      In July, 1995, in order to fulfill a loan commitment to Century, an aggregate of $400,000 was funded by the directors of the Company. These monies were paid to the Company in exchange for a $400,000 participation in an existing note from Century Offshore Management Corporation ("Century") to the Company in the amount of $6,500,000 (the "Century Note"). Due to the fact that the Century Note was relinquished as a part of the Company's acquisition of the South Timbalier 148 properties, the Company and the directors simultaneously agreed to terminate the directors' participation in the Century Note. The Company remains liable to the directors for the outstanding balance at December 31, 1996, of $240,000 plus interest thereon at the rate of 22% per annum. Pursuant to the Termination of Participation Agreements entered into between the Company and the directors, payment of the balance is due in monthly installments of $12,352, beginning April 1, 1997, with the final payment due March 1, 1999.

      In April, 1996, the Company entered into agreements with two individuals, one of whom is Douglas L. Hawthorne, a director of the Company. Under the agreements, the individuals each paid to the Company $250,000 in exchange for the right to participate on a pro rata basis in the Century Note. The agreement allowed the individuals to receive a combined payment of $500,000 plus interest at 22% from the Century Note repayment. The agreements assigned the payments from the portion of the Century Note which was not pledged to the Company's primary lender. The proceeds received by the Company under the agreements, which reduced the carrying value of the Century Note, were used to fund additional development activities in the Gulf Coast region. In July, 1996, the Century Note was canceled as part of the consideration paid by the Company to Century for the purchase of certain oil and gas properties. The Company and the individuals simultaneously agreed to terminate the individuals' participation in the Century
Note in exchange for the Company assuming the liability to repay $500,000 to the individuals plus interest thereon at the rate of 22% per annum. The Company has paid the non-affiliated individual in full. Pursuant to the Termination of Participation Agreement entered into between the Company and Mr. Hawthorne, payment terms of the balance include $50,000 due and payable by March 10, 1997, and the remaining balance due in monthly installments of $10,293 beginning April 1, 1997, with the final payment due March 1, 1999.

PRIMA TRANSACTIONS.

      Under the letter agreement dated October 17, 1994, the Company had the right to acquire a 10% equity interest in Settle for $4,000,000 (the "Settle Securities"). Due to the fact that the Company was not in a position to acquire this equity interest, the agreement was subsequently amended to permit a third party to acquire the Settle Securities. The funds used to effect the foregoing acquisition were borrowed by the third party from Prima, a limited liability company in which Rick G. Avare owns a 20% interest. The third party is also a member of Prima and the principal stockholder of Southern Resources, Inc. Prima, in turn, borrowed the funds it used to provide the foregoing loan from a bank in Lexington, Kentucky. The Company has not guaranteed nor is it obligated on the Prima bank loan, and the bank will look solely to Prima and its members for payments. In connection with this transaction, the Company entered into a Put Agreement (the "Put Agreement") dated March 15, 1995, with Prima which provided that in the event Prima obtained title to the Settle Securities, Prima had the right to require the Company to purchase the Settle Securities for $4,000,000, payable in cash and common stock.

      The Put Agreement with Prima was terminated in July, 1995, and a new agreement, as amended, providing for the Company's ability to call the Settle Securities from the third party member of Prima for $4,000,000 has been substituted therefor (the "Call Agreement"). The Call Agreement also provides for non-refundable monthly installments of $31,250 (as originally required under the Put Agreement) until such time as a total of $1,000,000 has been advanced under the Call Agreement (including payments previously made under the Put Agreement). In the event the Company elects to call the Settle Securities, the advance payments shall be credited toward the purchase price. Additionally, a $500,000 certificate of deposit held as collateral for Prima's loan was liquidated by the Company and the funds were advanced to Prima under the potential Call Agreement. Prima used the $500,000 to purchase shares of Series B Preferred Stock from a third party, which Preferred Stock it subsequently converted to common stock. In the event the Company exercises the Call option, the $500,000 will be credited towards the purchase. The Company's right to call the Settle Securities begins January 15, 1997, and ends December 31, 1997.

EXECUTIVE OFFICERS.

      In September, 1995, the Company bought out a production platform use agreement from Century Oil, which is owned by Jonathan Rudney. Mr. Rudney was President of the Company from
January 1, 1996, until May 15, 1996.

      Mr. Rudney is also a 25% owner of Century, with whom the Company is jointly developing certain offshore and onshore properties in the Gulf Coast region (see Item 2, Description of Property, Gulf Coast Properties in General, of this Report on Form 10-KSB, regarding the Joint Operating Agreement between the Company and Century).

      The Company has paid or accrued fees of approximately
$68,000 and $44,000 during 1995 and 1994, respectively, to Advisory Services, Inc., for consulting and administrative services. Advisory Services is owned by Andrew J. Kacic who is a former officer and director of the Company.

      Effective December 31, 1995, the Company entered into a severance agreement with Andrew J. Kacic, its former President, Chief Executive Officer and founder, who resigned effective December 31, 1995. Under the agreement, Mr. Kacic was paid $85,000 and will receive the sum of $10,000 per month through March 31, 1998. In addition, the executive surrendered 515,590 CSO common stock options which had exercise prices of between $6.00 and $8.00 per share and expired between March 18, 2003, and February 1, 2005. In return, Mr. Kacic received 643,987 common stock options under a Severance Plan, at an exercise price of $4.00 per share and which expire on November 29, 2000. He also retained 46,203 CSO common stock options immediately exercisable, previously issued to him at $3.50 per share and which expire on October 11, 2002. The Company also agreed to provide for payment of an office lease through October, 1996, and assigned a one percent (1%) gross overriding royalty interest in certain oil and gas properties. As a result of the agreement, the Company recognized a charge against income of $371,346 and accrued a severance liability at December 31, 1995, of $286,346 based on an eight percent (8%) discount factor. As of December 31, 1996, this amount had been reduced to $142,293.

                     STOCKHOLDER PROPOSALS

      Any proposal that a stockholder of the Company intends to present at the 1998 Annual Meeting of Stockholders must be received by the Secretary at the Company's principal executive offices by March 2, 1998 in order to be considered by the Board of Directors for inclusion in the Board of Directors' proxy solicitation materials for that meeting.

                         ANNUAL REPORT

      The Company's 1996 Annual Report to Stockholders accompanies this Proxy Statement. All financial statements and other financial information and managements discussion and analysis of the financial condition and results of operations included in the Annual Report are incorporated herein by reference. Otherwise, the Annual Report does not form any part of the material for the solicitation of proxies.

                          PROXY SOLICITED ON BEHALF
                        OF THE BOARD OF DIRECTORS OF
                    AMERICAN RESOURCES OF DELAWARE, INC.

      The undersigned hereby constitutes and appoints Douglas L. Hawthorne and Rick G. Avare, and each of them (acting together if both are present and voting, or if only one of them is present and voting, then by one), with full power of substitution in each of them, the attorneys and proxies of the undersigned to vote as designated below at the Annual Meeting of Stockholders of American Resources of Delaware, Inc. (the "Company") to be held on June 3, 1997, or at any adjournment or adjournments thereof (the "Meeting"), all shares which the undesigned is entitled to vote at the Meeting.

PROPOSAL NO. 1: Amendment to the Company's Restated Certificate of Incorporation to add Article Eleven to classify the Board of Directors into three classes of directors with staggered three-year terms.

/ / FOR  / / AGAINST  / / ABSTAIN

PROPOSAL NO. 2: Election of Directors:

 Nominees: Rick G. Avare, Leonard K. Nave, Douglas L. Hawthorne,
David J. Fox, Jr. and William D. Bishop.

/ / VOTE FOR nominees listed above, except vote withheld from following nominees (if any):
                            ------------------------------------
----------------------------------------------------------------
/ / VOTE WITHHELD from all nominees.

PROPOSAL NO. 3: Ratification of the selection of KPMG Peat
Marwick LLP as independent auditors of the Company for 1997.

/ / FOR / / AGAINST / / ABSTAIN

PROPOSAL NO. 4: Amendment to Article Four of the Company's
Restated Certificate of Incorporation to increase the number of authorized shares of common stock from 20,000,000 shares to 50,000,000 shares.

/ / FOR / / AGAINST / / ABSTAIN

PROPOSAL NO. 5: In their discretion, upon such other matters as may be brought properly before the Meeting.

      THIS PROXY, IF IN PROPER FORM AND NOT REVOKED, WILL BE VOTED AS SPECIFIED BY THE STOCKHOLDER. IF NO CHOICE IS SPECIFIED, THIS PROXY WILL BE VOTED FOR THE APPROVAL OF PROPOSALS NO. 1, 3 AND 4 AND FOR THE ELECTION OF THE NOMINEES NAMED IN PROPOSAL NO. 2.
THIS PROXY IS REVOCABLE AT ANY TIME BEFORE IT IS VOTED AS INDICATED IN THE ACCOMPANYING PROXY STATEMENT. THE ACCOMPANYING PROXY STATEMENT DESCRIBES THE DISCRETIONARY AUTHORITY OF THE PROXIES TO VOTE FOR A SUBSTITUTE NOMINEE IF ANY OF THE NOMINEES NAMED ABOVE FAILS TO STAND FOR ELECTION AT THE MEETING.

      PLEASE VOTE, DATE, SIGN AND PROMPTLY RETURN THIS PROXY. PLEASE SIGN YOUR NAME LEGIBLY EXACTLY AS IT APPEARS HEREON. EACH JOINT OWNER SHOULD SIGN. IF EXECUTED BY A CORPORATION, PLEASE SIGN FULL CORPORATE NAME BY A DULY AUTHORIZE OFFICER. ATTORNEYS, EXECUTORS, ADMINISTRATORS, TRUSTEES, GUARDIANS, ETC., SHOULD GIVE FULL TITLE AS SUCH.

                    DATE:
                                ---------------------------------

                                ---------------------------------

                                ---------------------------------

                                ---------------------------------

      ATTACHED FOR INFORMATIONAL PURPOSES ONLY IS A COPY OF THE
FOLLOWING ITEMS WHICH ARE INCLUDED IN THE 1996 ANNUAL REPORT TO
STOCKHOLDERS OF AMERICAN RESOURCES OF DELAWARE, INC. AND WHICH
ARE INCORPORATED BY REFERENCE INTO THE PROXY STATEMENT:

      MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
      AND RESULTS OF OPERATIONS.

      AMERICAN RESOURCES OF DELAWARE, INC. AND SUBSIDIARY
      CONSOLIDATED FINANCIAL STATEMENTS FOR THE YEARS ENDED
      DECEMBER 31, 1996 AND 1995

                   MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                FINANCIAL CONDITION AND RESULTS OF OPERATIONS

      The following discussion is intended to assist in an understanding of the Company's financial position and results of operations for each year of the two-year period ended December 31, 1996. The Company's financial statements and the notes thereto which follow contain detailed information that should be referred to in conjunction with the following discussion.

      SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES
LITIGATION REFORM ACT OF 1995:

      Statements, other than historical facts, contained in this Annual Report on Form 10-KSB, including statements of estimated oil and gas production and reserves, drilling plans, future cash flows, anticipated capital expenditures and Management's strategies, plans and objectives, are "forward looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Although the Company believes that its forward looking statements are based on reasonable assumptions, it cautions that such statements are subject to a wide range of risks and uncertainties incident to the exploration for, acquisition, development and marketing of oil and gas, and it can give no assurance that its estimates and expectations will be realized. Important factors that would cause actual results to differ materially from the forward looking statements include, but are not limited to, changes in production volumes, worldwide demand, and commodity prices for petroleum natural resources; the timing and extent of the Company's success in discovering, acquiring, developing and producing oil and gas reserves; risks incident to the drilling and operation of oil and gas wells; future production and development costs; the effect of existing and future laws, governmental regulations and the political and economic climate of the United States and foreign countries in which the Company operates, if any; the effect of hedging activities; and conditions in the capital markets. Other risk factors are discussed elsewhere in this Form 10-KSB, including those risk factors described under the headings "General," "Sales" and "Environmental Matters."

      GENERAL:

      The Company was formed in August, 1992, to acquire the assets and assume certain liabilities of Standard Oil and Exploration of Delaware, Inc. ("Standard Oil"), an oil and gas company operating under Chapter 11 bankruptcy protection at that time. Since the consummation of the Standard Oil transaction in April, 1993, the Company has taken a number of steps to become a fully integrated oil and gas company and enhance its financial position on a prospective basis, including the following:

-- By February, 1994, the Company had completed a number of transactions involving the acquisition of oil and gas properties and interests in such properties. Notable among these transactions was the Company's acquisition of the assets of Southern Gas Company, Inc. ("SGC"), an independent Kentucky-based natural gas production, pipeline and gas marketing company. The addition of the SGC assets together with its experienced management team has been a significant factor in the Company's success and growth to date.

-- During 1995, the Company participated with Century Offshore Management Corporation ("Century") in the successful drilling and completion of two wells (the B-3 and B-4 Wells) on the Federal lease block known as Ship Shoal Block 150 (Ship Shoal 150) in the Gulf Coast region. The wells are located offshore Louisiana and were flowing at combined rates of 1,550 barrels of oil and 700 thousand cubic feet
      (mcf) of gas per day as of December 29, 1996.   The Company
      owns a 50% working interest (33.4% net revenue interest) in the B-3 well and a 50% working interest (30.5% net revenue interest) in the B-4 well.

-- On September 28, 1995, the Company entered into a $20,000,000 revolving credit agreement through February 1, 2002, with Den norske Bank AS. (Den norske). On August 7, 1996, the revolving credit facility was increased to $30,000,000. As of December 31, 1996, the borrowing base under the revolving credit facility was $25,083,000. Additional borrowings under the credit facility are dependent on a redetermination of the borrowing base, which is primarily dependent on the value of the mortgaged properties as determined under Den norske's internal lending procedures. Reductions on the credit facility are also dependent on the borrowing base. At December 31, 1996, monthly principal reductions are $500,000. The borrowing base will be redetermined semi-annually on each October 1 and April 1 prior to February 1, 2002.

      The proceeds were used primarily to pay the outstanding balances under a previous credit facility with Bank One
      Texas, N.A., and fund development activities in the Louisiana Gulf Coast area.

      In February, 1997, the credit agreement with Den norske was amended to reduce the interest rate to the prime rate plus 1/2% per annum and establish a $2,500,000 development facility which can be drawn upon by the Company to develop properties. The development facility matures on March 1, 1998, and carries an interest rate of prime plus 2% per annum.

-- In November, 1995, the Company completed a private placement of its common stock which raised $1,235,000 ($1,128,236 net of offering costs). Under the private placement, the Company sold to accredited investors an aggregate of 41.17 units, each consisting of 10,000 shares of the Company's common stock, par value $.00001 per share, and one Class A Warrant and one Class B Warrant.

-- In December, 1995, the Board of Directors reviewed all existing consulting agreements in order to evaluate the cost effectiveness of the services being provided to the Company. As a result, contracts funded with common stock with Corporate Communications Network, Inc. ("CCN"), and Bridge Water Financial ("BWF"), unrelated third parties, were terminated, resulting in a one-time, non-cash charge against income of $1,116,913, which represented the unamortized balance of the contracts.

-- In connection with an asset purchase transaction in 1994, the Company acquired an ownership interest in National American Life Insurance Company of Pennsylvania, Inc. ("NALICO"), a privately held insurance company. The non-operating investment was recorded at an acquired cost basis of $869,000. Based upon information received relative to the financial deterioration of NALICO, which included the fact that NALICO was operating under rehabilitation proceedings, Management obtained an independent appraisal of the Company's investment value in NALICO as of December 31, 1995. As a result of the appraisal, the Company reduced the investment value to zero from its acquired cost basis and recognized the reduction as a charge against income in 1995.

-- On February 26, 1996, the Company acquired gas properties, equipment and pipelines from AKS Energy Corporation (AKS). As consideration for the assets, the Company paid $2,909,010 in cash, assumed $125,000 of AKS's severance tax obligations, issued 225,000 shares of the Company's common stock at a value of $3.59 per share and issued warrants with an estimated value of $348,525 to purchase an additional 225,000 shares of the Company's common stock with an exercise price of $5.00 per share and an expiration date of December 31, 1998. In December, 1995, the Company advanced $1,000,000 to AKS as partial consideration for the acquisition which was included in gas properties. The cash included in the purchase price was made available from borrowings under the Company's credit facility with its primary lender.

      The Company also entered into an agreement to participate with AKS in the joint development of leases in Southeastern Kentucky gas fields wherein the Company would have the right to earn 50% of the remaining undeveloped acreage. However, the joint development agreement was terminated in November, 1996, when the Company decided to focus its development efforts and capital into the Gulf Coast region.

      The foregoing transaction was effected pursuant to an Asset
      Purchase Agreement entered into by and between the Company and AKS dated December 27, 1995.

-- On May 22, 1996, the Company conveyed an approximate 2.2 billion cubic feet (bcf) volumetric production payment in Appalachian wells recently purchased from AKS through a facility sponsored by William Energy Services Company, a subsidiary of the Williams Companies, Inc. and structured by NationsBank. The Company received $4,300,000 ($4,147,300 after related costs) for the production payment, which has an anticipated six year term. Of the funds received, $2,500,000 was used to reduce the Company's credit facility with its primary lender. The Company used the remainder of the funds for working capital and further acquisition and development activities in the Gulf Coast region.

-- In June, 1996, the Company completed a private placement of $1,000,000 ($900,000 net of offering costs). The private placement consisted of 100 units, each unit consisting of 3,300 shares of common stock and one Class A Common Stock Purchase Warrant (Class A Warrant). Each Class A Warrant entitles the holder to purchase 1,650 shares of the Company's common stock at an exercise price of $4.00 per share. The Class A Warrants are immediately exercisable and expire October 8, 1999.

      In 1996, the Company filed a Registration Statement, effective in October, 1996, which registered the shares of common stock sold in the private placement and the shares of common stock for which the Class A Warrants may be exercised.

-- On July 3, 1996, the Company acquired proved developed and undeveloped oil and gas properties, equipment and pipelines from Century located on the Federal lease block known as South Timbalier Block 148 (South Timbalier 148), offshore Louisiana. As consideration for the assets, the Company paid $4,000,000 in cash, issued an Installment Note in the amount of $4,000,000 payable in two equal installments on August 31, 1996, and September 30, 1996 (the Installment Note provided for payment at the Company's option of cash or the issuance of restricted common stock of the Company at $3.00 per share), extinguished an existing note from Century to the Company in the amount of $6,500,000 (Century Note) and assumed existing liens against the assets in the approximate amount of $1,051,000. The parties subsequently entered into an extension agreement, dated September 24, 1996, whereby Century extended the due date of the installment payments until the earlier of the completion of funding of the Company's private placement or five days after written notice from Century. As of December, 1996, the Company's private placement (see Note 6 to the Notes to Financial Statements included in Item 7 of this Report on Form 10-KSB) was completed and the Company had completed the funding of the installment payments. The foregoing transaction was effected pursuant to an Asset Purchase Agreement entered into by and between the Company, Southern Gas and Century, dated July 3, 1996.

      Also on July 3, 1996, the Company, Southern Gas and Century entered into an Asset Purchase Agreement whereby Southern Gas acquired certain rights and interests in undeveloped properties from Century located onshore Louisiana. On August 31, 1996, the parties entered into a Capitalization and Termination of Purchase and Sale Agreement (Capitalization Agreement), which effectively terminated the July 3, 1996, agreement and provided for the Company, through Southern Gas, to acquire between 5.6% and 9.5% contract rights from Century in three undeveloped properties located onshore Louisiana. As consideration for these rights, the Company has paid $4,509,000 in cash.

-- In November, 1996, the Company privately placed 4% convertible securities in the aggregate principal amount of $6,000,000 ($4,997,554 net of placement costs) with a maturity date one year from date of issuance. The securities are convertible at the option of the holders into shares of common stock valued at the lesser of (1) the closing bid price of the common stock as reported on NASDAQ on the date of issuance of the security, or (2) 75% of the average closing bid prices of the common stock as reported on NASDAQ for the five trading days prior to the date of conversion (the Conversion Price). Securities that are not converted prior to their maturity dates automatically convert on their maturity dates. Prior to the receipt of a conversion notice, the Company has the right to redeem any security for a cash amount equal to 125% of the principal amount of the security, plus unpaid accrued interest, if the conversion price is below the closing bid price of the common stock as reported on NASDAQ on the date the security was issued. The Company agreed to register the shares of common stock into which the securities are convertible within 120 days after demand is made by a security holder. The shares of common stock into which the securities are convertible have been registered under an S-3 registration statement which was effective on January 23, 1997.

-- On November 27, 1996, the Company entered into a five year corporate relations agreement with Corporate Relations Group, Inc. (CRG), Winter Park, Florida, to assist the Company with its shareholder relations. As consideration for the agreement, the Company paid CRG $550,000 cash and granted CRG a one year option to purchase 100,000 shares of common stock for $3.00 per share, a two year option to purchase 100,000 shares of common stock for $3.60 per share, a three year option to purchase 100,000 shares of common stock for $4.20 per share, a five year option to purchase 100,000 shares of common stock for $4.80 per share, and a five year option to purchase 100,000 shares of common stock for $6.00 per share. The options have a weighted average fair value of approximately $1.27 per share.

      The Company believes its relationship with Settle Oil and Gas Company ("Settle") and Century and the Company's corresponding expansion into the Gulf Coast region will play a significant role in the Company's future growth. On July 21, 1995, under a plan of reorganization approved by the Bankruptcy Court, Settle merged with Century. Any and all references to Settle subsequent to July 21, 1995, refer to the merged entity. As of March 17, 1997, this relationship has resulted in the following transactions:

-- The Company provided $6,500,000 in financing to fund Settle's working interest participation in the drilling of oil and gas wells located on South Timbalier 148 in the Gulf of Mexico, offshore Louisiana. The South Timbalier 148 field comprises the under-developed northwest flank of the highly productive South Timbalier 176 salt dome. Cumulative production to date on this salt dome is approximately 1.3 trillion cubic feet of gas and oil equivalents. This loan was secured by a mortgage on Settle's interest in several producing properties and bore interest at 22% per annum. On July 3, 1996, the Company extinguished the loan as partial consideration for the acquisition of the properties securing the loan.

-- The Company acquired for $750,000 a 26.25% working interest from Settle in Ship Shoal 150 in the Gulf of Mexico, also off-shore Louisiana. The interest purchased is located on the under-developed west flank of a highly productive salt dome which has produced over 65 million barrels of oil and 65 bcf of gas to date. Two successful wells were drilled in 1995 on this property from an existing production platform. The Company acquired an additional 23.75% working interest in Ship Shoal 150 by funding 100% of the costs of drilling the first well thereon.

-- The Company invested in the formation of a new limited liability company known as Crescent Turnkey & Engineering, L.L.C. ("Crescent"), a Delaware limited liability company formed for the purpose of performing contract drilling services for the Company and third parties. Crescent was capitalized at $250,000, with the Company providing $110,000 for a 44% ownership interest. Century and certain of Century's officers and directors are also members of Crescent, with a combined ownership interest of 45%; and Century has also contributed additional services and
      expertise from certain of its existing personnel.    During
      1995, Crescent drilled the B-3 and B-4 Wells on Ship Shoal 150 for the Company.

-- The Company and Century have agreed to jointly drill and develop, subject to available financing, prospects owned by Century in the Gulf Coast region, both on-shore and off-shore. Recently acquired 3-D seismic surveys on certain of these prospects indicate significant potential reserves. At this time, the Company has invested an additional $4.5 million towards the joint development of unproved properties in the Gulf Coast region with Century. These funds have been expended for lease acquisition costs on certain onshore prospects.

-- In 1995, the Company sold various mechanics' and materialmen's liens and an unsecured claim of a major creditor of Century for approximately $4,200,000. The Company had acquired $10,900,000 of claims at a combined cost of approximately $2,100,000. The sale resulted in non-recurring gains of approximately $2,100,000, which were used to fund various commitments with Century and provide development funds.

-- In September, 1995, the Company bought out a production platform use agreement from Century Oil Company ("Century Oil") in the offshore Louisiana waters, Ship Shoal 150, for $1,800,000 in connection with their joint development of the lease block. Prior to its purchase of the platform, the Company was paying approximately $37,500 per month for use of the platform for one well which, with the addition of a second well, would have amounted to a total of $75,000 per month. The purchase was funded with proceeds from the Den norske credit facility.

-- Under the October 17, 1994, letter agreement with Settle, the Company had the right to acquire a 10% equity interest in Settle for $4,000,000 (the "Settle Securities"). Due to the fact that the Company was not in a position to acquire this equity interest, the agreement was subsequently amended to permit a third party to acquire the Settle Securities. The funds used to effect the foregoing acquisition were borrowed by the third party from Prima Capital, LLC ("Prima"), a limited liability company of which an officer/director of the Company is a member. The third party is also a member of Prima and the principal stockholder of Southern Resources, Inc. Prima, in turn, borrowed the funds it used to provide the foregoing loan from a bank in Lexington, Kentucky. The Company has not guaranteed nor is it obligated on the Prima bank loan, and the bank will look solely to Prima and its members for payments. In connection with this transaction, the Company entered into a Put Agreement (the "Put Agreement") dated March 15, 1995, with Prima which provided that in the event Prima obtained title to the Settle Securities, Prima had the right to require the Company to purchase the Settle Securities for $4,000,000, payable in cash and common stock.

      The Put Agreement with Prima was terminated in July, 1995, and a new agreement, as amended, providing for the Company's ability to call the Settle Securities from the third party member of Prima for $4,000,000 has been substituted therefor (the "Call Agreement"). The Call Agreement also provides for non-refundable monthly installments of $31,250 (as originally required under the Put Agreement) until such time as a total of $1,000,000 has been advanced under the Call Agreement (including payments previously made under the Put Agreement). In the event the Company elects to call the Settle Securities, the advance payments shall be credited toward the purchase price. Additionally, a $500,000 Certificate of Deposit held as collateral for Prima's loan was liquidated by the Company, and the funds were advanced to Prima under the potential Call Agreement. Prima used the $500,000 to purchase shares of Series B Preferred Stock which it subsequently converted to common stock. In the event the Company exercises the Call option, the $500,000 will be credited towards the purchase. The Company's right to call the Settle Securities begins January 15, 1997, and ends December 31, 1997.

      While the Company believes its activities to date have formed the foundation for continued growth and profitability, the Company notes that its revenue, profitability and future rate of growth are substantially dependent upon prevailing prices for natural gas, oil and condensate which are dependent upon numerous factors beyond the Company's control such as economic, political and regulatory developments and competition from other sources of energy. The energy markets have historically been very volatile, and there can be no assurance that oil and gas prices will not be subject to wide fluctuations in the future. A substantial or extended decline in oil and gas prices could have a material adverse effect on the Company's financial position, results of operations, quantities of oil and gas reserves that may be economically produced and access to capital.

      RESULTS OF OPERATIONS FOR THE YEARS ENDED DECEMBER 31, 1996
AND 1995:

      Total revenues increased 92% to $33,039,173 in 1996, compared to $17,214,299 in 1995. Corresponding operating expenses increased 91% to $27,503,339 in 1996, compared to $14,421,916 in 1995. Operating income in 1996 was $3,211,826, compared to a loss of ($1,060,265) in 1995. Components of the changes are as follows:

--    MARKETING: The Company's marketing volumes have increased to
      ---------
      6.6 bcf in 1996, as compared to 4.7 bcf in 1995. The volume increase results primarily from the Company's increased production and marketing activity in the Kentucky region, and continued focus to function as an integrated oil and gas company. Strong gas prices during the first and fourth quarters of 1996 helped offset lower prices in the second and third quarters. However, strong price competition resulted in a 2.0% profit on marketing revenues in 1996, as compared to 5.3% in 1995.

--    PRODUCTION:  The Company's production revenues increased
      ----------
      167% in 1996, to $8,540,569 from $3,198,987 in 1995.
      Production on a bcf equivalent basis has increased to 3.3 bcf in 1996 as compared to 1.4 bcf in 1995. The increase in production volumes results primarily from an increase in the Company's Gulf Coast region production. In 1996, production from the Gulf Coast region was approximately 1.8 bcf equivalent as compared to approximately .7 bcf in 1995. Production from the Ship Shoal 150 B-3 and B-4 wells, which were drilled and completed in mid and late 1995, respectively, has increased to approximately 1.0 bcf equivalent for 1996 as compared to approximately.7 bcf for 1995. In July, 1996, the Company also acquired working interests ranging between 5% and 22.5% in five (5) producing wells in the South Timbalier 148 block, and interests ranging between 22.5% and 45% in five (5) drilled but uncompleted wells on the block. Since the acquisition, the Company has completed the five (5) uncompleted wells and has drilled a successful developmental well on the block. As a result, production from the South Timbalier 148 block added production during the period of approximately 127,000 mcf equivalent. Also in 1996, production from the Company's Kentucky wells has increased to approximately 1.2 bcf as compared to approximately .6 bcf for 1995. The increase in Kentucky production results primarily from the Company's acquisition of various producing gas fields from AKS in February, 1996.

      Also contributing to the increase are stronger gas and/or oil prices during 1996 versus 1995. The average price per mcf equivalent on oil and gas production in 1996 was $2.82 versus $2.33 in 1995. Contributing to the price increase in 1996 was Gulf Coast production where the Company realized an average of $20.11 per barrel of oil and $2.96 per mcf of gas.

      Production expenses also increased to $1,402,389 in 1996, from $765,285 in 1995. The increase results from production costs associated with the Ship Shoal 150 and South Timbalier 148 properties which total approximately $428,000 for 1996 versus approximately $230,000 for 1995, and additional operating costs relating to the property acquired from AKS. The average production cost per mcf equivalent in 1996 was $.46 versus $.56 for the comparable period in 1995. This reflects lower operating costs per mcf equivalent in the Gulf Coast region of $.35 in 1996 versus $.41 in 1995. The reduction in costs in the Gulf Coast were slightly offset by increased operating costs on the Company's Kentucky properties ($.59 per mcf in 1996 versus $.41 per mcf in 1995).

--    DEPRECIATION, DEPLETION AND AMORTIZATION:  Depreciation,
      ----------------------------------------
      depletion and amortization increased to $3,309,159 in 1996 from $1,577,770 in 1995. The increase results primarily from approximately $1,667,000 of depreciation, depletion and amortization on the Gulf Coast properties.

      The Company expended approximately $21,700,000 on oil and gas proved property acquisition and development costs and $3,100,000 on property and equipment costs during 1996. The Company's finding cost of proved reserves for 1996 versus 1995 on an mcf equivalent basis was $.89 versus $.63, respectively. The Company expects depreciation, depletion and amortization to continue to increase in 1997 with its continued development in the Gulf Coast area.

--    GENERAL AND ADMINISTRATIVE ("G&A"):  G&A decreased 2% to
      --------------------------
      $2,324,008 in 1996, as compared to $2,364,389 in 1995.  As a percentage of total revenue less related marketing expenses, G&A decreased to 22% in 1996 versus 44% in 1995.

      During 1996, the Company closed its Scottsdale, Arizona office and consolidated the principal offices to Versailles, Kentucky. In late 1996, the Company established an office in New Orleans, Louisiana, to monitor and expand the Gulf Coast operations.

      Primary components of G&A in 1996 include payroll ($898,753), professional fees ($223,224), consulting fees ($98,000), insurance ($234,254) and travel ($136,236). The same components of G&A for 1995 were, payroll ($892,914), professional fees ($271,636), consulting fees ($326,340), insurance ($163,264) and travel ($100,453). Consulting fees have decreased from 1995 due to less outsourcing of projects and increased internal control of projects. Insurance costs have increased primarily due to the Company's involvement in offshore Louisiana properties. The Company carries liability, property and business interruption coverage on the offshore properties.

--    OTHER INCOME (EXPENSE):  Other income (expense) consisted
      ----------------------
      of the following:

      *     INTEREST INCOME:  Interest income resulted primarily
            ---------------
            from interest earned on notes receivable issued to Century. The notes, which were extinguished as part of the consideration in the acquisition of the South Timbalier 148 properties in July, 1996, earned interest at 22%. Approximately $720,000 of the interest earned in 1996 related to these notes.

      *     INTEREST EXPENSE:  Interest expense increased to
            ----------------
            $2,440,453 in 1996 as compared to $1,151,950 in 1995.
            The increase was attributable to debt service payments made on additional borrowings under the Company's credit facility agreement. The Company had weighted average borrowings under the facility of approximately $20.8 million as compared to approximately $10 million in 1995. The Company's outstanding indebtedness under the facility was $25.1 million versus $17.5 million at December 31, 1996 and 1995, respectively.

      *     SETTLEMENT INCOME:  In 1995, the Company recognized a
            -----------------
            gain of $2,189,616 on the sale of various mechanics' and materialmen's liens and unsecured claims relating to the Century reorganization (see Note 8 to the Notes to Financial Statements included in Item 7 of this Report on Form 10-KSB).

      *     IMPAIRMENT OF STOCK INVESTMENT:  In December, 1995, the
            ------------------------------
            Company impaired the acquired cost of stock held in NALICO to zero. The stock was acquired in connection with a purchase transaction in 1994. Due to a deterioration of NALICO's financial position, management obtained an independent appraisal of the Company's investment value in NALICO as of December 31, 1995. As a result of the appraisal, an impairment of the non-operating asset resulted in a charge against income of $869,000.

      *     DEFERRED COMPENSATION AND EMPLOYEE SEVERANCE EXPENSE:
            ----------------------------------------------------
            The expense recognized in 1995 resulted from a $1,116,913 charge against income pertaining to the termination of two consulting agreements funded with the Company's common stock. The consulting agreements were with CCN and BWF and were for seven and two years, respectively. Upon review of the contracts, Management decided it was in the long-term best interest of the Company to terminate the agreements. The charge against income represented the unamortized balance of the contracts.

      Also, effective December 31, 1995, the Company entered into a severance agreement with former President, Chief Executive Officer and founder, who resigned effective as of that date.

      Under the agreement, the executive was paid $85,000 and will receive the sum of $10,000 per month through March 31, 1998. As a result of the agreement, the Company recognized a charge against income of $371,346 in 1995 (see Note 18 of the Consolidated Financial Statements).

--    NET INCOME:  Net income for 1996 increased to $911,755 from
      ----------
      $266,153 in 1995. The increase results from higher profitability levels mainly in the Company's oil and gas production operation. Results of the Company's operations for oil and gas activities is as follows:


                                   1996               1995
                                   ----               ----

      Oil and gas sales         $8,540,569          3,198,987

      Gain (loss) on sale of
       properties                 (153,000)            91,000

      Production costs          (1,402,389)          (765,285)

      Depreciation, depletion
       and amortization         (2,431,633)          (881,085)
                                 ---------         ----------

                                $4,553,547          1,643,617
                                ==========         ==========

      However, the effect of the higher profitability on oil and gas operations was partially offset by higher interest expense due to increased borrowing levels, increased depreciation on property and equipment expenditures and the Company's net effective tax rate of 41%.

LIQUIDITY AND CAPITAL RESOURCES:

      Cash and cash equivalents at December 31, 1996, was $353,419 as compared to $826,393 at December 31, 1995. The Company also had a working capital deficit of approximately $5.1 million at December 31, 1996. Historically, the Company has funded its oil and gas exploration, development and acquisition activities primarily with bank borrowings and, to a lesser extent, equity capital from private placements and cash flow from operations.
The working capital deficit at December 31, 1996, was primarily due to $6.0 million of current maturities owed under the Den norske credit facility. However, the credit facility is designed to be repaid with cash flow from operations. The Company's net cash provided by operating activities increased in 1996 to approximately $6.1 million as compared to approximately $350,000 in 1995. The Company expects to meet its debt service obligations in 1997 with the additional cash flow anticipated to be generated from the acquisition and completion of various wells on the South Timbalier Block 148 property. The Company completed five wells and drilled an additional successful developmental well on the property during the fourth quarter of 1996. The Company also drilled and completed an additional well on the property during the first quarter of 1997. Production from South Timbalier Block 148 is expected to generate between $600,000 and $750,000 of additional cash flow per month. The Company also has additional drilling prospects identified in the Gulf Coast region for 1997 which should also add to cash flow.

      To assist in the Company's ongoing exploration, development and acquisition efforts, the Company has a $30 million credit facility available with Den norske. At December 31, 1996, the borrowing base under the revolving credit facility was $25,083,000. Additional borrowings under the credit facility are dependent upon a redetermination of the borrowing base, which is primarily dependent on the value of the mortgaged properties as determined under Den norske's internal lending procedures. Reductions on the credit facility are also dependent upon the borrowing base. Borrowings under the credit facility are collateralized by substantially all of the Company's oil and gas properties.

      In order to meet current and long-term working capital needs, the Company intends to utilize expected increases in cash flow from oil and gas production activities, potential additional equity raised through private placements, and additional availability under its credit facility as increases in the borrowing base are achieved through oil and gas reserve increases. To immediately assist with the Company's ongoing development of the Gulf Coast region, in February, 1997, the Den norske credit agreement was amended to reduce the interest rate to prime rate plus 1/2% per annum. The borrowing base was redetermined to be $25,000,000; and at March 1, 1997, the Company has $24,083,000 of outstanding borrowings against the borrowing base. Additionally, Den norske established a $2,500,000 development facility which allows the Company to borrow up to $2,500,000 at prime rate plus 2% per annum for development of its Gulf Coast properties. The development facility matures on March 1, 1998, and the Company had borrowings against the development facility of approximately $832,000 at March 17, 1997. The Company also completed two private placements totalling $7,000,000 during 1996, which generated approximately $5.9 million after placement costs. The Company is continuing to seek funds through private placements in 1997 in order to assist funding its exploration, development and acquisition activities. The Company is also exploring the availability of funds through volumetric production payments similar to the production payment consummated in 1996 with Williams Energy Services Company. Volumetric production payments allow the Company to obtain non-recourse financing on specific properties. This type of financing is especially attractive for the Company's Kentucky region production in Appalachia.

      Under the credit facility with Den norske, the Company is required to maintain certain ratios relating to debt coverage ratio, current ratio, tangible net worth, general and administrative expenses and quarterly interest ratio. Under the covenants, the financial amounts used to compute the requirements are specifically defined in the credit facility. The following lists the specific requirements and the actual amounts as calculated under the terms of the credit facility at December 31, 1996:

                                      Required        Actual
                                      --------        ------

      Debt coverage ratio            1.2 to 1.0     1.67 to 1.0
      Current ratio                  1.0 to 1.0     1.16 to 1.0
      Tangible net worth             $16,963,257    $25,927,316
      General and administrative
       expenses                      $3,178,396     $2,324,008
      Quarterly interest ratio       3.0 to 1.0     3.90 to 1.0

      Under the required calculation of the current ratio, the Company is allowed to deduct from current liabilities current amounts of principal and interest due under the credit facility. At December 31, 1996, the Company was in compliance with all of the required financial ratios.

      The following tables summarize the Company's financial position and statements of cash flows at December 31, 1996 and 1995, and for the years then ended:

            (Amounts in Thousands)
                                          1996          1995
                                          ----          ----

      Working Capital                   $(5,112)         (613)
      Property and equipment             53,740        29,984
      Other                               3,345         7,016
                                        -------       -------

                                        $51,973       $36,387
                                        =======       =======

      Long-term debt                    $19,422        14,569
      Deferred taxes and other            6,183         3,066
      Stockholders' equity               26,368        18,752
                                        -------       -------

                                        $51,973        36,387
                                        =======       =======

      (Amounts in Thousands)              1996          1995
                                          ----          ----

      Net cash provided by
       operating activities               6,087           353
      Net cash provided by
       investing activities             (18,851)      (13,391)
      Net cash provided by
       financing activities              12,291        12,746
                                        -------       -------
      Decrease in cash and
       cash equivalents                 $  (473)      $  (292)
                                        =======       =======

      As the above tables reflect, the Company's working capital position decreased approximately $4,500,000 which was primarily due to increased borrowings which aided in financing various property acquisitions during 1996. The principal acquisitions were as follows:

      On February 26, 1996, the Company acquired gas properties, equipment and pipelines from AKS. As consideration for the assets, the Company paid $2,909,010 in cash, assumed $125,000 of AKS's severance tax obligations, issued 225,000 shares of the Company's common stock at a value of $3.59 per share and issued warrants with an estimated value of $348,525 to purchase an additional 225,000 shares of the Company's common stock with an exercise price of $5.00 per share and an expiration date of December 31, 1998. In December,

      1995, the Company advanced $1,000,000 to AKS as partial consideration for the acquisition which was included in gas properties. The cash included in the purchase price was made available from borrowings under the Company's credit facility.

      The Company also entered into an agreement to participate with AKS in the joint development of leases in Southeastern Kentucky gas fields wherein the Company would have the right to earn 50% of the remaining undeveloped acreage. However, the joint development agreement was terminated in November, 1996, when the Company decided to focus its development efforts and capital into the Gulf Coast region.

      On July 3, 1996, the Company acquired proved developed and undeveloped oil and gas properties, equipment and pipelines from Century located offshore Louisiana on South Timbalier
      148. As consideration for the assets, the Company paid $4,000,000 in cash, issued an Installment Note in the amount of $4,000,000 payable in two equal installments on August 31, 1996, and September 30, 1996 (the Installment Note provided for payment at the Company's option of cash or the issuance of restricted common stock of the Company at $3.00 per share), extinguished the Century Note to the Company in the amount of $6,500,000 (Century Note) and assumed existing liens against the assets in the approximate amount of $1,051,000. The parties subsequently entered into an extension agreement, dated September 24, 1996, whereby Century extended the due date of the installment payments until the earlier of the completion of funding of the Company's private placement or five days after written notice from Century. As of December, 1996, the Company's private placement was completed and the Company had completed the funding of the installment payments. The foregoing transaction was effected pursuant to an Asset Purchase Agreement entered into by and between the Company, Southern Gas and Century, dated July 3, 1996.

      Also on July 3, 1996, the Company, Southern Gas and Century entered into an Asset Purchase Agreement whereby Southern Gas acquired certain rights and interests in undeveloped properties from Century located onshore Louisiana. On August 31, 1996, the parties entered into a Capitalization and Termination of Purchase and Sale Agreement (Capitalization Agreement), which effectively terminated the July 3, 1996, agreement and provided for the Company, through Southern Gas, to acquire between 5.6% and 9.5% contract rights from Century in three undeveloped properties located onshore Louisiana. As consideration for these rights, the Company has paid $4,509,000 in cash.

      On May 22, 1996, through a facility sponsored by Williams Energy Services Company, a subsidiary of the Williams Companies, Inc., and structured by NationsBank, the Company conveyed an approximate 2.2 bcf volumetric production payment in Appalachian wells recently purchased from AKS. The Company received $4.3 million ($4,147,300 after related costs) for the production payment which has an anticipated six year term. Of the funds received, $2.5 million was used to reduce the Company's credit facility with its primary lender. The Company used the remainder of the funds for working capital and further acquisition and development activities in the Gulf Coast region.

      In July, 1995, in order to fulfill a loan commitment to Century, an aggregate of $400,000 was funded by the directors of the Company. These monies were paid to the Company in exchange for a $400,000 participation in the Century Note. Due the fact that the Century Note was relinquished as a part of the Company's acquisition of the South Timbalier 148 properties, the Company and the directors simultaneously agreed to terminate the directors' participation in the Century Note. The Company remains liable to the directors for the outstanding balance at December 31, 1996, of $240,000 plus interest thereon at the rate of 22% per annum. Pursuant to the Termination of Participation Agreements entered into between the Company and the directors, payment of the balance is due in monthly installments of $12,352, beginning April 1, 1997, with the final payment due March 1, 1999.

      In April, 1996, the Company entered into agreements with two individuals, one of whom is a director of the Company. Under the agreements, the individuals each paid to the Company $250,000 in exchange for the right to participate on a pro rata basis in the Century Note. The agreement allowed the individuals to receive a combined payment of $500,000 plus interest at 22% from the Century Note repayment. The agreements assigned the payments from the portion of the Century Note which was not pledged to the Company's primary lender. The proceeds received by the Company under the agreements, which reduced the carrying value of the Century Note, were used to fund additional development activities in the Gulf Coast region. In July, 1996, the Century Note was canceled as part of the consideration paid by the Company to Century for the purchase of certain oil and gas properties. The Company and the individuals simultaneously agreed to terminate the individuals' participation in the Century Note in exchange for the Company assuming the liability to repay $500,000 to the individuals plus interest thereon at the rate of 22% per annum. The Company has paid the non-affiliated individual in full. Pursuant to the Termination of Participation Agreement entered into between the Company and the director, payment terms of the balance include $50,000 due and payable by March 10, 1997, and the remaining balance due in monthly installments of $10,293 beginning April 1, 1997, with the final payment due March 1, 1999.

      Since the Company's acquisition of an interest in the South Timbalier 148 Block, it has expended approximately $6.0 million towards the development of the property. In conjunction with the joint interest owner and operator of the property, Newfield Exploration, a second and third production platform were installed in the Company's area of interest and are now in operation. The platforms were installed to accommodate the production developed as a result of the completion of the wells acquired. Nine of the wells purchased are currently producing.

      In addition to the South Timbalier 148 wells acquired, two new wells have been successfully drilled and completed on the property and production had commenced March 1, 1997.

      In order to assist in the Company's continued growth and expansion the Company also completed two private placements during 1996 and one private placement during 1995 as follows:

      In June, 1996, the Company completed a private placement of $1,000,000 ($900,000 net of offering costs). The private placement consisted of 100 units, each unit consisting of 3,300 shares of common stock and one Class A Warrant . Each Class A Warrant entitles the holder to purchase 1,650 shares of the Company's common stock at an exercise price of $4.00 per share. The Class A Warrants are immediately exercisable and expire October 8, 1999.

      In November, 1995 the Company completed a private placement of its common stock which raised $1,235,000 ($1,128,236 net of offering costs). Under the private placement, the Company sold to accredited investors an aggregate of 41.17 units each consisting of 10,000 shares of the Company's common stock, and one Class A Warrant and one Class B Warrant.

      In 1996, the Company filed a Registration Statement, effective in October, 1996, which registered the shares of common stock sold in the private placements and the shares of common stock for which the 1996 and 1995 Class A Warrants may be exercised.

      In 1996, the Company privately placed 4% convertible securities in the aggregate principal amount of
      $6,000,000 ($4,997,554 net of placement costs) with a maturity date one year from date of issuance. The securities are convertible at the option of the holders into shares of common stock valued at the lesser of (1)
      the closing bid price of the common stock as reported on NASDAQ on the date of issuance of the security, or (2)
      75% of the average closing bid prices of the common
      stock as reported on NASDAQ for the five trading days
      prior to the date of conversion (the Conversion Price). Securities that are not converted prior to their maturity dates automatically convert on their maturity dates. Interest accrues on the convertible securities until the Company receives notice of the conversion.  If
      a security is not converted within five business days
      after the Company receives notice of the conversion, the Company is obligated to pay liquidated damages to the security holder for each $100,000 principal amount of securities sought to be converted in the amount of $100 for each of the first two days, $200 for each of the
      next two days, $300 for each of the next two days, $400
      for each of the next two days, and $500 per day
      thereafter until the conversion shares are delivered.
      Prior to the receipt of a conversion notice, the Company
      has the right to redeem any security for a cash amount
      equal to 125% of the principal amount of the security,
      plus unpaid accrued interest, if the conversion price is below the closing bid price of the common stock as reported on NASDAQ on the date the security was issued.
      The closing bid prices when the securities were issued ranged from $3.00 to $3.50. Upon giving notice of its intention to redeem a security, the security holder's right to convert the security is suspended, but the
      Company must pay an additional 1% per month in cash on a
      pro rata basis until the full redemption price is paid.
      If the full redemption price is not paid within ten
      business days after the redemption notice is given, the security holder again has the right to convert the security into shares of common stock. A security holder may fax a notice to the Company requiring the Company to declare, by faxed notice within twenty-four hours after receipt of the notice from the security holder, whether the Company intends to effect a redemption within the following five business days. If the Company does not respond during said twenty-four hour period, the Company is precluded from redeeming that security holder's securities during said five day period. The Company agreed to register the shares of common stock into which the securities are convertible within 120
      days after demand is made by a security holder.    As of
      March 1, 1997, $2,273,483 securities have been converted into 1,038,946 shares of common stock.

      In conjunction with the issuance of the convertible securities, the Company paid placement fees and related issuance costs of $1,002,446, inclusive of 173,724 restricted shares of common stock to World Capital Funding, Inc., Denver Colorado, or to persons designated by it, with piggy-back registration rights, in partial payment of the placement agent's fee, and issued five year options to World Capital Funding, Inc., or to persons designated by it, to purchase 100,000 shares of common stock at $4.50 per share.

      The shares of common stock into which the securities are convertible, together with the placement fee shares to World Capital Funding, Inc., or its designees, and the shares underlying the options issued to World Capital Funding, Inc., or its designees, have been registered under an S-3 Registration Statement which was effective on January 23, 1997.

      In addition to the increased bank borrowings and equity raise-ups, the Company's cash provided from operating activities increased approximately $2,100,000 during 1996. The increase was primarily due to higher production levels in the Company's Gulf Coast properties. The acquisition of the South Timbalier 148 property in July, 1996, added approximately $2,400,000 of cash flow during 1996. The majority of this occurred in November and December 1996 when the South Timbalier 148 properties were completely brought on line. The Company has completed an additional well on the block subsequent to December 31, 1996, which will yield an approximate 10% revenue interest.

      Other items which have or will have an effect on the Company's liquidity and capital resources include:

      On January 2, 1996, the Company entered into a stock purchase agreement, as amended, with the holders of the outstanding Series B Preferred Stock. Under the agreement, the Company, or its assignee, had the obligation to purchase the remaining outstanding series B Preferred Stock at $13.70 per share. Payment terms under the agreement were as follows:

           Due                   Number
           Date                 of Shares         Amount
           ----                 ---------         ------

      January 2, 1996            18,248          $250,000
      January 15, 1996           18,248           250,000
      February 10, 1996           3,650            50,000
      February 29, 1996          54,409           745,400
      March 31, 1996             47,445           650,000

      The share commitments through January 15, 1996, were purchased by individuals who are not associated or affiliated with the Company or any of the Company's directors or executive officers; and the February 10 and 29, 1996, share commitments were purchased by the Company, primarily with funds obtained under its Credit Facility with Den norske. Upon purchase, the Board of Directors retired the 58,059 shares of Series B Preferred Stock.

      The share commitment due March 31, 1996, was amended to allow the holders of the Series B Preferred Stock to convert 25,769 shares of the Series B Preferred Stock into 100,000 shares of common stock. The remaining share commitment of 21,676 shares of Series B Preferred Stock for $296,932 was extended by mutual consent to April 30, 1996. The Company subsequently allowed the holders of the Series B Preferred Stock to convert the remaining 21,676 shares of Series B Preferred Stock into 75,410 shares of common stock.

      Under the letter agreement dated October 17, 1994, the Company had the right to acquire a 10% equity interest in
      the Settle Securities for $4,000,000.   Due to the fact that
      the Company was not in a position to acquire this entity interest, the Agreement was subsequently amended to permit a third party to acquire the Settle Securities. The funds used to effect the foregoing acquisition were borrowed by the third party from Prima, a limited liability company of which an officer/director of the Company is a member. The third party is also a member of Prima and the principal stockholder of Southern Resources, Inc. Prima, in turn, borrowed the funds it used to provide the foregoing loan from a bank in Lexington, Kentucky. The Company has not guaranteed, nor is it obligated on, the Prima bank loan and the bank will look solely to Prima and its members for payments. In connection with this transaction, the Company entered into the Prima Put, dated March 15, 1995, which provided that, in the event Prima obtained title to the Settle Securities, Prima had the right to require the Company to purchase the Settle Securities for $4,000,000 payable in cash and common stock.

      The Put Agreement with Prima was terminated in July, 1995, and a Call Agreement providing for the Company's ability to call the Settle Securities from the third party member of Prima for $4,000,000 has been substituted therefor. The Call Agreement also provides for non-refundable monthly installments of $31,250 (as originally required under the Prima Put) until such time as a total of $1,000,000 has been advanced under the Call Agreement (including payments previously made under the Prima Put). In the event the Company elects to call the Settle Securities, the advance payments shall be credited toward the purchase price. The

      Company's right to call the Settle Securities begins January 15, 1997, and ends December 31, 1997. Additionally, a $500,000 Certificate of Deposit held as collateral for Prima's loan was liquidated by the Company and the funds were advanced to Prima under the potential Call Agreement. Prima used the $500,000 to purchase shares of Series B Preferred Stock from a third party which it subsequently converted to common stock. In the event the Company exercises the Call Agreement, the $500,000 will be credit towards the purchase.

      In December, 1995, the Company entered into a severance agreement with its former President and Chief Executive Officer who resigned effective December 31, 1995. Under the agreement, the executive was paid $85,000 and will receive the sum of $10,000 per month through March 31, 1998. In return, the executive surrendered 515,590 1994 Compensatory Stock Option Plan ("CSO") common stock options under a Severance Plan which had exercise prices between $6.00 and $8.00 per share and expired between March 18, 2003, and February 1, 2005. In return, the executive received 643,987 common stock options at an exercise price of $4.00 per share and which expire on November 29, 2000. He also retained 46,203 CSO common stock options immediately exercisable, previously issued to him, at $3.50 per share which expire on October 11, 2002. The Company also agreed to provide for payment of an office lease through October, 1996, and assigned a 1% gross overriding royalty interest in certain oil and gas properties. As a result of the agreement, the Company recognized a charge against income of $371,346 in 1995 and has an accrued severance liability at December 31, 1996, of $142,293 based on an 8% discount factor.

      On November 27, 1996, the Company entered into a five year corporate relations agreement with CRG, Winter Park, Florida, to assist the Company with its shareholder relations. As consideration for the agreement, the Company paid CRG $550,000 cash and granted CRG a one year option to purchase 100,000 shares of common stock for $3.00 per share, a two year option to purchase 100,000 shares of common stock for $3.60 per share, a three year option to purchase 100,000 shares of common stock for $4.20 per share, a five year option to purchase 100,000 shares of common stock for $4.80 per share, and a five year option to purchase 100,000 shares of common stock for $6.00 per share. The options have a fair value of approximately $1.27 per share.

      The Company plans to continue to focus its oil and gas development efforts in the Gulf Coast for 1997. It has acquired non-operating working interests in other properties along the Gulf Coast, particularly three large salt domes located onshore Louisiana. The funding of this development will continue to be through the Den norske credit facility and development facility and cash generated from operations.

      The oil and gas industry is intensely capital driven and demands on the Company's capital resources may increase further during 1997. The potential increases may result from additional drilling and completion obligations relating to prospects the Company holds in the Gulf Coast and the possibility of future joint ventures, acquisitions or other arrangements to assist in increasing the Company's reserve base and production revenues.

      The continued expansion of the Company's development and acquisition activities are expected to be financed with internally generated cash flow, additional borrowings under the credit facility and new financings, if available. In the event that cash flow or available borrowings under the credit facility are not sufficient, or if additional financing is needed and cannot be obtained, the Company believes that it could be required to reduce its growth oriented expansion strategy. The completion or success of any new opportunities is subject to a number of factors, including the price of oil and gas and the ability of the Company to raise additional capital or obtain debt financing on terms acceptable to the Company. Many of these factors are outside of the Company's control. There can be no assurance that the Company will be able to undertake any of these opportunities or that, if undertaken, they will prove successful.

                    AMERICAN RESOURCES OF DELAWARE, INC.
                    ------------------------------------
                               AND SUBSIDIARY
                               --------------

                      CONSOLIDATED FINANCIAL STATEMENTS
                      ---------------------------------

                             FOR THE YEARS ENDED
                             -------------------
                         DECEMBER 31, 1996 AND 1995
                         --------------------------

                              TABLE OF CONTENTS
                              -----------------

                                                          Page No.
                                                          --------

Independent Auditors' Report                                 F-1

Consolidated Balance Sheet                                   F-2

Consolidated Statements of Operations                        F-4

Consolidated Statements of Stockholders' Equity              F-5

Consolidated Statements of Cash Flows                        F-7

Notes to Consolidated Financial Statements                   F-9

Oil and Gas Producing Activities (Unaudited)                 F-26

                        INDEPENDENT AUDITORS' REPORT
                        ----------------------------



The Board of Directors
American Resources of Delaware, Inc. and Subsidiary


We have audited the accompanying consolidated balance sheet of American Resources of Delaware, Inc. and Subsidiary (the Company) as of December 31, 1996 and the related consolidated statements of operations, stockholders' equity and cash flows for the years ended December 31, 1996 and 1995. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of American Resources of Delaware, Inc. and Subsidiary as of December 31, 1996, and the results of their operations and their cash flows for the years ended December 31, 1996 and 1995 in conformity with generally accepted accounting principles.


                             KPMG Peat Marwick LLP



March 17, 1997

                    AMERICAN RESOURCES OF DELAWARE, INC.
                    ------------------------------------
                               AND SUBSIDIARY
                               --------------

                         CONSOLIDATED BALANCE SHEET
                         --------------------------

                              DECEMBER 31, 1996
                              -----------------



                                   ASSETS
                                   ------


Current assets:
  Cash and cash equivalents                           $   353,419
  Accounts and notes receivable:
    Trade                                               6,597,418
    Notes                                                 253,053
    Related party                                         195,630
    Interest                                                1,526
    Allowance for doubtful accounts                       (10,212)
                                                      -----------
                                                        7,037,415

    Deferred tax asset                                     16,319
    Prepaid expenses and other                            344,850
                                                      -----------

         Total current assets                           7,752,003
                                                      -----------

Oil and gas properties, at cost
 (successful efforts method)                           48,136,759
Property and equipment, at cost                        11,754,079
                                                      -----------
                                                       59,890,838
Less accumulated depreciation,
 depletion and amortization                            (6,150,632)
                                                      -----------
     Net property and equipment                        53,740,206
                                                      -----------

Other assets:
  Investment in unconsolidated subsidiaries               485,610
  Call advance                                          1,500,000
  Notes receivable                                        432,576
  Deferred financing costs, net                           439,695
  Other assets                                            487,554
                                                      -----------
     Total other assets                                 3,345,435
                                                      -----------

     Total assets                                     $64,837,644
                                                      ===========

                                                       (Continued)



See accompanying notes to consolidated financial statements.

                    AMERICAN RESOURCES OF DELAWARE, INC.
                    ------------------------------------
                               AND SUBSIDIARY
                               --------------

                   CONSOLIDATED BALANCE SHEET (CONTINUED)
                   --------------------------------------

                              DECEMBER 31, 1996
                              -----------------



                    LIABILITIES AND STOCKHOLDERS' EQUITY
                    ------------------------------------

Current liabilities:
  Current installments of long-term debt:
    Third parties                                   $ 6,317,918
    Related parties                                     195,365
  Accounts payable:
    Trade                                             4,588,194
    Related party                                         9,524
    Interest                                            263,622
                                                     ----------
                                                      4,861,340

    Accrued severance liabilities                       112,689
    Accrued taxes payable                               195,467
    Unearned revenue                                    807,632
    Accrued expenses and other                          373,622
                                                     ----------

     Total current liabilities                       12,864,033

Long-term debt, excluding current maturities:
  Third parties                                      19,127,786
  Related parties                                       294,635
  Unearned revenue                                    2,821,611
  Deferred tax liability                              3,331,968
  Severance liability                                    29,604
  Put warrants                                          250,000

Stockholders' equity:
  Series 1993 8% convertible preferred stock,
   par value and liquidation preference $12.00
   per share; 1,000,000 shares authorized;
   268,851 shares issued and outstanding              2,181,819
  Series B 6% Junior Convertible Preferred Stock,
   par value $.00001 per share; liquidation preference
   $10.00 per share; 1,000,000 shares authorized;
   0 shares issued and outstanding                           -
  Convertible securities, representing approximately
   2,850,000 shares of common stock                   4,997,554
  Common stock, par value $.00001 per share;
   20,000,000 shares authorized; 6,520,296
   shares issued and outstanding                             65
  Additional paid-in capital                         16,453,899
  Treasury stock at cost, representing
   10,480 shares of common stock                        (52,400)
  Retained earnings                                   2,537,070
                                                     ----------

     Total stockholders' equity                      26,118,007
                                                     ----------

Commitments and contingencies                                -

     Total liabilities and stockholders' equity     $64,837,644
                                                     ==========


See accompanying notes to consolidated financial statements.

                    AMERICAN RESOURCES OF DELAWARE, INC.
                    ------------------------------------
                               AND SUBSIDIARY
                               --------------

                    CONSOLIDATED STATEMENTS OF OPERATIONS
                    -------------------------------------

               FOR THE YEARS ENDED DECEMBER 31, 1996 AND 1995
               ----------------------------------------------


                                       1996                     1995
                                       ----                     ----

Revenues:
  Production                       $ 8,540,569              $ 3,198,987
  Transportation                     1,070,647                  731,522
  Marketing                         22,712,996               12,486,676
  Other                                714,961                  797,114
                                    ----------               ----------
                                    33,039,173               17,214,299
                                    ----------               ----------

Expenses:
  Production                         1,402,389                  765,285
  Transportation                       315,458                  144,378
  Marketing                         22,269,876               11,829,798
  Other                                206,457                  104,685
  Depreciation, depletion and
    amortization                     3,309,159                1,577,770
                                    ----------               ----------
                                    27,503,339               14,421,916
                                    ----------               ----------

                                     5,535,834                2,792,383

Administrative expenses              2,324,008                2,364,389
Deferred compensation and employee
  severance expense                          -                1,488,259

     Operating income (loss)         3,211,826               (1,060,265)
                                    ----------               ----------

Other income (expense):
  Settlement income                          -                2,189,616
  Interest income                      801,633                1,081,276
  Interest expense                  (2,440,453)              (1,151,950)
  Gain (loss) on sale of assets       (174,645)                  97,278
  Impairment of stock investment             -                 (869,000)
  Other                                152,334                  122,511
                                    ----------               ----------
                                    (1,661,131)               1,469,731
                                    ----------               ----------

     Income before taxes             1,550,695                  409,466

Income tax expense                    (638,940)                (143,313)
                                    ----------               ----------

     Net income                    $   911,755              $   266,153
                                    ==========               ==========

Per common share:
 Primary                                 $0.13                       --
                                          ====                       ==

Weighted average number of common
 shares and common share
 equivalent outstanding              6,548,409                4,067,677
                                     =========                =========

  Fully diluted                          $0.12                       --
                                          ====                       ==

Weighted average number of common
 shares and common share
 equivalent outstanding              6,895,446                5,722,432
                                     =========                =========

See accompanying notes to consolidated financial statements.

                      AMERICAN RESOURCES OF DELAWARE, INC.
                      ------------------------------------
                                AND SUBSIDIARY
                                --------------

                 CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                 -----------------------------------------------
                 FOR THE YEARS ENDED DECEMBER 31, 1996 AND 1995
                 ----------------------------------------------

                                                                                  6% Junior
           Common Stock                      8% Preferred Stock                 Preferred Stock
          ---------------             -------------------------------------     ---------------
          Number                      Number              Discount              Number         Additional
            of       Par  Convertible   of        Par        On        Net        of      Par   Paid-in    Retained
          Shares    Value Securities  Shares     Value    Preferred   Value     Shares   Value  Capital    Earnings     Total
          ------    ----- ----------- ------     -----    ---------   -----     ------   ----- ----------  --------     -----
Balance,
December
31, 1994  3,085,433  $31       -      336,224  4,034,688  (1,306,114) 2,728,574 575,000    6   11,068,023  1,988,224  15,784,858

Issuance of
common stock,
net of
$106,761 in
offering
costs       411,666    4        -           -          -           -          -       -     -   1,128,232          -   1,128,236

Issuance of
common stock
dividend     95,308    1        -           -          -           -          -       -     -     292,718   (292,719)          -

Conversion
of preferred
stock to
common
stock     1,716,803   17        -     (67,373)  (808,475)    261,720  (546,755) (458,000)  (5)    292,718          -           -

Issuance of
common stock
for placement
fees in connection
with 6% Series B
Preferred Stock
issue       110,000    1        -           -          -           -         -         -    -     611,874          -     611,875

Placement fees
netted against
capital
raised in
Series B          -    -        -           -          -           -          -        -    -    (611,875)         -    (611,875)

Common stock
issued for
professional
 fees        20,000    0        -           -          -           -          -        -    -      56,200          -      56,200

Amortization of
deferred
professional
fees              -    -        -           -          -           -          -        -    -   1,253,943          -   1,253,943

Warrants
exercised
for common
stock       100,005    1        -           -          -           -          -        -          262,531          -     262,532

Net
income            -    -        -           -          -           -          -        -    -           -    266,153     266,153
          --------- ----        -     -------  ---------  ----------  --------- --------    -  ----------  ---------  ----------

Balance,
December
31, 1995  5,539,215 $55         -     268,851  3,226,213  (1,044,394) 2,181,819  117,000    1  14,608,389  1,961,658  18,751,922
          ========= ===         =     =======  =========  ==========  =========  =======    =  ==========  =========  ==========

See accompanying notes to consolidated financial statements.

                    AMERICAN RESOURCES OF DELAWARE, INC.
                    ------------------------------------
                            AND SUBSIDIARY
                            --------------

              CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
              -----------------------------------------------
              FOR THE YEARS ENDED DECEMBER 31, 1996 AND 1995
              ----------------------------------------------

                                                                        6% Junior
           Common Stock                    8% Preferred Stock         Preferred Stock
          ---------------             -----------------------------   ---------------
          Number                      Number               Net of     Number         Additional
            of       Par  Convertible   of        Par     Discount      of     Par   Paid-in    Treasury    Retained
          Shares    Value Securities  Shares     Value     Value      Shares  Value  Capital      Stock     Earnings     Total
          ------    ----- ----------- ------     -----    ---------   ------  ----- ----------  --------    --------     -----
Balance,
December
31, 1995  5,539,215  $55           -  268,851   3,226,213 2,181,819   117,000   1   14,608,389         -    1,961,658  18,751,922

Conversion
of preferred
stock to
common
stock       224,822    2           -        -           -         -   (58,941)  -      (10,002)        -            -     (10,000)

Issuance of
common stock
dividend     27,535    -           -        -           -         -         -   -       70,174         -      (70,174)          -

Issuance of
common stock
and put
warrants in
connection
with
property
acquisition 225,000    2           -        -           -         -         -   -      907,173         -            -     907,175

Issuance of
common stock,
net of
placement
costs       330,000    4           -        -           -        -         -    -      899,996         -            -     900,000

Purchase and
retirement of
Series B
Preferred
Stock             -    -           -        -           -         -   (58,059) (1)    (536,730)        -     (266,169)   (802,900)

Purchase of
10,480 shares
of common
stock             -    -           -        -           -         -         -   -            -   (52,400)           -     (52,400)

Issuance of
convertible
securities,
net of
issuance
costs             -    -   4,997,554        -           -         -         -   -            -         -            -   4,997,554

Issuance of
common stock
in connection
with convertible
securities  173,724    2           -        -           -         -         -   -      539,998         -            -     540,000

Stock
registration
costs             -    -           -        -           -         -         -   -      (25,099)        -            -     (25,099)

Net
income            -    -           -        -           -         -         -   -            -         -      911,755     911,755
          ---------  ---   ---------  -------   --------- ---------   -------   -   ----------   -------    ---------  ----------
Balance,
December
31, 1996  6,520,296  $65   4,997,554  268,851   3,226,213 2,181,819         -   -   16,453,899   (52,400)   2,537,070  26,118,007
          =========  ===   =========  =======   ========= =========   =======   =   ==========   =======    =========  ==========

See accompanying notes to consolidated financial statements.

                      AMERICAN RESOURCES OF DELAWARE, INC.
                      ------------------------------------
                               AND SUBSIDIARY
                               --------------

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                     -------------------------------------
                FOR THE YEARS ENDED DECEMBER 31, 1996 AND 1995
                ----------------------------------------------

                                          1996            1995
                                          ----            ----

Operating activities:
  Net income                          $   911,755        266,153
  Adjustments to reconcile net income
   to net cash provided by operating
   activities:
    Depreciation, depletion and
     amortization                       3,419,945      1,641,412
    Amortization and write-off of
     deferred professional fees                 -      1,310,146
    Deferred income taxes                 613,281        180,000
    (Gain) loss on sale of assets         174,645        (97,278)
    (Gain) on sale of claims                    -     (2,189,616)
    Deferred revenue                     (557,391)      (147,721)
    Proceeds from production payment    4,147,300              -
    Equity in earnings of
     unconsolidated subsidiary           (172,618)      (281,517)
    Impairment of stock investment              -        869,000
    Changes in operating assets
     and liabilities:
      (Increase)in accounts receivable (4,033,122)    (1,400,501)
      (Increase) in prepaid expenses
        and other                        (148,244)       (44,140)
      Increase in accounts payable      2,128,369        232,287
      Increase (decrease) in accrued
        taxes payable                      92,349        (69,523)
      Increase in prepaid public
        relations contract               (550,000)             -
      Increase in accrued expenses
        and other                          61,159         84,569
                                      -----------    -----------

     Net cash provided by operating
      activities                        6,087,428        353,271
                                      -----------    -----------

Investing activities:
  Purchases of property and equipment (20,131,323)    (8,312,288)
  Proceeds from sales of property
   and equipment                          549,860         88,500
  Issuance of notes receivable                  -     (8,155,800)
  Payments on notes receivable            731,781        239,155
  Investment in unconsolidated subsidiary       -         82,274
  Investment in call advance                    -     (1,500,000)
  Proceeds from sale of claims receivable       -      4,235,701
  Other                                    (1,732)      (168,933)
                                      -----------    -----------

    Net cash used in investing
      activities                      (18,851,414)   (13,391,391)
                                      -----------    -----------

                                                         (Continued)


See accompanying notes to consolidated financial statements.

                      AMERICAN RESOURCES OF DELAWARE, INC.
                      ------------------------------------
                                AND SUBSIDIARY
                                --------------

                CONSOLIDATED STATEMENTS OF CASH FLOWS (CONTINUED)
                -------------------------------------------------
                 FOR THE YEARS ENDED DECEMBER 31, 1996 AND 1995
                 ----------------------------------------------

                                           1996             1995
                                           ----             ----

Financing activities:
  Proceeds from borrowings from
   related parties                    $    250,000          545,000
  Proceeds from other borrowings        17,613,068       22,412,109
  Payments on borrowings from
   related parties                        (250,000)        (309,000)
  Payments on other borrowings         (10,869,210)     (10,859,021)
  Increase in deferred financing and
   convertible issuance costs             (462,446)        (434,164)
  Issuance of common shares, net           900,000        1,128,236
  Issuance of convertible securities     6,000,000                -
  Purchase of 6% Junior Preferred Stock   (802,900)               -
  Purchase of treasury stock               (52,400)               -
  Proceeds from exercise of warrants             -          262,529
  Other                                    (35,100)               -
                                       -----------      -----------

     Net cash provided by financing
      activities                        12,291,012       12,745,689
                                       -----------      -----------

     Decrease in cash                     (472,974)        (292,431)

Cash and cash equivalents at
 beginning of year                         826,393        1,118,824
                                       -----------      -----------

Cash and cash equivalents at
 end of year                           $   353,419          826,393
                                       ===========      ===========

Supplementary cash flow information:
  Interest paid                        $ 2,182,727        1,238,699
                                       ===========      ===========

  Income taxes paid                        $15,090          180,890
                                            ======          =======

NON-CASH TRANSACTIONS:

In connection with the acquisition of certain gas properties and related equipment, the Company issued 225,000 shares of common stock and 225,000 common stock put warrants with a combined value of $1,157,175. The Company also paid cash and assumed certain obligations in connection with the acquisition, which was consummated on February 26, 1996 (see Note 2).

In connection with the acquisition of certain gas properties, the Company extinguished a $6.5 million note receivable as partial consideration.

The Company acquired 58,059 shares of the outstanding 6% Junior
Preferred Stock for $802,900 during 1996. Upon resolution of the Board of directors, the shares were retired.

The Company declared stock dividends and issued 27,535 and 95,308 shares of common stock to holders of the Series 1993 and Series B
Preferred Stock during 1996 and 1995, respectively.

During 1996, 58,941 shares of Series B Preferred Stock were converted into a total of 224,822 shares of common stock. During 1995, 67,373 shares of Series 1993 and 458,000 shares of Series B Preferred Stock were converted into a total of 1,716,803 shares of common stock.

In connection with the issuance of 4% convertible securities in the aggregate principal amount of $6,000,000, the Company issued
173,724 shares of common stock at an average value of $3.11 per share as partial consideration for placement fees.

During 1995, the Company issued 20,000 shares of common stock under a two year consulting agreement at a value of $56,200.


See accompanying notes to consolidated financial statements.

                    AMERICAN RESOURCES OF DELAWARE, INC.
                    ------------------------------------
                               AND SUBSIDIARY
                               --------------

                 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 ------------------------------------------
                         DECEMBER 31, 1996 AND 1995
                         --------------------------

(1)   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

      (a)   GENERAL

            American Resources of Delaware, Inc. (ARI), a Delaware corporation organized on August 14, 1992, was formed to acquire the assets and assume certain liabilities of Standard Oil and Exploration of Delaware, Inc. (SOE) pursuant to SOE's Chapter 11 Bankruptcy Joint Plan of Reorganization which was consummated effective April 22, 1993.

            ARI and its wholly-owned subsidiary, Southern Gas Company of Delaware, Inc. (the Subsidiary), are involved in the production, gathering, purchasing, processing, transporting and selling of natural gas primarily in the State of Kentucky. The Subsidiary has expanded its production efforts through its involvement in the development of prospects offshore Louisiana in the Gulf of Mexico. These activities are considered to be one business segment for financial reporting purposes.

      (b)   PRINCIPLES OF CONSOLIDATION

            The consolidated financial statements include the accounts of ARI and its Subsidiary, collectively referred to as the Company. All significant intercompany balances and transactions have been eliminated in consolidation.

            Certain reclassifications have been made to prior year financial statements to conform with the current year presentation.

      (c)   CASH EQUIVALENTS

            For purposes of the statement of cash flows, the Company considers any liquid investments with an original maturity of three months or less as a cash equivalent.

      (d)   OIL AND GAS PROPERTIES

            The Company uses the successful efforts method of accounting for its oil and gas operations. The costs of unproved leaseholds are capitalized pending the results of exploration efforts. Significant unproved leasehold costs are assessed periodically, on a property-by-property basis, and a loss is recognized to the extent, if any, that the cost of the property has been impaired. The costs of individually insignificant unproved leaseholds estimated to be nonproductive are amortized over estimated holding periods based on historical experience. As of January 1, 1996, the Company began assessing the impairment of capitalized costs of proved oil and gas properties and other long-lived assets in accordance with Statement of Financial Accounting Standards No. 121 (SFAS No. 121), "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of". Under this method, the Company generally assesses its oil and gas properties on a depletable unit basis utilizing its current estimate of future revenues and operating expenses. In the event net undiscounted cash flow is less than the carrying value, an impairment loss is recorded based on estimated fair value, which would consider discounted future net cash flows. Prior to January 1, 1996, if the net capitalized costs exceeded the estimated future undiscounted after tax net cash flows, based on year end prices, from proved oil and gas reserves, such excess costs would have been charged to expense. Exploratory dry holes and geological and

                                                         (Continued)
            geophysical charges on exploratory projects are expensed. Depletion of proved leaseholds and amortization and depreciation of the costs of all development and successful exploratory drilling are provided by the unit-of-production method based upon estimates of proved and proved-developed oil and gas reserves, respectively, for each property. The estimated costs of dismantling and abandoning offshore site remediation and significant onshore facilities are provided currently using the unit-of-production method; such costs for other onshore facilities are insignificant and are expensed as incurred.
            Significant changes in the various estimates discussed above could affect the financial position and results of operations of the Company.

            On sale of an entire interest in an unproved property for cash or cash equivalent, gain or loss on the sale is recognized, taking into consideration the amount of any recorded impairment if the property had been assessed individually. If a partial interest in the unproved property is sold, the amount received is treated as a reduction of the cost of the interest retained.

      (e)   PROPERTY AND EQUIPMENT

            Property and equipment is stated at cost. Expenditures representing additions or improvements are capitalized. Maintenance and repairs are charged to expense as incurred. Upon retirement or disposition, costs and accumulated depreciation are removed from the accounts and the resulting gain or loss is recognized in income. The Company adopted SFAS No. 121 effective January 1, 1996, and no impairments have been recognized as a result of the adoption.

            Depreciation and amortization is provided by the straight-line method over the estimated useful lives of the assets.

      (f)   GAS MARKETING ACTIVITIES

            In the conduct of its marketing activities, the Company enters into both long-term and short-term contracts to purchase and/or sell at a future date specified quantities of products at specified prices. Settlement of such contracts may occur through the purchase, sale and/or exchange of products in the open market or from production. Resulting gains or losses, if any, are recorded in the month of delivery. During 1995, the Company entered into an exclusive marketing arrangement with Southern Resources, Inc. ("SRI"), a third party company, wherein the Company is the exclusive supplier of all natural gas to be sold by SRI. Under the agreement, after deduction of certain expenses, the Company is entitled to receive not less than 50% of the sales margin obtained. Included in the statements of operations is the Company's 50% participation in SRI's marketing revenues and expenses. In return, the Company provides accounting services, cash management and credit for SRI.

      (g)   DRILLING REVENUES

            At times, the Company performs drilling and completion services for drilling programs, primarily under turnkey drilling contracts in which it utilizes third party contract drillers. Revenue is recognized upon the completion of the initial producing zone.

      (h)   PIPELINE TRANSPORTATION REVENUE

            Revenue from the transportation of gas is recognized on the accrual basis as products are transported.

      (i)   DEFERRED FINANCING COSTS

            In connection with obtaining a credit facility, the Company has capitalized third party costs directly associated with the closing thereof. The costs are being amortized on a straight-line

                                                        (Continued)
            basis over the period of the credit facility, which is seven years. For the years ended December 31, 1996 and 1995, approximately $101,000 and $57,000, respectively, have been amortized to expense in connection with these costs.

      (j)   INVESTMENTS IN UNCONSOLIDATED SUBSIDIARIES

            Investments in companies which the Company has less than a 20% interest are carried at cost. Dividends received are included in other income. Dividends received in excess of the Company's proportionate share of earnings are applied as a reduction of the cost of the investment.

            Investments in companies which the Company has a 20% to 50% interest are carried at cost, adjusted for the Company's proportionate share of their undistributed earnings or losses.

      (k)   INCOME TAXES

            The Company follows SFAS No. 109 which requires the asset and liability method of accounting for income taxes. Under this method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under SFAS No. 109, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

      (l)   STOCK-BASED COMPENSATION

            Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation," (FASB 123) encourages, but does not require companies to record compensation cost for stock-based employee compensation plans at fair value. The Company has elected to continue to account for stock-based compensation using the intrinsic value method prescribed in Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," (APB Opinion 25) and related interpretations. Accordingly, compensation cost for stock options issued to employees and directors is measured as the excess, if any, of the quoted market price of the Company's stock at the date of grant over the amount an employee must pay to acquire the stock.

      (m)   INCOME PER SHARE

            Net income (loss) per common share was computed after consideration of dividend requirements on preferred stock, using the weighted average number of shares outstanding during each of the years presented. Outstanding stock options, convertible securities and warrants are common stock equivalents and have been considered when the effect is dilutive. Earnings per share for 1995 was restated to reflect the impact of preferred stock dividends.

      (n)   USE OF ESTIMATES

            Management of the Company has made a number of estimates and assumptions relating to the reporting of assets and liabilities and disclosure of contingent assets and liabilities to prepare these consolidated financial statements in conformity with generally accepted accounting principles. Actual results could differ from the estimates.


(2)   BUSINESS COMBINATIONS

On February 26, 1996, the Company acquired gas properties, equipment and pipelines from AKS Energy Corporation (AKS).
As consideration for the assets, the Company paid $2,909,010

                                                       (Continued)
in cash, assumed $125,000 of AKS's severance tax obligations, issued 225,000 shares of the Company's common stock at a value of $3.59 per share and issued warrants with an estimated value of $348,525 to purchase an additional
225,000 shares of the Company's common stock with an exercise price of $5.00 per share and an expiration date of December 31, 1998. AKS has the right to put 50,000 shares of Common Stock to the Company for $5.00 per share anytime between June 30, 1997, and June 30, 1999. In December,
1995, the Company advanced $1,000,000 to AKS as partial consideration for the acquisition which was included in gas properties. The cash included in the purchase price was made available from borrowings under the Company's credit facility with its primary lender.

The Company also entered into an agreement to participate with AKS in the joint development of leases in Southeastern Kentucky gas fields wherein the Company would have the right to earn 50% of the remaining undeveloped acreage. However, the joint development agreement was terminated in November, 1996, when the Company decided to focus its development efforts and capital into the Gulf Coast region.

On July 3, 1996, the Company acquired proved developed and undeveloped oil and gas properties, equipment and pipelines from Century Offshore Management Company (Century) located offshore Louisiana. As consideration for the assets, the Company paid $4,000,000 in cash, issued an Installment Note in the amount of $4,000,000 payable in two equal installments on August 31, 1996, and September 30, 1996 (the Installment Note provided for payment at the Company's option of cash or the issuance of restricted common stock of the Company at $3.00 per share), extinguished an existing note from Century to the Company in the amount of $6,500,000 (Century Note) and assumed existing liens against the assets in the approximate amount of $1,051,000. The parties subsequently entered into an extension agreement, dated September 24, 1996, whereby Century extended the due date of the installment payments until the earlier of the completion of funding of the Company's private placement or five days after written notice from Century. As of December, 1996, the Company's private placement (see Note 6) was completed and the Company had completed the funding of the installment payments. The foregoing transaction was effected pursuant to an Asset Purchase Agreement entered into by and between the Company, the Subsidiary and Century, dated July 3, 1996.

Also on July 3, 1996, the Company, the Subsidiary and Century entered into an Asset Purchase Agreement whereby the Subsidiary acquired certain rights and interests in undeveloped properties from Century located onshore Louisiana. On August 31, 1996, the parties entered into a Capitalization and Termination of Purchase and Sale Agreement (Capitalization Agreement), which effectively terminated the July 3, 1996, agreement and provided for the Company, through the Subsidiary, to acquire between 5.6% and 9.5% contract rights from Century in three undeveloped properties located onshore Louisiana. As consideration for these rights, the Company has paid $4,509,000 in cash.

Assuming the acquisitions had occurred on January 1, 1995, the following unaudited proforma operating data gives effect to the acquisitions for the years ended December 31, 1995 and 1996:

                                         1996             1995
                                         ----             ----

Total revenue                        $33,894,000       18,602,000
                                      ==========       ==========

Net income (loss) from operations     $3,418,000       (1,628,000)
                                       =========        =========

Primary earnings (loss) per share           $.11            ($.39)
                                             ===             ====

Fully diluted earnings per share            $.10               -
                                             ===              ===

Estimated primary and fully diluted earnings per share are based on 6,548,409 and 6,895,446 shares, respectively, outstanding for 1996 and 4,292,677 shares outstanding for 1995.

                                                       (Continued)

(3)   PROPERTY AND EQUIPMENT

      A summary of property and equipment follows:

                                         ESTIMATED
                                        USEFUL LIVES
                                          (YEARS)
                                        ------------

Pipeline support facilities                7-15          $ 8,061,570
Field equipment                               7            3,367,820
Other                                       3-7              324,689
                                                          ----------

                                                         $11,754,079
                                                          ==========

For the years ended December 31, 1996 and 1995, depreciation expense on property and equipment was $877,526 and $702,492, respectively.


(4)   OIL AND GAS PROPERTIES

      A summary of oil and gas properties follows:

      Proved properties - Developed               $38,257,168
      Proved properties - Undeveloped               4,193,257
      Unproved properties                           5,686,334
                                                   ----------

                                                  $48,136,759
                                                   ==========

      In 1996, the Company entered into a Purchase and Sale Agreement with a corporation to sell certain of the Company's gas properties and related pipeline and equipment for approximately $590,000. The gas properties sold consisted primarily of certain leases and pipelines located in Clay County, Kentucky, including the PXT Pipeline which was purchased in 1994. As a result of sale, the Company has recognized a loss of approximately $153,000 during 1996.

      In 1995, the Company sold all of its interest in a Michigan producing field which had a net book value of approximately
      $91,000 for $188,500, resulting in a gain of approximately
      $97,500.

      For the years ended December 31, 1996 and 1995, depletion expense on oil and gas properties was $2,431,633 and $881,085, respectively, or $0.80 and $0.64 per mcf equivalent.


(5)   Long-term Debt

      A summary of long-term debt follows:

Note payable to Den norske Bank AS., payable
 in monthly installments, commencing
 April 1, 1996, through February 1, 2002,
 with interest payable monthly commencing
 November 1, 1995, at prime plus 1% per
 annum, secured by oil and gas properties,
 equipment and notes receivable.                $25,083,000

Call Agreement payable, original balance
 of $1,000,000 payable in monthly
 installments of $31,250 commencing
 April 1, 1995, due November 1997
 (see Note 8).                                      274,000

Notes payable to related parties, interest
 payable at 22%, in connection with
 Participation Agreement.                           240,000

Note payable to related party interest
 payable at 22%, in connection with
 Participation Agreement.                      $    250,000

                                                      (Continued)
                              F-13

Note payable, original balance of $165,000
 payable on January 15, 1998; secured by
 an interest in oil and gas properties.              49,696

Other notes                                          39,008
                                               ------------
                                                 25,935,704

Less - Current portion                           (6,513,283)
                                                 ----------

Long-term debt                                  $19,422,421
                                                 ==========

On September 28, 1995, the Company entered into a $20,000,000 revolving credit agreement through February 1, 2002, with Den norske Bank AS. (Den norske). On August 7, 1996, the revolving credit facility was increased to $30,000,000. As of December 31, 1996, the borrowing base under the revolving credit facility was $25,083,000. Additional borrowings under the credit facility are dependent upon a redetermination of the borrowing base, which is primarily dependent on the value of the mortgaged properties as determined under Den norske's internal lending procedures. Reductions on the credit facility are also dependent on the borrowing base. At December 31, 1996, monthly principal reductions are $500,000. The borrowing base will be redetermined semi-annually on each October 1 and April 1 prior to February 1, 2002.

The proceeds were used primarily to pay the outstanding balances under a previous credit facility with Bank One
Texas, N.A. and fund development activities in the Louisiana
Gulf Coast area.

In February, 1997, the credit agreement was amended to reduce the interest rate to the prime rate plus 1/2% per annum, and establish a $2,500,000 development facility which can be drawn upon by the Company to develop properties. The development facility matures on March 1, 1998, and carries an interest rate of prime plus 2% per annum.

Under the credit agreement with Den norske, the Company is required to maintain certain financial ratios relating to debt coverage ratio, current ratio, tangible net worth, general and administrative expenses and quarterly interest ratio. At December 31, 1996, the Company was in compliance with the required financial covenants.

The Company has a working capital deficit of approximately $5.1 million at December 31, 1996. Based upon the Company's current reserve estimates, the Company believes its cash flow from operations will be sufficient to meet the required approximate $6.0 million current maturities due under the Den norske credit facility.

In July, 1995, in order to fulfill a loan commitment to Century, an aggregate of $400,000 was funded by the directors of the Company. These monies were paid to the Company in exchange for a $400,000 participation in the Century Note. Due to the fact that the Century Note was relinquished as a part of the Company's acquisition of the South Timbalier 148 properties (see Note 2), the Company and the directors simultaneously agreed to terminate the directors' participation in the Century Note. The Company remains liable to the directors for the outstanding balance at December 31, 1996, of $240,000 plus interest thereon at the rate of 22% per annum. Pursuant to the Termination of Participation Agreements entered into between the Company and the directors, payment of the balance is due in monthly installments of $12,352, beginning April 1, 1997, with the final payment due March 1, 1999.

In April, 1996, the Company entered into agreements with two individuals, one of whom is a director of the Company.
Under the agreements, the individuals each paid to the Company $250,000 in exchange for the right to participate on a pro rata basis in the Century Note. The agreement allowed the individuals to receive a combined payment of $500,000 plus interest at 22% from the Century Note repayment. The agreements assigned the payments from the portion of the Century Note which was not pledged to the Company's primary lender. The proceeds received by the Company under the agreements, which reduced the carrying value of the Century Note, were used to fund additional development activities in the Gulf Coast region. In July, 1996, the Century Note was canceled as part of the consideration paid by the Company to Century for the purchase of certain oil and gas properties (see Note 2). The Company and the individuals

                                                     (Continued)
simultaneously agreed to terminate the individuals' participation in the Century Note in exchange for the Company assuming the liability to repay $500,000 to the individuals plus interest thereon at the rate of 22% per annum. The Company has paid the non-affiliated individual in full. Pursuant to the Termination of Participation
Agreement entered into between the Company and the director, payment terms of the balance include $50,000 due and payable by March 10, 1997, and the remaining balance due in monthly installments of $10,293 beginning April 1, 1997, with the final payment due March 1, 1999.

Maturities of long-term debt as of December 31, 1996, are as follows:

            1997                        $6,513,283
            1998                         6,263,175
            1999                         6,073,502
            2000                         6,002,744
            2001                         1,083,000
                                        ----------

                                       $25,935,704
                                        ==========

(6)   CONVERTIBLE SECURITIES PRIVATE PLACEMENT

In 1996, the Company privately placed 4% convertible securities in the aggregate principal amount of $6,000,000 ($4,997,554 net of placement costs) with a required conversion of one year from date of issuance. The securities are convertible at the option of the holders into shares of common stock valued at the lesser of (1) the closing bid price of the common stock as reported on NASDAQ on the date of issuance of the security, or (2) 75% of the average closing bid prices of the common stock as reported on NASDAQ for the five trading days prior to the date of conversion (the Conversion Price). Securities that are not converted prior to their maturity dates automatically convert on their maturity dates. Interest accrues on the convertible securities until the Company receives notice of the conversion. If a security is not converted within five business days after the Company receives notice of the conversion, the Company is obligated to pay liquidated damages to the security holder for each $100,000 principal amount of securities sought to be converted in the amount of $100 for each of the first two days, $200 for each of the next two days, $300 for each of the next two days, $400 for each of the next two days, and $500 per day thereafter until the conversion shares are delivered. Prior to the receipt of a conversion notice, the Company has the right to redeem any security for a cash amount equal to 125% of the principal amount of the security, plus unpaid accrued interest, if the conversion price is below the closing bid price of the common stock as reported on NASDAQ on the date the security was issued. The closing bid prices when the securities were issued ranged from $3.00 to $3.50. Upon giving notice of its intention to redeem a security, the security holder's right to convert the security is suspended, but the Company must pay an additional 1% per month in cash on a pro rata basis until the full redemption price is paid. If the full redemption price is not paid within ten business days after the redemption notice is given, the security holder has the right to convert the security into shares of common stock. A security holder may fax a notice to the Company requiring the Company to declare, by faxed notice within twenty-four hours after receipt of the notice from the security holder, whether the Company intends to effect a redemption within the following five business days. If the Company does not respond during said twenty-four hour period, the Company is precluded from redeeming that security holder's securities during said five day period. The Company agreed to register the shares of common stock into which the securities are convertible within 120 days after demand is made by a security holder. As of March 1, 1997, securities totaling $2,273,483 have been converted into 1,038,946 shares of common stock.

In conjunction with the issuance of the convertible securities, the Company paid placement fees and related issuance costs of $1,002,446, inclusive of 173,724 restricted shares of common stock to World Capital Funding, Inc., Denver Colorado, or to persons designated by it, with piggy-back registration rights, in partial payment of the placement agent's fee, and issued five year options to World Capital Funding, Inc., or to persons designated by it, to purchase 100,000 shares of common stock at $4.50 per share.

The shares of common stock into which the securities are convertible, together with the placement fee shares to World
Capital Funding, Inc., or its designees, and the shares

                                                       (Continued)
underlying the options issued to World Capital Funding, Inc., or its designees, have been registered under an S-3
Registration Statement which was effective on January 23, 1997.

(7)   INDEPENDENT CONTRACTOR AGREEMENTS

      On November 27, 1996, the Company entered into a five year corporate relations agreement with Corporate Relations Group, Inc. ("CRG"), Winter Park, Florida, to assist the Company with its shareholder relations. As consideration for the agreement, the Company paid CRG $550,000 cash and granted CRG a one year option to purchase 100,000 shares of common stock for $3.00 per share, a two year option to purchase 100,000 shares of common stock for $3.60 per share, a three year option to purchase 100,000 shares of common stock for $4.20 per share, a five year option to purchase 100,000 shares of common stock for $4.80 per share, and a five year option to purchase 100,000 shares of common stock for $6.00 per share. The options have a fair value of approximately $1.27 per share which will be expensed over the term of the agreement.

      During 1995, the Company terminated consulting contracts with Corporate Communications Network, Inc. and Bridge Water Financial which resulted in a charge against income of $1,116,913 which represented the unamortized balance of the contracts.


(8)   CENTURY/SETTLE TRANSACTIONS

      On October 17, 1994, the Company entered into a letter agreement, as amended, with Settle Oil and Gas Company (Settle), a privately owned corporation involved in the development of lease blocks in the federal waters of the Gulf of Mexico offshore Louisiana (as discussed below, Settle was subsequently merged into Century as the result of Century's reorganization under Chapter 11 of the Bankruptcy
      Code). Under the agreement, the Company initially agreed to loan Settle $5,000,000 to fund Settle's working interest share of certain drilling and completion costs in an offshore lease block. On August 18, 1995, the loan was increased to $6,500,000. The loan bore interest at 22% payable quarterly and was secured by certain offshore properties. The Company had advanced $6,500,000 of the commitment at December 31, 1995. However, in order to fulfill its commitment, it was necessary for $400,000 to be funded by certain of the directors and officers of the Company pursuant to a Participation Agreement entered into by the parties. At the time the final installment on the commitment was due, the majority of the Company's resources were being directed towards its Gulf Coast development, thereby necessitating the Participation Agreement. The Participation Agreement granted the directors and officers the benefits of the underlying loan documents with Settle and, therefore, they participated proportionately in the costs, expenses and revenues generated from said loan. On July 3, 1996, the Company extinguished the loan as partial consideration for the acquisition of the properties securing the loan (see Note 2). The related $400,000 funded under the Participation Agreement has been assumed by the Company (see Note 5).

      The agreement also provides the Company with the right of first refusal to purchase and/or market Settle's natural gas which is not bound to currently existing contracts.

      Under a separate consulting agreement with Settle, the Company has provided restructuring advice and assistance in negotiations with creditors of Century, a company which was affiliated with Settle through common ownership and was preparing a reorganization plan under Title XI of the United States Bankruptcy Act. On July 21, 1995, the reorganization plan was approved by the Bankruptcy Court and resulted in the merger of Settle into Century. Any and all references to Settle subsequent to July 21, 1995, refer to the merged entity. The Company recognized $250,000 in other income for the year ended December 31, 1995 under the agreement.

      The Company has also negotiated directly with various creditors of Century. As a result of these negotiations, the Company was able to purchase various mechanics and materialmen lien claims totaling $1,537,482 for a cost of $806,872. In June, 1995, the Company sold these claims to an independent investment group for $1,100,000, resulting in a gain on sale of $339,201.

      The Company also purchased a $9,368,479 unsecured claim from a major creditor of Century for $1,250,000. In January, 1995, the Company sold to Settle $3,750,000 of the claim for $1,250,000, with these funds then being used by the Company to fund a portion of their $5,000,000 commitment to Settle. On March 16, 1995, Settle exercised its option to purchase

                                                        (Continued)
      the remainder of the receivables and assumed all obligations of the original purchase agreement for an additional $1,850,415, which represented $.3333 for each $1.00 of the remaining claim. As a result, the Company recognized a gain on sale of $1,850,415.

      In September, 1995, the Company bought out a production platform use agreement from Century Oil Company, which is owned by an individual who was an officer of the Company from January 1, 1996 through May 15, 1996, in the offshore Louisiana waters for $1,800,000 in connection with their joint development of an oil and gas lease block. The purchase was funded with proceeds from the Den norske credit facility. The individual is also 25% owner of Century, with whom the Company is jointly developing certain offshore and onshore properties in the Gulf Coast region.

      Under the letter agreement dated October 17, 1994, the Company had the right to acquire a 10% equity interest in Settle for $4,000,000 (the Settle Securities). Due to the fact that the Company was not in a position to acquire this equity interest, the Agreement was subsequently amended to permit a third party to acquire the Settle Securities. The funds used to effect the foregoing acquisition were borrowed by the third party from Prima Capital, LLC (Prima), a limited liability company of which an officer/director of the Company is a member. The third party is also a member of Prima and the principal stockholder of Southern Resources, Inc. Prima, in turn, borrowed the funds it used to provide the foregoing loan from a bank in Lexington, Kentucky. The Company has not guaranteed, nor is it obligated on, the Prima bank loan and the bank will look solely to Prima and its members for payments. In connection with this transaction, the Company entered into a Put Agreement with Prima, dated March 15, 1995, which provided that, in the event Prima obtained title to the Settle Securities, Prima had the right to require the Company to purchase the Settle Securities for $4,000,000 (the Prima
      Put) payable in cash and common stock.

      The Put Agreement with Prima was terminated in July, 1995, and a new agreement providing for the Company's ability to call the Settle Securities from the third party member of Prima for $4,000,000 has been substituted therefor (the Call Agreement). The Call Agreement also provides for non-refundable monthly installments of $31,250 (as originally required under the Prima Put) until such time as a total of $1,000,000 has been advanced under the Call Agreement (including payments previously made under the Prima Put). In the event the Company elects to call the Settle Securities, the advance payments shall be credited toward the purchase price. The Company's right to call the Settle Securities begins January 15, 1997, and ends December 31, 1997. Additionally, a $500,000 Certificate of Deposit held as collateral for Prima's loan was liquidated by the Company and the funds were advanced to Prima under the potential Call Agreement. Prima used the $500,000 to purchase shares of Series B Preferred Stock from a third party which it subsequently converted to common stock. In the event the Company exercises the Call Agreement, the $500,000 will be credited towards the purchase.

      On July 3, 1995, the Company made an unsecured working capital loan to Settle in the amount of $900,000. At December 31, 1996, the outstanding balance on the loan is $183,053. The loan bears interest at the rate of 10% per annum and is payable in 21 equal monthly installments of $46,894 commencing on July 31, 1995, and on the last day of each month thereafter until paid in full.

(9)   INVESTMENT IN UNCONSOLIDATED SUBSIDIARIES

      On December 30, 1994, the Company invested in the formation of a new Limited Liability Company (the LLC) whose purpose is to perform contract drilling services for the Company and third parties. The LLC was capitalized at $250,000 with the Company providing $110,000 for a 44% ownership. Century and certain of Century's officers and directors are also members of the LLC, with a combined ownership interest of 45%. Summary combined information of the investee company at December 31, 1996, follows (unaudited):

                                                             (Continued)
                                    F-17

            Current assets                     $1,287,000
            Current liabilities                   297,775
                                                ---------
                 Working capital                  989,225

            Property and equipment, net            13,536
            Other assets                            9,621
                                                ---------

                 Members' capital              $1,012,382
                                                =========

            Revenues                           $3,347,805
            Expenses                            3,099,425
                                                ---------

                 Net income                    $  248,380
                                                =========

      In 1995, the Company reduced its investment in a privately held insurance company which was being carried on the cost method at $869,000 to zero. The reduction was due to a continued deterioration of the financial position of the insurance company and was recognized as a charge against income in 1995.


(10)  UNEARNED REVENUE

      On May 22, 1996, the Company conveyed an approximate 2.2 billion cubic feet (bcf) volumetric production payment in Appalachian wells recently purchased from AKS through a facility sponsored by William Energy Services Company, a subsidiary of the Williams Companies, Inc. and structured by NationsBank. The Company received $4,300,000 ($4,147,300 after related costs), for the production payment, which has an anticipated six year term. Of the funds received, $2,500,000 was used to reduce the Company's credit facility with its primary lender. The Company used the remainder of the funds for working capital and further acquisition and development activities in the Gulf Coast region.

      As a result of the transaction, the Company has recorded unearned revenue which will be recognized as the required volumes are delivered under the production payment conveyance.

(11)  INCOME TAXES

      The provision for income taxes for the years ended December
      31, 1996 and 1995 is summarized as follows:

                                              1996           1995
                                              ----           ----
      Current tax expense (benefit):
        Federal                                   -        (45,087)
        State                              $ 25,659          8,400
                                            -------        -------
                                           $ 25,659        (36,687)
                                            =======        =======

      Deferred tax expense:
        Federal                            $537,591        161,760
        State                                75,690         18,240
                                            -------        -------
                                           $613,281        180,000
                                            =======        =======

      The Company's effective tax rate (41%) in 1996 is above the U.S. federal income tax rate of 34% because of state income taxes (net of federal benefit) of 4% and other of 3%.

      The Company's effective tax rate (35%) in 1995 is above the U.S. federal income tax rate of 34% because of state income taxes (net of federal benefit) (4%) and the increase in valuation allowance and other (3%).

                                                         (Continued)

      The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 1996, are presented as follows:

      Deferred tax assets:
         Net operating loss carryforwards     $2,587,142
         Severance pay                            56,917
         Basis differences in unconsolidated
           investee                               27,103
         Allowance for doubtful accounts          15,410
         Other                                    18,424
                                               ---------
          Total gross deferred tax
           assets                              2,704,996

      Less - Valuation allowance                (640,786)
                                               ---------
          Net deferred tax assets              2,064,210
                                               ---------


      Deferred tax liabilities:
        Basis differences in oil and
         gas properties                       $4,315,445
        Basis differences in property
         and equipment                           565,182
        Basis differences in notes
         payable                                 498,337
        Other                                        895
                                               ---------
         Deferred tax liabilities              5,379,859
                                               ---------

         Net deferred tax liability           $3,315,649
                                               =========

      Current deferred tax asset                 $16,319
                                                  ======

      Non-current deferred tax
       liability                              $3,331,968
                                               =========

      In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The Company has established a valuation allowance for such deferred tax assets to the extent such amounts are not likely to be utilized to offset existing deferred tax liabilities reversing in the same period.

      At December 31, 1996, the Company has approximately
      $6,143,000 and $8,309,000 of net operating loss (NOL) carryforwards available to offset future taxable income for federal and state purposes, respectively. The carryforwards expire from 1998 to 2011.

      The Tax Reform Act of 1986 significantly limits the amount of NOL available to offset future taxable income when a change of ownership occurs. Such a limitation of the NOL in a given year could prevent the Company from realizing the full benefit of the NOL within the 15 year statutory limit. The Company had one change in ownership prior to 1996. The Company believes that the limitations, if any, would not have a significant impact on the consolidated financial statements.

(12)  FINANCIAL INSTRUMENTS

      The following table presents the carrying amounts and estimated fair values of the Company's financial instruments at December 31, 1996. The Company has no derivative financial instruments. Financial Accounting Standards Board Statement No. 107, "Disclosures About Fair Value of Financial Instruments," defines the fair value of a financial instrument as the amount at which the instrument could be exchanged in a current transaction between willing parties.

                                            Carrying             Fair
                                             Amount              Value
                                             ------              -----

            Financial assets:
              Cash and cash equivalents    $  353,419            353,419
              Trade accounts receivable     6,587,206          6,587,206
              Related party receivables       195,630            195,630
              Notes receivable                685,629            685,629

                                                              (Continued)
                                    F-19

                                            Carrying             Fair
                                             Amount              Value
                                             ------              -----
            Financial liabilities:
              Trade accounts payable        4,588,194          4,588,194
              Related party payable             9,524              9,524
              Accrued expenses                975,004            975,004
              Long-term debt               25,935,704         25,995,015


      The carrying amounts shown in the table are included in the consolidated balance sheet under the indicated captions.

      The following methods and assumptions were used to estimate the fair value of each class of financial instruments:

            CASH AND CASH EQUIVALENTS, TRADE ACCOUNTS RECEIVABLE, RELATED PARTY RECEIVABLES, CURRENT INSTALLMENTS OF LONG-TERM DEBT, TRADE ACCOUNTS PAYABLE, RELATED PARTY PAYABLE AND ACCRUED EXPENSES: The carrying amounts approximate fair value because of the short maturity of those instruments.

            NOTES RECEIVABLE: The fair value is determined as the present value of expected cash flows discounted at the interest rate currently offered by the Company, which management believes approximates rates which would be offered by local lending institutions for loans of similar terms to companies with comparable credit risk.

            LONG-TERM DEBT: The fair value of the Company's long-term debt is estimated by discounting the future cash flows of each instrument at rates currently offered to the Company for similar debt instruments of comparable maturities by the Company's bankers.

(13)  COMMON STOCK PRIVATE PLACEMENT

      In June, 1996, the Company completed a private placement of $1,000,000 ($900,000 net of offering costs). The private placement consisted of 100 units, each unit consisting of 3,300 shares of common stock and one Class A Common Stock Purchase Warrant (Class A Warrant). Each Class A Warrant entitles the holder to purchase 1,650 shares of the Company's common stock at an exercise price of $4.00 per share. The Class A Warrants are immediately exercisable and expire October 8, 1999.

      In November, 1995, the Company completed a private placement of $1,235,000 ($1,128,236 net of offering costs). The private placement consisted of 41.17 units, each unit consisting of 10,000 shares of common stock and one 1995 Class A Warrant and one 1995 Class B Warrant. Each warrant entitles the holder to purchase 5,000 shares of the Company's common stock at $3.50 and $5.00 per share, respectively. The warrants expire in October, 1999. The Company has a call right on the 1995 Class A Warrants and the 1995 Class B Warrants at share prices of $5.50 and $7.00, respectively.

      In 1996, the Company filed a Registration Statement, effective in October, 1996, which registered the shares of common stock sold in the private placement and the shares of common stock for which the Class A Warrants and the 1995 Class A Warrants and 1995 Class B Warrants may be exercised.


(14)  STOCKHOLDERS' EQUITY

      The Company has authorized one million (1,000,000) shares of Series 1993 Preferred Stock and two million (2,000,000) shares of Series Preferred Stock subject to designation by the Board of Directors:

                                                           (Continued)

            Series 1993 Preferred Stock is convertible into one share of common stock with a liquidation preference of $12 per share. Dividends are payable semiannually at the rate of 8% per share based upon the total number of shares outstanding. Outstanding at December 31, 1996 are 268,851 shares.

            Series B Preferred Stock, designated by the Board of directors, is convertible into common stock based on a conversion factor of $10.00 divided by 73% of the common stock's closing bid price on the conversion date. The Series B Preferred Stock has a liquidation preference of $10.00 per share, but is junior to the Series 1993 Preferred Stock. Dividends are payable quarterly at the rate of 6% in cash or common stock, at the Company's option. There are 1,000,000 shares authorized and zero shares outstanding at December 31, 1996.

      The Company paid dividends on the Series 1993 Preferred Stock and Series B Preferred Stock through the issuance of 27,535 and 95,308 shares of common stock in 1996 and 1995, respectively. Also during 1996, the Company purchased and retired 58,059 shares of Series B Preferred Stock at $13.70 per share and allowed the holders of 21,676 Series B Preferred Stock to convert the shares into 75,410 shares of common stock.

      On January 15, 1997, the Board of Directors declared dividends payable in common stock on January 22, 1997, to holders of the Series 1993 Preferred Stock totaling 10,754 shares.

      The Company has registered on a Form S-8 registration statement, as amended, 650,000 shares of common stock to be issued pursuant to its 1994 Employee Stock Compensation Plan
      (ESC). The ESC provides for stock compensation through the award of the Company's common stock to persons whose experience, ability and services are considered valuable.
      At December 31, 1996, 271,000 shares have been issued under the ESC at prices ranging from $2.81 to $8.00 per share.

      The Company has reserved and registered under a Form S-8 registration statement 2,000,000 shares of common stock to be issued pursuant to a 1994 Compensatory Stock Option Plan
      (CSO). The CSO is a nonstatutory stock option plan intended as an employment incentive to aid in attracting and retaining in the employ or service of the Company persons of experience and ability and whose services are considered valuable.

      The Company applies APB Opinion 25 in accounting for the CSO and non-plan options. Accordingly, no compensation cost has been recognized for the CSO and non-plan options granted in 1996 or 1995. Had compensation cost been determined on the basis of fair value pursuant to FASB 123, net income and earnings per share would have been reduced as follows:

                                                 1996           1995
                                                 ----           ----
           NET INCOME
           ----------
             As reported                       $911,755        266,153
                                               ========        =======
             Proforma                          $464,427    ($2,467,170)
                                                =======    ===========
           PRIMARY EARNINGS PER SHARE
           --------------------------
             As reported                          $0.13             --
                                                   ====             ==
             Proforma                             $0.06         ($0.68)
                                                   ====           ====
           FULLY DILUTED EARNINGS PER SHARE
           --------------------------------
             As reported                          $0.12             --
                                                   ====             ==
             Proforma                             $0.06             --
                                                   ====             ==

      The proforma deficit of approximately $2.5 million in 1995 results primarily from the grant of 2,349,306 CSO and non-plan options, all of which were 100% vested as of the date of grant.

      The fair value of each option granted is estimated on the grant date using the Black-Scholes option-pricing model with the following weighted average assumptions:

                                               1996       1995
                                               ----       ----
           Dividend yield                       --         --
           Risk-free interest rate             5.73%      6.0%
           Expected life                       4 YRS.     5 YRS.
           Expected volatility                 69.47%     69.47%


                                                      (Continued)

      A summary of the status of CSO and non-plan options granted to employees, consultants, officers and directors for the purchase of the Company's common stock follows:

                                    CSO                    Non-Plan
                                    ---                    --------

                                       Weighted                    Weighted
                            Number      Average       Number        Average
                              of       Exercise         of         Exercise
                            Shares       Price        Shares         Price
                            ------       -----        ------         -----

Balance, December 31,
  1995                    1,484,410      $5.42       1,226,320       $3.78

  Granted                   498,500       4.50         600,000        4.35
  Exercised                       -          -               -           -
  Terminated                (39,000)     (6.45)       (400,000)      (3.38)
                          ---------      -----       ---------       -----

Balance, December 31,
  1996                    1,943,910      $5.16       1,426,320       $4.14
                          =========      =====       =========       =====

Weighted average fair
value of options granted
during 1996                          $1.66 per share
                                      ====

At December 31, 1996, 1,778,243 CSO options and all non-plan options were fully vested. The 165,667 remaining CSO options will vest over the next two years.


                                    CSO                    Non-Plan
                                    ---                    --------
                                       Weighted                   Weighted
                            Number      Average     Number         Average
                              of       Exercise       of          Exercise
                            Shares       Price      Shares          Price
                            ------       -----      ------          -----

Balance, December 31,
  1994                      877,014      $6.68             -            -

  Granted                 1,122,986       5.05     1,226,320        $3.78
  Exercised                       -          -             -            -
  Terminated               (515,590)     (6.75)            -            -
                          ---------      -----     ---------         ----

Balance, December 31,
  1995                    1,484,410      $5.42     1,226,320        $3.78
                          =========       ====     =========         ====

Weighted average fair
value of options granted
during 1995                          $2.32 per share
                                     =====

The following is a summary of the status of CSO and non-plan options outstanding at December 31, 1996:

                            Outstanding Options            Exercisable Options
                    --------------------------------       --------------------
                               Weighted     Weighted                   Weighted
                                Average     Average                    Average
 Exercise                      Remaining    Exercise                   Exercise
Price Range         Number       Life        Price         Number        Price
-----------         ------       ----        -----         ------        -----

$3.00 - $3.60       760,319       3.0        $3.31         760,319       $3.31
$4.00 - $4.80     1,592,487       3.9         4.28       1,426,820        4.26
$6.00 - $8.00     1,017,424       7.3         6.48       1,017,424        6.48

At December 31, 1996, the Company has reserved 1,464,097 shares of common stock which are issuable upon the exercise of the following warrants:

      At December 31, 1996, the Company has outstanding 1,049,720 common stock warrants issued in connection with the Company's merger with SOE. Four warrants convert to one share of common stock. On February 2, 1995, the Board of Directors approved a resolution to reduce the exercise price of the warrants to $1.625, or $6.50 per share, in order to give effect to the Company's 1-for-4 reverse stock split effected in September, 1994. The warrants, which previously


                                                       (Continued)
      expired on April 24, 1996, have been extended to April 24, 1997, by the Board of Directors.

      In connection with a common stock private placement closed in 1995, the Company has issued 41.17 Class A Warrants and
      41.17 Class B Warrants. Each Class A and Class B Warrant is convertible to 5,000 shares of common stock. The Class A Warrants have exercise prices of $3.50 and $5.00 per share, respectively. The Warrants are exercisable for thirty-six months, commencing October 8, 1997. The Company has a call right on the Class A and Class B Warrants at a share price of $5.50 and $7.00, respectively.

      The Company has outstanding 400,000 common stock warrants issued in connection with various consulting agreements. Each Warrant is convertible into one share of common stock at exercise prices from $3.00 to $3.50 per share. The warrants expire in June, 1998.

      In connection with a common stock private placement closed in 1996, the Company issued 100 1996 Class A Warrants. Each 1996 Class A Warrant is convertible to 1,650 shares of common stock. The 1996 class A Warrants are exercisable through October 8, 1999, and have an exercise price of $4.00 per share.

      In connection with the purchase of certain gas properties from AKS (see Note 2), the Company issued 225,000 warrants to purchase 225,000 shares of common stock. The warrants have an exercise price of $5.00 per share and expire on December 31, 1998.

The weighted average price of the 1,464,097 shares of common stock reserved upon exercise of all outstanding warrants is $4.40.

On January 2, 1996, the Company entered into a stock purchase agreement, as amended, with the holders of the outstanding Series B Preferred Stock. Under the agreement, the Company or its assignee had the obligation to purchase the remaining outstanding Series B Preferred Stock at $13.70 per share. Payment terms under the agreement were as follows:

            Due                   Number
            Date                  Of Shares              Amount
            ----                  ---------              ------

       January 2, 1996              18,248              $ 250,000
       January 15, 1996             18,248                250,000
       February 10, 1996             3,650                 50,000
       February 29, 1996            54,409                745,400
       March 31, 1996               47,445                650,000

      The share commitments through January 15, 1996, were purchased by individuals who are not associated or affiliated with the Company or any of the Company's directors or executive officers, and the February 10 and 29, 1996, share commitments were purchased by the Company, primarily with funds obtained under its credit facility with Den norske. Upon purchase, the Board of Directors retired 58,059 shares of Series B Preferred Stock.

      The share commitment due March 31, 1996, was amended to allow the holders of the Series B Preferred Stock to convert 25,679 shares of the Series B Preferred Stock into 100,000 shares of common stock. The remaining commitment of 21,676 shares of Series B Preferred Stock for $296,932 was extended by mutual consent to April 30, 1996. The Company subsequently allowed the holders of the Series B Preferred Stock to convert the remaining 21,676 shares of Series B Preferred Stock into 75,410 shares of common stock.

(15)  RELATED PARTY TRANSACTIONS

      Significant related party transactions which are not disclosed elsewhere in these consolidated financial statements are discussed in the following paragraphs (see
      Notes 5, 8, 14, 15, and 19).

      In both 1996 and 1995, the Company, pursuant to the terms of an employment and stock option agreement, has paid or accrued compensation to the Company's Chairman of $60,000.
      The Chairman has been assisting management in various financing transactions.


                                                    (Continued)
                                    F-23

      The Company paid or accrued fees of approximately $68,000 during 1995 to a company owned by a former officer/director of the Company for legal and administrative services.

      The Company has billed $15,000 during 1995 for financial consulting services to a company in which an officer/director of the Company is a principal.

      In 1996, the Company paid $276,500 to purchase gas from a company owned 20% by a director of the Company, which participated as a joint venture partner in drilling various wells in the Appalachian area.

      The Company has paid or accrued interest of approximately $21,500 and $31,000 during 1996 and 1995, respectively, related to advances and notes payable from Southern Gas Holding Co., Inc. (Holding), a company primarily owned by two officers/directors of the Company. At December 31, 1996, the Company has made advances to Holding totaling $163,728 which the principals of Holding intend to secure with shares of Company stock as it becomes available.

      In 1995, the Company purchased a pipeline in the Gausdale
      Field for $400,000 from Holding. The price was determined based upon future estimated cash flows from transportation fees discounted at 10%.

      In March, 1995, in order to meet a corporate commitment, the Company borrowed monies from an officer/director and a director of the Company totaling $500,000. The funds bore interest at the rate of 10% per annum and were due in full in July, 1996. The note was secured by gas properties, and the individuals had the option to convert their note to a working interest position in wells to be drilled offshore Louisiana. In July, 1995, the related parties' converted their note to a 13.75% working interest in two wells. Pursuant to an agreement between the parties, the Company had the right to repurchase the working interest position on or before September 30, 1995. The Company exercised the right, as amended, to repurchase the working interest position for $750,000 plus a 3.875% overriding royalty interest prior to September 30, 1995.

      In 1996, the Company purchased the overriding royalty interest in the Ship Shoal B-3 well from the officer/director of the Company for $125,000.

(16)  LEASES

      Future minimum rental payments for operating leases with noncancelable lease terms in excess of one year are as follows:

              Years ending
              December 31,
              ------------

                  1997                        $37,800
                  1998                          6,300
                                               ------

                                              $44,100
                                               ======

      The Company rents equipment and office space under various operating leases. Rental expense for the years ended December 31, 1996 and 1995, was approximately $61,200 and $106,900, respectively. Included in both 1996 and 1995 is $37,800 paid to an officer/director of the Company related to office space rental. The lease agreement is effective through February 28, 1998 at a monthly rate of $3,150.

(17)  DEFINED CONTRIBUTION PLAN

      The Company maintains a Defined Contribution Plan (the Plan) for all full-time employees of the Subsidiary. Employees are entitled to make contributions based on their percentage of compensation. The Company provides a matching contribution up to 5% of each employee's compensation. For the years ended December 31, 1996 and 1995, approximately $32,500 and $26,100, respectively, were recognized as a general and administrative expense for contributions to the Plan.

                                                               (Continued)

(18)  SIGNIFICANT CUSTOMER CONCENTRATION

      The Company's primary market areas are the State of Kentucky and the Gulf Coast region, primarily Louisiana. For the years ended December 31, 1996 and 1995, most of the Company's gas sales are on credit to major industrial or local distributing companies. Trade receivables are not generally collateralized; however, the Company's customers' historical and future credit positions are thoroughly analyzed prior to extending credit. In certain instances, the Company will require a letter of credit.

      Approximately 31% and 36% of the Company's gas sales in 1996 and 1995, respectively, are subject to fixed pricing contracts, while the remainder are based on spot prices. The Company presently uses its marketing operations to provide gas supplies to customers solely to meet delivery requirements when internal production will not suffice. The Company provides gas supplies to industrial end users and local distributing companies primarily for commercial use.

      Marketing revenues from major customers are summarized below:

                             1996                        1995
                             ----                        ----
                       $            %                $           %
                       -            -                -           -

Company A         15,650,000        69           6,393,000       37
Company B          2,543,000        11           2,464,000       14

(19)  COMMITMENTS AND CONTINGENCIES

      In December, 1995, the Company entered into a severance agreement with its former President and Chief Executive Officer who resigned effective December 31, 1995. Under the agreement, the executive was paid $85,000 and will receive the sum of $10,000 per month through March 31, 1998. In return, the executive surrendered 515,590 CSO common stock options under a Severance Plan which had exercise prices between $6.00 and $8.00 per share and expired between March 18, 2003, and February 1, 2005. In return, the executive received 643,987 common stock options at an exercise price of $4.00 per share and which expire on November 29, 2000. He also retains 46,203 CSO common stock options immediately exercisable, previously issued to him, at $3.50 per share which expire on October 11, 2002. The Company also agreed to provide for payment of an office lease through October, 1996, and assigned a 1% gross overriding royalty interest in certain oil and gas properties. As a result of the agreement, the Company has recognized a charge against income of $371,346 in 1995 and has an accrued severance liability at December 31, 1996, of $142,293 based on an 8% discount factor.

      In the normal course of business, the Company enters into short-term supply and purchase agreements. These agreements can stipulate either a fixed contract price or a floating price based on spot prices. Management attempts to schedule deliveries to mitigate any possible adverse effects of changing prices; however, gas prices are susceptible to change due to industry supply and demand positions.

                   AMERICAN RESOURCES OF DELAWARE, INC.
                   ------------------------------------
                                AND SUBSIDIARY
                                --------------

               OIL AND GAS PRODUCING ACTIVITIES (UNAUDITED)
               --------------------------------------------

              FOR THE YEARS ENDED DECEMBER 31, 1996 AND 1995
              ----------------------------------------------


The following supplemental information regarding oil and gas activities of the company is presented pursuant to the disclosure requirements promulgated by the Securities and Exchange Commission
(SEC) and Statement of Financial Accounting Standards No. 69 (SFAS No. 69), "Disclosures About Oil and Gas Producing Activities."

                                                     1996             1995
                                                     ----             ----
CAPITALIZED COSTS RELATING TO OIL AND
 GAS PRODUCING ACTIVITIES:
  Proved undeveloped oil and gas properties      $ 4,193,257         2,932,552
  Proved oil and gas properties                   38,257,168        17,104,875
  Unproved oil and gas properties                  5,686,334         2,760,834
  Other                                                    -         1,000,000
  Support equipment and facilities                 8,061,570         7,802,245
                                                  ----------        ----------
                                                  56,198,329        31,600,506

  Less accumulated depreciation, depletion,
   amortization, and impairment                   (5,703,885)       (2,838,928)
                                                  ----------        ----------

     Net capitalized costs                       $50,494,444        28,761,578
                                                  ==========        ==========

COSTS INCURRED IN OIL AND GAS PRODUCING
 PROPERTY ACQUISITION, EXPLORATION AND
 DEVELOPMENT ACTIVITIES:
  Property acquisition costs:
    Proved                                       $18,439,652         1,030,500
    Unproved                                       2,925,500         2,760,834
  Exploration costs                                        -           341,334
  Development costs                                3,314,867         1,746,807
                                                  ----------        ----------

                                                 $24,680,019         5,879,475
                                                  ==========        ==========

RESULTS OF OPERATIONS FOR OIL AND GAS ACTIVITIES:
  Oil and gas sales                               $8,540,569         3,198,987
  Gain (loss) on sale of gas properties             (153,000)           91,000
  Production costs                                (1,402,389)         (765,285)
  Depreciation, depletion, and amortization       (2,431,633)         (881,085)
                                                  ----------        ----------

     Results of operations for oil and gas
      producing activities                        $4,553,547         1,643,617
                                                   =========         =========

RESERVE QUANTITY INFORMATION FOR THE YEAR ENDED DECEMBER 31, 1996
AND 1995:

The following estimates of proved developed and proved undeveloped reserve quantities, and related standardized measure of discounted net cash flow, are estimates only and have been provided by Richard M. Russell & Associates, Inc. (Kentucky/Appalachian region properties); Netherland, Sewell & Associates, Inc. (Gulf Coast region properties); and McConnell Consulting, Inc. (Michigan properties), independent engineering consulting firms. The amounts do not purport to reflect realizable values or fair market values of the Company's reserves. The Company emphasizes that reserve estimates are inherently imprecise and that estimates of new discoveries are more imprecise than those of currently producing oil and gas properties. Accordingly, these estimates are expected to change as future information becomes available. All of the Company's reserves are located in the United States, and primarily in the State of Kentucky and the Gulf Coast Region offshore Louisiana.


                                                            (Continued)

                    AMERICAN RESOURCES OF DELAWARE, INC.
                    ------------------------------------
                               AND SUBSIDIARY
                               --------------

                OIL AND GAS PRODUCING ACTIVITIES (UNAUDITED)
                --------------------------------------------

               FOR THE YEARS ENDED DECEMBER 31, 1996 AND 1995
               ----------------------------------------------


The success of future development efforts and the amount, timing and costs thereof may significantly increase or decrease the Company's total unproved and proved developed reserve volumes, the "Standardized Measure of Discounted Future Net Flows," and the components and changes therein.

Proved reserves are estimated reserves of crude oil (including condensate and natural gas liquids), and natural gas that geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions. Proved developed reserves are those expected to be recovered through existing wells, equipment, and operating methods. Gas volumes are expressed in thousands of cubic feet and oil reserves in barrels.

                                     1996                       1995
                                     ----                       ----
                               Oil         Gas            Oil          Gas
                               ---         ---            ---          ---
Proved developed and undeveloped
 reserves:
  Beginning of year          756,383    24,741,330             -    22,845,597
  Revisions of previous
   estimated                 (45,694)   (2,346,294)            -     1,419,239
  Purchases of minerals
   in place                  691,712    18,373,382             -       101,893
  Extensions and discoveries       -             -       857,899     1,447,916
  Production                (200,189)   (1,829,503)     (101,516)     (761,175)
  Sales and transfers of
   minerals in place               -    (3,246,204)            -      (312,140)
                            --------    ----------       -------    ----------

Total proved reserves      1,202,212    35,692,711       756,383    24,741,330
                           =========    ==========       =======    ==========

Proved developed reserves:

  Beginning of year          756,383    19,702,503             -    17,379,370

  End of year                909,194    29,033,203       756,383    19,702,503
                             =======    ==========       =======    ==========

STANDARDIZED MEASURE OF DISCOUNTED FUTURE NET CASH FLOWS AND
CHANGES THEREIN RELATING TO PROVED OIL AND GAS RESERVES AS OF
DECEMBER 31, 1996 AND 1995:

The standardized measure of discounted future net cash flows is computed by applying year-end prices of oil and gas (with consideration of price changes only to the extent provided by contractual arrangements) to the estimated future production of proved gas reserves, less estimated future expenditures (based on year-end costs) to be incurred in developing and producing the proved reserves, less estimated future income tax expenses (based on year-end statutory tax rates, with consideration of future tax rates already legislated) to be incurred on pre-tax net cash flows less tax basis of the properties and available credits, and assuming continuation of existing economic conditions. The estimated future net cash flows less are then discounted using a rate of 10% a year to reflect the estimated timing of the future cash flows.

The average crude oil price at year-end 1996 used for this calculation was $24.29 per barrel. The average natural gas price used was $3.72 for Gulf Coast, $2.17 for Kentucky region and $2.75 for Michigan. In general, oil and natural gas prices declined in early 1997.

At December 31, 1996 and 1995, the Company's future discounted net cash flow from proved reserves was located as follows:


                                                      (Continued)

                    AMERICAN RESOURCES OF DELAWARE, INC.
                    ------------------------------------
                               AND SUBSIDIARY
                               --------------

                OIL AND GAS PRODUCING ACTIVITIES (UNAUDITED)
                --------------------------------------------

               FOR THE YEARS ENDED DECEMBER 31, 1996 AND 1995
               ----------------------------------------------

                        KENTUCKY       GULF COAST     MICHIGAN       TOTAL
                        --------       ----------     --------       -----

  1996                 $16,972,496     41,678,600     1,298,910     $59,950,006
                       ===========     ==========     =========     ===========

  1995                 $17,327,392     10,728,200     1,392,500     $29,448,092
                       ===========     ==========     =========     ===========

At December 31, 1996, the South Timbalier 148 Field accounted for approximately 74% of the Company's future net cash flows in the Gulf Coast region. At December 31, 1996 and 1995, the Gausdale Field accounted for approximately 49% and 83% of the Company's future net cash flows from the Kentucky region.

                                             1996              1995
                                             ----              ----
Standard measure of discounted future
 net cash flows at December 31:
  Future cash inflows                     $124,117,714      67,476,132
  Future production costs                  (16,015,402)     (8,612,212)
  Future development costs                  (8,893,219)     (2,473,326)
  Future taxes                              (2,501,238)     (2,408,364)
                                           -----------      ----------
                                            96,707,855      53,982,230

Future net cash flows, 10% annual discount
 for estimated timing of cash flows        (36,757,849)    (24,534,138)
                                           -----------     -----------

     Standardized measure of discounted
      future net cash flows relating to
      proved gas reserves                 $ 59,950,006      29,448,092
                                           ===========      ==========

The following reconciles the change in the standardized measure of discounted future net cash flows during the years 1996 and 1995:

                                               1996            1995
                                               ----            ----

Beginning of year                          $29,448,092      15,968,977
Sales of gas produced, net of
  production costs                          (7,138,180)     (2,433,702)
Net changes in prices and
  production costs                           4,933,466        (110,565)
Extensions and discoveries                           -      11,659,628
Revisions of previous quantity
  estimates                                 (2,659,980)      1,418,562
Change from purchases of
  minerals in place                         36,340,737          93,226
Change from sale and transfers
  of minerals in place                      (2,361,900)       (323,019)
Changes in future taxes                         42,210         347,171
Accretion of discount                        2,655,425       1,596,898
Changes in timing and other                 (1,309,864)      1,230,916
                                            ----------      ----------

     End of year                           $59,950,006      29,448,092
                                            ==========      ==========

The change from purchases of minerals in place reflects the Company's acquisition of the South Timbalier 148 lease block located offshore Louisiana and the acquisition of various fields located in Kentucky from AKS.

The increase in extensions and discoveries for 1995 primarily reflects the Company's successful completion and development of wells in the Ship Shoal lease located in the Gulf Coast region.